Exhibit 2.1

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

DEVON ENERGY PRODUCTION COMPANY, L.P.

AS SELLER,

AND

BKV BARNETT, LLC

AS BUYER,

EXECUTED ON DECEMBER 17, 2019

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1
Article II PURCHASE AND SALE		2
2.1	Purchase and Sale	2
2.2	Excluded Assets and Other Matters	6
2.3	Revenues and Expenses	6
Article III PURCHASE PRICE		7
3.1	Purchase Price	7
3.2	Deposit	8
3.3	Adjustment to Purchase Price	8
3.4	Adjustment Methodology	10
3.5	Preliminary Settlement Statement	10
3.6	Final Settlement Statement	10
3.7	Disputes	12
3.8	Allocated Values	12
3.9	Withholding	13
Article IV ACCESS / DISCLAIMERS		13
4.1	Access	13
4.2	Confidentiality	15
4.3	Disclaimers	15
Article V TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		17
5.1	General Disclaimer of Title Warranties and Representations	17
5.2	Special Warranty	17
5.3	Notice of Title Defects; Defect Adjustments	18
5.4	Casualty or Condemnation Loss	24
5.5	Preferential Purchase Rights and Consents to Assign	25
Article VI ENVIRONMENTAL MATTERS		29
6.1	Environmental Defects	29
6.2	NORM, Asbestos, Wastes and Other Substances	33
Article VII REPRESENTATIONS AND WARRANTIES OF SELLER		33
7.1	Organization, Existence and Qualification	33
7.2	Authorization, Approval and Enforceability	33
7.3	No Conflicts	34

i

7.4	Consents	34
7.5	Bankruptcy	34
7.6	Litigation	34
7.7	Material Contracts	35
7.8	No Violation of Laws	37
7.9	Preferential Rights	37
7.10	Imbalances	37
7.11	Current Commitments	37
7.12	Taxes	37
7.13	Brokers’ Fees	38
7.14	Ownership of Water Disposal JV Interests	38
7.15	Capitalization of the Tarrant Salt Water Disposal Joint Venture	38
7.16	Payment of Burdens	39
7.17	Payout Balances	39
7.18	Environmental Matters	39
7.19	Liens and Encumbrances; Status of the Leases and Units	39
7.20	Take-or-Pay or Bonus Payments; Non-Consent Elections	40
7.21	Receipt of Revenues	40
7.22	Suspense Funds	40
7.23	Credit Support	40
7.24	Plugging and Abandonment; Wells; Access Rights	40
7.25	Carried Obligations	41
7.26	Areas of Mutual Interest	41
7.27	Oil and Gas Operations	41
7.28	Additional Drilling Obligations	41
7.29	Permits	41
7.30	Payment of Expenses	41
7.31	Gathering Assets	42
7.32	ROW Instruments	42
7.33	Affiliate Contracts and Arrangements	42
Article VIII REPRESENTATIONS AND WARRANTIES OF BUYER		43
8.1	Organization, Existence and Qualification	43
8.2	Authorization, Approval and Enforceability	43
8.3	No Conflicts	43
8.4	Consents	43
8.5	Insolvency	43

8.6	Litigation	43
8.7	Regulatory	44
8.8	Financing	44
8.9	Independent Evaluation	44
8.10	Brokers’ Fees	44
8.11	Accredited Investor	44
8.12	Sanctions	45
Article IX CERTAIN AGREEMENTS		45
9.1	Conduct of Business	45
9.2	Successor Operator	47
9.3	Governmental Bonds and Guarantees	47
9.4	Record Retention	48
9.5	Amendment of Schedules	48
9.6	Employees	49
9.7	Information Technology	50
9.8	Suspense Funds	50
9.9	FCC Licenses	50
9.10	Regulatory Matters	51
9.11	Settlement Agreements	52
9.12	Reserved	52
9.13	NAESB Base Contracts	52
9.14	Other Working Interest Owner Interests	52
9.15	Financial Cooperation	52
Article X BUYER’S CONDITIONS TO CLOSING		54
10.1	Representations	54
10.2	Performance	54
10.3	No Legal Proceedings	54
10.4	Title Defects; Environmental Defects; Required Consents; Preferential Purchase Rights; Casualty Losses; Other Excluded Conveyed Interests	54
10.5	Closing Deliverables	55
10.6	Regulatory Approvals	55
Article XI SELLER’S CONDITIONS TO CLOSING		55
11.1	Representations	55
11.2	Performance	55
11.3	No Legal Proceedings	55
11.4	Title Defects; Environmental Defects; Required Consents; Preferential Purchase Rights; Casualty Losses; Other Excluded Conveyed Interests	55

11.5	Closing Deliverables	56
11.6	Regulatory Approvals	56
Article XII CLOSING		56
12.1	Date of Closing	56
12.2	Place of Closing	56
12.3	Closing Obligations	56
12.4	Records	58
Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		58
13.1	Assumption by Buyer; Specified Obligations	58
13.2	Indemnities of Seller	59
13.3	Indemnities of Buyer	59
13.4	Limitation on Liability	59
13.5	Express Negligence	60
13.6	Exclusive Remedy	60
13.7	Indemnification Procedures	61
13.8	Survival	62
13.9	Non-Compensatory Damages	62
13.10	Waiver of Right to Rescission	63
13.11	Treatment of Indemnification Payments	63
13.12	Disclaimer of Application of Anti-Indemnity Statutes	63
Article XIV TERMINATION, DEFAULT AND REMEDIES		63
14.1	Right of Termination	63
14.2	Effect of Termination	64
14.3	Return of Documentation and Confidentiality	65
Article XV MISCELLANEOUS		66
15.1	Appendices, Exhibits and Schedules	66
15.2	Expenses and Taxes	66
15.3	Assignment	68
15.4	Preparation of Agreement	68
15.5	Publicity	68
15.6	Notices	69
15.7	Further Cooperation	70
15.8	Filings, Notices and Certain Governmental Approvals	70
15.9	Entire Agreement; Conflicts	71
15.10	Parties in Interest	71
15.11	Successors and Permitted Assigns	71

15.12	Amendment	71
15.13	Waiver; Rights Cumulative	71
15.14	Governing Law; Dispute Resolution; Jury Waiver	72
15.15	Severability	72
15.16	Removal of Name	72
15.17	Counterparts	72
15.18	Like-Kind Exchange	73
15.19	Specific Performance	73
15.20	Liability Matters	73
15.21	Reliance	73
15.22	Confidentiality	74
15.23	Exclusivity	74

v

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	—	Definitions

Exhibits
Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C-1	—	Fee Minerals
Exhibit C-2	—	Non-Cost Bearing Interests
Exhibit C-3	—	Fee Mineral Leases and Non-Cost Bearing Interest Leases
Exhibit D	—	Other Wells
Exhibit E-1	—	Surface Fee Interests
Exhibit E-2	—	DGS Surface Fee Interests
Exhibit F-1	—	Pipeline Systems
Exhibit F-2	—	SWGP Pipeline Systems
Exhibit G-1	—	Rights-of-Way
Exhibit G-2	—	SWGP Rights-of-Way
Exhibit G-3	—	DEC Rights-of-Way
Exhibit H-1	—	SCADA and Other Personal Property
Exhibit H-2	—	Vehicles and Trailers
Exhibit I	—	Transferred Cores
Exhibit J	—	Form of Gas Gathering, Processing and Purchase Contract
Exhibit K	—	Form of GoForth Gas Gathering Agreement
Exhibit L-1	—	Form of DEPCO Assignment
Exhibit L-2	—	Form of Assignment of Water Disposal JV Interests
Exhibit L-3	—	Form of DEC Assignment and Bill of Sale
Exhibit L-4	—	Form of SWGP Assignment and Bill of Sale
Exhibit L-5	—	Form of DGS Assignment and Bill of Sale
Exhibit M	—	Form of Mineral Deed
Exhibit N-1	—	Form of DGS Surface Deed
Exhibit N-2	—	Form of Surface Deed
Exhibit O-1	—	Form of License Agreement
Exhibit O-2	—	Proprietary G&G
Exhibit P	—	Form of Escrow Agreement
Exhibit Q	—	Excluded Assets and Other Matters
Exhibit R	—	Excluded Wells
Exhibit S	—	Barnett Formation
Exhibit T	—	FCC Licenses
Exhibit U	—	Form of Transition Services Agreement

Schedules
Schedule 2.1(e)	—	Hydrocarbons in Storage
Schedule 2.1(p)	—	Excluded Personal and Other Property
Schedule 2.3	—	Designated Wells
Schedule 2.3(a)	—	Approved AFEs
Schedule 3.3(a)(ii)	—	Applicable Contract Pre-Payments
Schedule 3.3(a)(iii)	—	Designated Well Costs
Schedule 3.3(a)(viii)	—	Seller’s Accounts Receivable
Schedule 5.5	—	Certain Preferential Purchase Rights
Schedule 5.5(b)(iii)	—	Ordinary Transfer Fees

Schedule 7.4	—	Seller Consents
Schedule 7.6	—	Litigation
Schedule 7.7	—	Material Contracts
Schedule 7.7-(i)	—	Material Contract Matters
Schedule 7.7-(ii)	—	Applicable Contract Matters
Schedule 7.7(d)	—	Restrictions on Surface Use
Schedule 7.8	—	Violation of Laws
Schedule 7.9	—	Preferential Rights
Schedule 7.10	—	Imbalances
Schedule 7.11	—	Current Commitments
Schedule 7.12	—	Asset Taxes
Schedule 7.15(b)	—	Water Disposal JV Interests – Other Rights
Schedule 7.16	—	Payment of Burdens
Schedule 7.17	—	Payout Balances
Schedule 7.18	—	Environmental Matters
Schedule 7.20	—	Non-Consent Elections
Schedule 7.21	—	Receipt of Revenues
Schedule 7.22	—	Suspense Funds
Schedule 7.23	—	Credit Support
Schedule 7.24	—	Plugging and Abandonment; Wells
Schedule 7.28	—	Additional Drilling Obligations
Schedule 7.29	—	Permits
Schedule 7.30	—	Payment of Expenses
Schedule 7.31	—	Gathering Assets
Schedule 7.33	—	Affiliate Contracts and Arrangements
Schedule 9.1	—	Conduct of Business
Schedule 9.3(a)	—	Governmental Bonds
Schedule 9.6	—	Employees
Schedule 9.11	—	Settlement Agreements
Schedule 9.13	—	NAESB Base Contracts
Schedule 9.14	—	Allocated Other Working Interest Owner Amount
Schedule 13.1(b)	—	Specified Obligations
Schedule 13.8	—	Survival
Schedule ABEC	—	Approved Buyer Environmental Consultants
Schedule DT	—	Defensible Title
Schedule I-1	—	Lease Expirations
Schedule I-2	—	Additional Allocated Value Assets
Schedule I-3	—	Water Disposal JV Interests Allocated Value
Schedule OWIO	—	Other Working Interest Owner
Schedule PE	—	Additional Permitted Encumbrances
Schedule TB	—	Title Benefit

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 17th day of December, 2019 (the “Execution Date”), between Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Seller”), and BKV Barnett, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

Recitals

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of the Conveyed Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1            Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms in Appendix I, unless the context otherwise requires.

1.2            References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement, to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement, any Unit Agreement, and any Applicable Contract) shall mean such agreement as it may be amended, restated, supplemented or otherwise modified from time to time. References to any date shall mean such date in Oklahoma City, Oklahoma and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 A.M. on the applicable date in Oklahoma City, Oklahoma.

Article II
PURCHASE AND SALE

2.1            Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and solely with respect to the interests, rights and properties described in Sections 2.1(e), 2.1(f), 2.1(i), 2.1(k), 2.1(l), 2.1(n), 2.1(o), 2.1(p), 2.1(r), 2.1(s), 2.1(t), 2.1(u), 2.1(x), 2.1(y), 2.1(z), 2.1(aa), 2.1(bb) and 2.1(cc), in whole or in part, to cause its applicable Affiliates to sell, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s and such Affiliates’ right, title, interest and estate, whether legal, equitable, present, contingent or reversionary, in and to the assets, interests, rights, and properties described in this Section 2.1 (without duplication) (such right, title and interest, less and except the Excluded Assets and Other Matters, collectively, the “Conveyed Interests”):

(a)           all oil, gas and/or mineral leases located within, covering or otherwise attributable to any of the Lands, including (but not limited to) all of the oil and gas leases described on Exhibit A, whether producing or non-producing, developed or undeveloped, together with (i) all amendments, renewals, extensions or ratifications thereof and all top leases thereof or covering the lands covered thereby and (ii) any and all other right, title, interest and estate of Seller or any of its Affiliates in and to the leasehold estates created thereby (including, in each case, all overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, and all other similar interests, but excluding the Non-Cost Bearing Interests), as to all depths and formations owned by Seller or its Affiliates, but subject to the terms, conditions, covenants, and obligations set forth in those leases and/or matters described on Exhibit A as applicable (each, a “Lease” and, collectively, the “Leases”);

(b)           all oil and gas wells located on any of the Lands (other than the Excluded Wells), whether producing, non-producing, plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit B (collectively, the “Wells”);

(c)           (i) the fee simple mineral interests in and covering the Lands, including all fee simple mineral interests described on Exhibit C-1 (collectively, the “Fee Minerals”) and (ii) the overriding royalty interests, non-participating royalty interests and other similar non-cost bearing interests (other than Fee Minerals) described on Exhibit C-2 (collectively, the “Non-Cost Bearing Interests”), but, in the case of each of (i) and (ii), subject to the terms, conditions, covenants, limitations, and obligations of the oil and gas leases and other public real estate records maintained by the county clerk of the county in which the applicable Lands covered by those interests are located, including those that are more particularly identified and described on Exhibit C-3;

(d)           all rights and interests in, under or derived from all spacing, pooling, production sharing, production allocation, unitization and communitization agreements, declarations and orders in effect with respect to any of the Lands, the Leases, the Wells, the Fee Minerals or the Non-Cost Bearing Interests, and the units created or designated by any of those agreements, declarations or orders (such unit agreements, the “Unit Agreements,” and such units, the “Units”) (Seller’s and its Affiliates’ right, title, interest and estate in and to the Leases, the Wells, the Fee Minerals, the Non-Cost Bearing Interests and the Units being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)           (i) (A) all Hydrocarbons produced from or allocated to the Properties from and after the Effective Time, or any combination thereof, including Hydrocarbons extracted therefrom, whether such production comes from wells located on or off the Properties and (B) all Hydrocarbons produced from or allocated to the Properties that are in storage or existing in stock tanks, pipelines and/or plants as of the Effective Time (including inventory and line fill), less any volumes of Hydrocarbons sold during the Interim Period (with respect to clause (B), together with the DGS Storage Volumes, as set forth on Schedule 2.1(e), the “Hydrocarbons in Storage”), (ii) all minerals (whether in liquid or gaseous form) produced in association with the Hydrocarbons produced from or allocated to the Properties from and after the Effective Time, and (iii) all proceeds with respect to the foregoing;

(f)            all right, title and interest in all Hydrocarbons in storage pursuant to the Storage Agreement (the “DGS Storage Volumes”);

(g)           all injection, disposal, observation, water, and other wells located on the Lands (other than the Wells and the Excluded Wells), whether, plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit D (collectively, the “Other Wells”);

(h)           the fee simple surface estate in and covering each tract of land described on Exhibit E-1 and all improvements, fixtures, field offices, facilities and appurtenances located thereon, but subject to the terms, conditions, covenants, limitations, and obligations reflected in the real estate records maintained by the county clerk of the county in which the applicable tracts are located (collectively, the “Surface Fee Interests”);

(i)            all of DGS’s interest in the fee simple surface estate in and covering each tract of land described on Exhibit E-2 and all improvements, fixtures, field offices, facilities and appurtenances located thereon, but subject to the terms, conditions, covenants, limitations, and obligations reflected in the real estate records maintained by the county clerk of the county in which the applicable tracts are located (collectively, the “DGS Surface Fee Interests”);

(j)            all pipelines and gathering systems, including salt water disposal pipelines located at, on or under any of the Lands, including the pipelines, gathering systems and salt water disposal systems described on Exhibit F-1 (collectively, the “Pipeline Systems”);

(k)           all of SWGP’s interest in all pipelines and gathering systems, including salt water disposal pipelines located at, on or under any of the Lands, including the pipelines, gathering systems and salt water disposal systems described on Exhibit F-2 (collectively, the “SWGP Pipeline Systems”);

(l)            all of DGS’s interest in all pipelines and gathering systems, including salt water disposal pipelines located at, on or under any of the Lands (collectively, the “DGS Pipeline Systems” and, together with the Pipeline Systems, SWGP Pipeline Systems and Water Disposal JV Interests, collectively, the “Midstream Facilities”);

(m)          all surface and/or subsurface leases, rights-of-way and easements, rights of ingress and egress, surface servitudes, surface permits, surface licenses, and other surface usage rights covering or pertaining to the Lands, the Properties or appurtenant to or used in connection with (i) the ownership or development of the Properties, Leases and the Units, or the installation, drilling, completion, reworking, recompletion, ownership, development, operation, use or maintenance of the Wells, the Other Wells, the Pipeline Systems, and/or the Personal and Other Property, or (ii) the production, treatment, storage, gathering, processing, transportation or disposal of Hydrocarbons or other produced substances from or attributable to the Properties, the Wells, the Units, the Fee Minerals, the Leases or the Other Wells, including those surface and/or subsurface leases, rights-of-way and easements described on Exhibit G-1 (collectively, the “Rights-of-Way”);

(n)           all of SWGP’s interest in all surface and/or subsurface leases, rights-of-way and easements, rights of ingress and egress, surface servitudes, surface permits, surface licenses, and other surface usage rights covering or pertaining to the Lands or the Properties appurtenant to or used primarily in connection with (i) the ownership or development of the Leases and the Units or Properties, or the installation, drilling, completion, reworking, recompletion, ownership, development, operation, use or maintenance of the Wells, the Other Wells, the SWGP Pipeline Systems and/or the Personal and Other Property, or (ii) the production, treatment, storage, gathering, processing, transportation or disposal of Hydrocarbons or other produced substances from or attributable to the Wells, the Units, the Fee Minerals, the Leases or the Other Wells or any other Property, including those surface and/or subsurface leases, rights-of-way and easements described on Exhibit G-2 (collectively, the “SWGP Rights-of-Way”);

(o)           all of DEC’s interest in all surface and/or subsurface leases, rights-of-way and easements, rights of ingress and egress, surface servitudes, surface permits, surface licenses, and other surface usage rights covering or pertaining to the Lands or appurtenant to or used primarily in connection with (i) the ownership or development of the Leases and the Units, or the installation, drilling, completion, reworking, recompletion, ownership, development, operation, use or maintenance of the Wells, the Other Wells, the Pipeline Systems and/or the Personal and Other Property, or (ii) the production, treatment, storage, gathering, processing, transportation or disposal of Hydrocarbons or other produced substances from or attributable to the Wells, the Units, the Fee Minerals, the Leases or the Other Wells, including those surface and/or subsurface leases, rights-of-way and easements described on Exhibit G-3 (collectively, the “DEC Rights-of-Way”);

(p)           all surface and subsurface tangible personal property, fixtures and improvements (including any plants, ponds or pits), operational and non-operational, active or inactive, known or unknown, that are located at, on or under any of the Lands and/or Properties (including any of the following assets that are owned by DEC that are located on the Lands) or located on the DGS Surface Fee Interests to the extent related to the Properties, including, but not limited to, (i)(A) subject to approval of the transfer of the FCC Licenses, the FCC Licenses and any antenna, radio frequency transmitters and associated electronic equipment covered by and/or operated that are subject to such FCC License or that require FCC approval to transfer, (B) excepting the assets and interests described in clause (A), all communication towers, SCADA and measurement technology, in each case, as set forth on Exhibit H-1 and (C) excepting the assets and interests described in clause (A), all information technology equipment and devices, including desktop computers, networking equipment and any associated peripherals, well communication devices, and any other information technology hardware, (ii) all computers and other tangible personal property located in the field offices, (iii) the vehicles and trailers set forth on Exhibit H-2 and (iv) all materials, supplies, equipment, machinery, separators, storage facilities, processing, separation, and treatment facilities, casing, tubing, flow lines, lateral lines, associated piping, electric lines, pumps, motors, electric lines, compression equipment and facilities, platforms, pads, rods, tanks, tap connections, fittings, valves, meters and manifolds, pumping units, injection facilities, tanks, saltwater disposal facilities and improvements to any of the foregoing and any other personal property and fixtures related to or used in connection with the Conveyed Interests, excluding such items set forth in Schedule 2.1(p) (“Personal and Other Property”);

(q)           the cores and cuttings described on Exhibit I (collectively, the “Transferred Cores”);

(r)            all Applicable Contracts and all rights and obligations thereunder, including those Applicable Contracts described on Schedule 7.7;

(s)           all Imbalances relating to the Conveyed Interests (including Imbalances maintained by DGS);

(t)            originals, if available, otherwise copies of all files, records, information, and data in Seller’s or its Affiliates’ possession or control and to the extent relating to Seller’s or its Affiliates’ ownership and/or operation of the Conveyed Interests, including all: (i) land files and title records (including abstracts of title, title opinions and title curative documents), lease and land files, surveys, filings with regulatory agencies and other similar documents and records that relate to the Conveyed Interests; (ii) all Applicable Contract files; (iii) operations, production and accounting records; (iv) facility and well records; (v) maps, geological, engineering, exploration, production and other technical data that relates to the Conveyed Interests (excluding any interpretive data or other technical analysis); and (vi) all other books, records, files and magnetic tapes containing financial or title information that relate to the Conveyed Interests (collectively, the “Records”);

(u)           all claims and causes of action (including claims for adjustments and refunds and settlements thereof) and all proceeds arising from such claims and causes of action, in each case, to the extent (i) attributable to the Conveyed Interests insofar as attributable to the period of time after the Effective Time, and (ii) not attributable to any matter for which Seller is providing indemnification hereunder;

(v)           all accounts receivable for which the Purchase Price was adjusted pursuant to Section 3.3(a)(viii) or for which Buyer is receiving the benefit hereunder, and all claims, causes of action, and rights under liens related thereto;

(w)          all Third Party geophysical and other seismic and related technical data and information relating to the Conveyed Interests, excluding any geologic and geophysical interpretations of Seller or its Affiliates, to the extent such data and information may be assigned without Third Party consent or expenditures beyond tape copying costs and expenses unless Buyer has paid such expenditures and entered into a license agreement with the applicable Third Party licensor thereof;

(x)            any asset, property or interest acquired by Seller or any of its Affiliates following the Effective Time that would otherwise constitute a “Conveyed Interest” if owned by Seller or any of its Affiliates as of the Effective Time and for which Buyer will assume responsibility for the Post-Effective Time Expenses arising therefrom pursuant to the terms of this Agreement;

(y)           all (i) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Conveyed Interests for periods of time from and after the Effective Time; (ii) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the other Conveyed Interests or to the extent arising in favor of Seller or any of its Affiliates with respect to any Conveyed Interest or any Assumed Obligation for which Buyer is providing indemnification hereunder; and (iii) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates arising under any of the Conveyed Interests to the extent attributable to the other Conveyed Interests for periods of time from and after the Effective Time or any Assumed Obligation for which Buyer is providing indemnification hereunder, except, in each case, to the extent relating to any matter for which Seller is providing indemnification hereunder;

(z)            all partnership interests of any kind or character in the Tarrant Salt Water Disposal Joint Venture (the “Water Disposal JV Interests”);

(aa)         the Suspense Funds (if, and solely to the extent, the Purchase Price is adjusted downward with respect to such Suspense Funds in accordance with Sections 3.3(b)(viii) and 9.8);

(bb)        all audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights) arising under any of the Applicable Contracts or otherwise with respect to any period occurring before, on or after the Effective Time pertaining to any of the other Conveyed Interests, in each case, to the extent not related to matters for which Seller is providing indemnification hereunder;

(cc)         all rights, remedies, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, against any Third Party which Seller or any of its Affiliates might now or subsequently may have, to the extent specifically based upon, relating to or arising out of the Assumed Obligations for which Buyer is providing indemnification hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Applicable Contracts ((i) whether related to periods of time occurring before, on or after the Effective Time and (ii) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing, Seller (on its own behalf and on behalf of its applicable Affiliates) grants to Buyer the right to be subrogated thereto, except, in each case, to the extent relating to matters for which Seller is providing indemnification hereunder; and (dd)      if acquired by Seller prior to Closing in accordance with Section 9.14, the Other Working Interest Owner Interests.

The term “Subject Properties,” as used in this Agreement, means the 100% interest on an 8/8ths basis in and to the Leases, the Wells, the Fee Minerals, the Non-Cost Bearing Interests, the Units, the Hydrocarbons and minerals described in Section 2.1(e) and Section 2.1(f), the Other Wells, the Surface Fee Interests, the DGS Surface Fee Interests, the Pipeline Systems, the SWGP Pipeline Systems, the DGS Pipeline Systems, the Rights-of-Way, the SWGP Rights-of-Way, the DEC Rights-of-Way, and other Midstream Facilities and the Personal and Other Property of which the Conveyed Interests are the whole or a part, as applicable, less and except the Excluded Assets and Other Matters.

2.2            Excluded Assets and Other Matters. Notwithstanding anything in this Agreement to the contrary, the Conveyed Interests do not include, and Seller and its Affiliates shall reserve and retain, all of the Excluded Assets and Other Matters.

2.3            Revenues and Expenses.

(a)           Except (i) with respect to the Designated Wells to the extent set forth below in this Section 2.3(a) and (ii) as expressly provided otherwise in this Agreement (including Section 3.3 and Section 3.6(b)), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) attributable to the Conveyed Interests for the period of time prior to the Effective Time and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Pre-Effective Time Expenses. Except (A) with respect to the Designated Wells to the extent set forth below in this Section 2.3(a) and (B) as expressly provided otherwise in this Agreement (including Section 3.3 and Section 3.6(b)), and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds, but excluding all proceeds for which the Purchase Price is adjusted pursuant to Section 3.6(b)), attributable to the Conveyed Interests for the period of time commencing at the Effective Time (including pursuant to the EnLink Agreements to be executed and delivered at Closing), and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Post-Effective Time Expenses (including any pre-payments made before the Effective Time for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time if, and solely to the extent, such pre-payments (including, for purposes of clarity, the amounts and payees thereof) are identified and set forth (as of the Execution Date) on Schedule 3.3(a)(ii)). With respect to the Designated Wells, Buyer shall (1) be responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Designated Well Costs as described on the authorizations for expenditure set forth on Schedule 2.3(a) hereto (the “Approved AFEs”) irrespective of whether such costs or expenses are incurred prior to, on or after the Effective Time and (2) be entitled to all production, proceeds of production, and other proceeds attributable to the Designated Wells (including, for purposes of clarity, any interest in or to the Designated Wells that is included in, or that constitutes a part of, the Other Working Interest Owner Interests, but only if and to the extent Seller acquires the Other Working Interest Owner Interests prior to Closing in accordance with Section 9.14) irrespective of whether such production, proceeds of production, and other proceeds are attributable to the period of time prior to, on or after the Effective Time. The amounts described in this Section 2.3(a) which are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts in accordance with Section 3.4. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.

(b)           Subject to the terms and provisions of this Agreement, Seller shall remain responsible for, and Buyer shall have no responsibility for, nor shall the Purchase Price be adjusted upward for, any amounts actually paid or incurred by or on behalf of Seller or any of its Affiliates in connection with (i) curing, removing, Remediating or remedying (or attempting to cure, remove, Remediate or remedy), as applicable, any Title Defect or any Environmental Defect, (ii) any Specified Obligation for which Seller is providing indemnification hereunder or (iii) obtaining or attempting to obtain any consents or approvals or waivers of any Preferential Purchase Right or Consent (including any Post-Closing Consent, Medium Consent or Required Consent); provided that nothing in this sentence shall be construed to require Seller to incur any such amounts. Except as expressly provided otherwise in this Agreement (including Section 3.3 and Section 3.6(b)), after the Parties’ agreement upon the Final Settlement Statement and until the second anniversary of the Closing Date, (A) if either Party or any of their respective Affiliates receives monies belonging to the other Party or any of its respective Affiliates, including proceeds or revenues of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (B) if either Party or any of their respective Affiliates pays monies for Operating Expenses which are the obligation of the other Party or any of its respective Affiliates, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid (or whose Affiliate paid) such Operating Expenses, (C) if a Party or any of its Affiliates receives an invoice of an expense or obligation (other than an expense or obligation with respect to Asset Taxes (which shall be governed by Section 15.2), Income Taxes or Transfer Taxes) which is owed by the other Party or any of its Affiliates, such Party (or its Affiliate) receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same and such Party obligated to pay shall promptly pay such obligation to the obligee thereof, and (D) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes (which shall be governed by Section 15.2), Income Taxes or Transfer Taxes) is received by a Party or any of its Affiliates, which is partially an obligation of both Seller and Buyer (and/or their respective Affiliates), then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.

(c)           Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3; provided that (i) such amounts to be offset are undisputed and liquidated in amount and (ii) written notice of the offset is provided by the offsetting Party to the other Party at least five (5) Business Days prior to such offset.

Article III
PURCHASE PRICE

3.1            Purchase Price. Subject to the terms and conditions set forth in this Agreement, the purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be $770,000,000.00 (the “Purchase Price”), as adjusted pursuant to this Agreement, and shall be payable by Buyer to Seller in accordance with this Agreement by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).

3.2            Deposit. Contemporaneously with the execution of this Agreement, (a) the Parties and the Escrow Agent are entering into the Escrow Agreement, and (b) Buyer is depositing on the Execution Date by wire transfer in same day funds with the Escrow Agent an amount equal to $70,000,000 (such amount, including all interest earned thereon, the “Deposit”). If Closing occurs, the Deposit shall be disbursed to Seller and applied toward the Adjusted Purchase Price at Closing. Otherwise, the Deposit shall be handled in accordance with Section 14.2.

3.3            Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be in this Agreement called the “Adjusted Purchase Price”:

(a)           The Purchase Price shall be adjusted upward by the following amounts:

(i)            an amount equal to (A) all proceeds and revenues actually received by Buyer attributable to the sale of Seller’s and DGS’s net revenue interest share of all Hydrocarbons in Storage (in each case net of any Burdens payable to Third Parties) to the extent such Hydrocarbons in Storage are sold prior to the Closing Date, net of expenses paid by Buyer (other than (1) Operating Expenses, (2) other expenses taken into account pursuant to Section 3.3(b), (3) Income Taxes, (4) Asset Taxes and (5) Transfer Taxes) that are paid to Third Parties and are attributable to the post-production marketing of those Hydrocarbons (such as, gathering, compression, storage, processing, treatment, and transportation expenses and marketing fees) and not reimbursed to Buyer by a Third Party purchaser and (B) for Hydrocarbons in Storage other than those described in clause (A) above, the value of Seller’s and DGS’s net revenue interest share of all such Hydrocarbons in Storage to be based upon the contract price for those Hydrocarbons in effect as of the Effective Time, or if there is no such contract price, $1.50/MMBtu for gaseous Hydrocarbons and $20.00/bbl for liquid Hydrocarbons;

(ii)           an amount equal to all Post-Effective Time Expenses paid by or economically borne by Seller (or offset against proceeds and revenues attributable to Seller’s net revenue interest share of Hydrocarbons produced from the Conveyed Interests), whether paid or offset before or after the Effective Time, in each case, as set forth on Schedule 3.3(a)(ii);

(iii)          the amount described on Schedule 3.3(a)(iii);

(iv)          the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Seller;

(v)           to the extent that Seller or any of its Affiliates has underproduced any Hydrocarbons as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 7.10, as complete and final settlement of all such Well Imbalances attributable to the Conveyed Interests, an amount equal to the product of the underproduced gaseous Hydrocarbon volumes times $1.50/MMBtu;

(vi)          to the extent that Seller or any of its Affiliates has over-delivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.10, as complete and final settlement of all such Pipeline Imbalances attributable to the Conveyed Interests, an amount equal to the product of the over-delivered gaseous Hydrocarbon volumes times $1.50/MMBtu;

(vii)         the Overhead Costs;

(viii)        to the extent Seller has not been reimbursed prior to the delivery of the Final Settlement Statement pursuant to Section 3.6(a), the aggregate amount of accounts receivable with respect to the total amount of costs and expenses paid by or will be paid by Seller on behalf of, or that are chargeable to, any Third Party with respect to any Subject Property attributable to the time period from and after the Effective Time (and as set forth on Schedule 3.3(a)(viii) for the portion of such costs and expenses paid by Seller prior to the Execution Date), which such adjustment shall not be made at Closing, but shall be made in connection with the Final Settlement Statement and taken into account in the Final Price;

(ix)           an amount equal to all proceeds and revenues actually received by Buyer attributable to the sale of Hydrocarbons produced from or allocated to the Conveyed Interests prior to the Effective Time, net of all Burdens (provided, that to the extent such a netting for Burdens is made, Buyer shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due); and

(x)            any other amount provided for elsewhere in this Agreement as an upward adjustment to the Purchase Price or otherwise agreed upon in writing by Seller and Buyer as an upward adjustment to the Purchase Price.

(b)           The Purchase Price shall be adjusted downward by the following amounts:

(i)            an amount equal to all proceeds and revenues (y) actually received by Seller or its Affiliates or (z) that would have been received by Seller or its Affiliates if Seller would have acquired the Other Working Interest Owner Interests as of the Effective Time, in each case of (y) and (z), attributable to the sale of Seller’s and its Affiliate’s net revenue interest share of Hydrocarbons produced from or allocable to (A) the Conveyed Interests, in each case, attributable to the period of time commencing at the Effective Time or (B) the Designated Wells, in each case, attributable to the period of time commencing prior to, on or after the Effective Time, in each case of (A) and (B), net of expenses paid or economically borne by Seller (other than (1) Operating Expenses, (2) other expenses taken into account pursuant to Section 3.3(a), (3) Income Taxes, (4) Asset Taxes and (5) Transfer Taxes) that are paid to Third Parties and are attributable to the post-production marketing of those Hydrocarbons (such as gathering, compression, storage, processing, treatment, and transportation expenses and marketing fees) and not reimbursed to Seller by a Third Party purchaser;

(ii)           the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;

(iii)          any reduction to the Purchase Price pursuant to Seller’s election under Section 5.3(d)(i);

(iv)          any reduction to the Purchase Price pursuant to Seller’s election under Section 6.1(c)(i);

(v)           the Allocated Value of the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 4.1(b), 5.3(d)(ii), 5.4(c), 5.5(a)(i), 5.5(a)(iii), 5.5(b)(i), 5.5(b)(ii) or 6.1(c)(ii);

(vi)          to the extent that Seller or any of its Affiliates has overproduced any Hydrocarbons as of the Effective Time including as shown with respect to the net Well Imbalances set forth in Schedule 7.10, as complete and final settlement of all such Well Imbalances attributable to the Conveyed Interests, an amount equal to the product of the overproduced gaseous Hydrocarbon volumes times $1.50/MMBtu;

(vii)         to the extent that Seller or any of its Affiliates has under-delivered any Hydrocarbons as of the Effective Time including as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.10, as complete and final settlement of all such Pipeline Imbalances attributable to the Conveyed Interests, an amount equal to the product of the under-delivered gaseous Hydrocarbon volumes times $1.50/MMBtu;

(viii)        an amount equal to Suspense Funds that are held by Seller or any of its Affiliates as of the Closing Date or a date after Closing when the Liability to such Suspense Funds are transferred from Seller to Buyer, in each case, in accordance with Section 9.8;

(ix)           the Allocated Other Working Interest Owner Amount if the Other Working Interest Owner Interest is not acquired by Seller prior to Closing; and

(x)            any other amount provided for elsewhere in this Agreement as a downward adjustment to the Purchase Price or otherwise agreed upon in writing by Seller and Buyer as a downward adjustment to the Purchase Price.

3.4            Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, good faith estimates (including those with respect to expenses and revenues) will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5            Preliminary Settlement Statement. Not later than 5 Business Days prior to the Scheduled Closing Date, Seller shall prepare (in good faith and in accordance with the provisions of this Agreement) and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount (including as a result of the EnLink Agreements to be executed and delivered at Closing), together with (x) reasonable supporting summary documentation and (y) the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 3.1 and Section 12.3(g). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyer may (without waiving any of its rights or remedies under this Agreement or otherwise), but shall not be obligated to, deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement (based upon Buyer’s knowledge at such time). The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Seller (as modified by any subsequent agreements by the Parties) will be used to adjust the Purchase Price at Closing, absent manifest error.

3.6            Final Settlement Statement.

(a)           On or before 120 days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller in good faith based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”), which Final Settlement Statement shall include reasonable supporting summary documentation. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, except with respect to the matters addressed in Section 5.3(j) and Section 6.1(f) (if applicable), Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any matters included in a Dispute Notice shall be resolved pursuant to Section 3.7 and as resolved shall become part of the Final Settlement Statement and Final Price, as applicable. Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely and properly deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller and the Final Price set forth therein will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 15.2(c), be final and binding on the Parties and not subject to further audit or arbitration. If the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement is less than the Final Price, then, subject to Section 5.3(j) and Section 6.1(f) (if applicable), such shortage shall be paid by Buyer to Seller within 10 days after final determination of such owed amounts in accordance herewith. If the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement is more than the Final Price, then, subject to Section 5.3(j) and Section 6.1(f) (if applicable), such overage shall be paid by Seller to Buyer within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid by any Party pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)           At the Closing, if applicable, Buyer shall deposit into the Escrow Account an amount equal to the Defect Escrow Amount. The “Defect Escrow Amount” shall mean (i) the aggregate amount of Title Defect Amounts asserted by Buyer with respect to all uncured Title Defects that were timely and properly asserted by Buyer pursuant to Section 5.3(a) and that Seller has elected to cure in good faith or are the subject of a Title Dispute (including any dispute as to whether Seller has cured such asserted Title Defects), plus (ii) the Remediation Amounts or Allocated Values, as applicable, asserted by Buyer for all uncured Environmental Defects that were timely and properly asserted by Buyer pursuant to Section 6.1(a) and that are the subject of a Disputed Environmental Matter (including any dispute as to whether Seller has cured such asserted Environmental Defects or as to whether Seller or Buyer is entitled to the remedy under Section 6.1(c)(ii)), less (iii) to the extent offsetting the Title Defect Amounts, the aggregate amount of Title Benefits Amounts asserted by Seller with respect to all Title Benefits that were timely and properly asserted by Seller pursuant to Section 5.3(b) and that Buyer has conceded or are the subject of a Title Dispute, in each case as applicable, after application of the Individual Title Defect Threshold or the Individual Environmental Threshold, as applicable, and (without duplication of the application thereof) the Title Defect Deductible, the Environmental Defect Deductible and other limitations set forth in Section 5.3(i) or Section 6.1(e), as applicable; provided that in no event shall the Defect Escrow Amount be less than zero. The Defect Escrow Amount shall be released from time to time to the Party entitled to such amount as determined pursuant to this Agreement, and the Parties shall instruct the Escrow Agent accordingly. Subject to the Parties’ rights under Section 5.3(j) and Section 6.1(f), as applicable, to the extent a Title Defect or Environmental Defect is cured or Remediated, as applicable, prior to the Title Defect Cure Deadline or Environmental Defect Cure Deadline, as applicable, and the Title Defect Amount, Remediation Amount or Allocated Value, as applicable, for the applicable Title Defect Property or Environmental Defect Property is part of the Defect Escrow Amount, then such Title Defect Amount, Remediation Amount or Allocated Value, as applicable, to the extent corresponding to such cure shall be released to Seller. Subject to the Parties’ rights under Section 5.3(j) and Section 6.1(f), as applicable, to the extent a Title Defect or Environmental Defect is not cured or Remediated, as applicable, prior to the Title Defect Cure Deadline or Environmental Defect Cure Deadline, as applicable, and the Title Defect Amount, Remediation Amount or Allocated Value, as applicable, for the applicable Title Defect Property or Environmental Defect Property is part of the Defect Escrow Amount, then such Title Defect Amount, Remediation Amount or Allocated Value, as applicable, to the extent corresponding to such failure to cure shall be released to (A) Seller or Buyer, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved Title Dispute or unresolved Disputed Environmental Matter pursuant to Section 5.3(j) or Section 6.1(f), as applicable.

(c)           Notwithstanding anything to the contrary in this Agreement (including, for purposes of clarity, this Section 3.6), excepting those matters for which a Party is obligated to provide indemnification pursuant to Article XIII or under Section 2.3(b) or Section 15.2(e), if the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or determined pursuant to Section 3.6(a), (i) the Final Settlement Statement and the Final Price shall, without limiting Section 15.2(c), be final and binding on the Parties, and, without limitation of Seller’s indemnity obligations with respect to the Specified Obligations, shall be the final accounting for any and all Operating Expenses and there shall be no adjustment for, or obligation to pay, any Operating Expenses between the Parties following the Final Settlement Statement and (ii) after the date that is two years following the Closing Date, there shall be no obligation of the Parties to account to one another for proceeds and revenues with respect to any Hydrocarbons produced from and/or allocated to the Conveyed Interests prior to the Effective Time.

3.7            Disputes.

(a)           If Seller and Buyer are unable to resolve the matters addressed in a Dispute Notice (if any), for a 30-day period following written notice from either Party, an officer or representative designated by each Party shall attempt to resolve such dispute.

(b)           If Seller and Buyer are unable to resolve their dispute within the period set forth in Section 3.7(a), either Party may initiate the arbitration process set forth in this Section 3.7(b) by sending a written notice to the other Party (the “Arbitration Notice”) within 20 days of the expiration of the 30-day period described in Section 3.7(a). Each Party shall, within 14 Business Days after the delivery of the Arbitration Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston, Texas office of Deloitte Touche Tohmatsu Limited, or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Arbitration Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Once appointed, the Accounting Arbitrator shall have no ex parte communication with either Party related to the Dispute Notice. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, without limiting Section 15.2(c), be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Accounting Arbitrator and the reasonable legal costs and other expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.

3.8            Allocated Values. Solely for the purposes of determining the value of Conveyed Interests in connection with any Title Defect, Environmental Defect, Preferential Purchase Right, Required Consent, Casualty Loss and/or breach of Special Warranty under this Agreement, Buyer and Seller have allocated the Purchase Price among (a) the Leases set forth on Exhibit A, (b) the Wells set forth on Exhibit B, (c) the Conveyed Interests identified on Schedule I-2 and (d) the Conveyed Interests identified on Schedule I-3. The value so allocated to (w) a particular Lease identified on Exhibit A, (x) a particular Well identified on Exhibit B, (y) a particular Conveyed Interest identified on Schedule I-2 or (z) a particular Conveyed Interest identified on Schedule I-3 may be referred to as “Allocated Value” for that Lease, Well or Conveyed Interest, as applicable. Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to holders of Preferential Purchase Rights. Seller, however, makes no representations or warranties as to the accuracy of such value or allocation.

3.9            Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes; provided, however, other than with respect to any withholding as a result of Seller’s failure to provide the forms described in Section 12.2(j), Buyer shall provide at least five Business Days’ written notice to Seller if Buyer intends to withhold any amounts under this Section 3.9. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Buyer.

Article IV
ACCESS / DISCLAIMERS

4.1            Access.

(a)           From and after the Execution Date until the earlier to occur of (x) the Closing Date and (y) the date on which the Agreement is terminated in accordance with its terms, but subject to the other provisions of this Section 4.1 and obtaining any required consents of any applicable Third Parties (which Seller shall use its good faith and commercially reasonable efforts to obtain without any obligation to expend any monies or undertake any obligations (other than requesting such consents) in connection with obtaining such access), Seller and its applicable Affiliates shall afford to Buyer and its Representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Subject Properties, all material Records and such other Records requested by Buyer that are in Seller’s or any of its Affiliates’ possession or control, at such time and to the extent reasonably necessary to conduct the title or environmental review for the purposes of Article V and Article VI. Buyer shall give Seller reasonable prior written notice before physically accessing any of the Subject Properties, and Seller or its designee shall have the right, but not the obligation, to accompany Buyer and Buyer’s Representatives at Seller’s sole cost whenever Buyer and/or Buyer’s Representatives physically access any Subject Property. All due diligence evaluation of the Subject Properties (including all investigations and inspections) conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)           Subject to, and without limitation of, the terms set forth in this Section 4.1(b), from the Execution Date until the Environmental Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Subject Properties shall be limited to conducting a Phase I ESA of the Subject Properties. Such Phase I ESA of the Subject Properties shall be limited to visual inspections of the Subject Properties and review of Records relating to the Subject Properties, and, in conducting such Phase I ESA, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater, air, or other substances or materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Notwithstanding anything in this Agreement to the contrary, Buyer shall not have access to, and shall not be permitted to, conduct any Phase I ESA of any Subject Property if neither Seller nor any of its Affiliates has the authority to grant access for such Phase I ESA or Seller’s request for such access has been denied; provided, however, that Seller shall use its commercially reasonable good faith efforts to obtain such access without the obligation to expend any monies or undertake any obligations (other than requesting such consents) in connection with obtaining such access. If Buyer determines in good faith that a Phase I ESA determines that sampling, testing, or other investigative activities (a “Phase II ESA”) are necessary in order for Buyer to prove the existence of or determine the Remediation Amount for, as applicable, an Environmental Defect that could reasonably be expected to exceed the Individual Environmental Threshold as determined by Buyer in good faith and Buyer desires to perform any such Phase II ESA, Buyer shall, prior to the Environmental Defect Claim Date, (i) furnish Seller with a written description of the proposed scope of such Phase II ESA, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller (such consent to be given at Seller’s sole discretion) to undertake such Phase II ESA. If the proposed Phase II ESA unreasonably interferes with the normal operations of the Subject Properties or otherwise may cause an undue risk of harm to the site, Seller may request an appropriate modification of the Phase II ESA. If Seller denies a good faith request by Buyer to undertake such Phase II ESA on any Subject Property pursuant to the foregoing provisions of this Section 4.1(b), Buyer shall have the right to exclude such Subject Property from the Conveyed Interests to be conveyed to Buyer at Closing in which event the Purchase Price shall be reduced by the Allocated Value of such Subject Property(ies) (and such Subject Property(ies) shall thereafter constitute Excluded Assets and Other Matters for all purposes of this Agreement). Any Phase I ESA and approved Phase II ESA shall be conducted by an Approved Buyer Environmental Consultant. Buyer shall obtain all permits necessary to conduct any approved Phase II ESA from any applicable Governmental Authorities prior to performing such approved Phase II ESA.

(c)           Buyer shall coordinate its access rights, environmental property assessments, physical inspections and other due diligence evaluation of the Subject Properties with Seller to minimize any inconvenience to or unreasonable interruption of the conduct of business by Seller. To the extent provided to Buyer in advance, Buyer shall abide by Seller’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Subject Properties, including any access to, and environmental or other inspection or assessment of, the Subject Properties. Buyer hereby defends, indemnifies, and holds harmless Seller and each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental or other inspection or assessment, or other due diligence evaluation conducted by Buyer or any Buyer’s Representative with respect to the Subject Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OTHER SELLER INDEMNIFIED PARTY.

(d)           Buyer acknowledges that any entry into Seller’s offices or onto the Subject Properties shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof and that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence evaluation of the Subject Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OTHER SELLER INDEMNIFIED PARTY.

(e)           If an Environmental Defect Notice is submitted by Buyer, Buyer agrees to contemporaneously provide Seller copies of all final environmental reports and test results prepared by Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Subject Properties that are the subject of the Environmental Defect Notice. Seller shall not be deemed by its or its representatives’ receipt of said documents to have made any representation or warranty, express, implied or statutory, as to the condition of the Subject Properties or the accuracy of said documents or the information contained therein.

(f)            Upon completion of Buyer’s due diligence evaluation of the Subject Properties, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damages done to any Subject Properties in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence evaluation (including any due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) if applicable, restore the Subject Properties to the approximate same condition as they were prior to commencement of any such due diligence evaluation and (iii) remove all equipment, tools and other property brought onto the Subject Properties in connection with such due diligence evaluation. Any material surface disturbance to the Subject Properties (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(g)           During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Subject Properties, Buyer shall maintain, at its sole cost and expense, customary policies of insurance in accordance with its ordinary course of business. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering any of the Subject Properties.

4.2            Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Subject Properties, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate as of the Closing Date (except as to (i) such portion of the Conveyed Interests that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and Other Matters, and (iii) information related to Seller or Seller’s Affiliates (to the extent unrelated to the Conveyed Interests or the ownership or operation thereof)).

4.3            Disclaimers.

(a)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 12.3(l) OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENTS AND DEEDS, AND EXCEPT FOR FRAUD, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY). BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT AND WILL NOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND CALCULATION OF BURDENS WITH RESPECT TO THE CONVEYED INTERESTS.

(b)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 12.3(l) OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENTS AND DEEDS, AND EXCEPT FOR FRAUD AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 12.3(l) OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENTS AND DEEDS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO THE MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)           SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.18 (AND ITS INDEMNITY OBLIGATIONS RELATED THERETO), AND EXCEPT FOR FRAUD, (i) SELLER HAS NOT AND WILL NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO BUYER’S RIGHTS UNDER SECTION 6.1, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

(e)           SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Article V
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

5.1            General Disclaimer of Title Warranties and Representations. Except as and to the limited extent expressly represented otherwise in Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32, the certificate delivered by Seller pursuant to Section 12.3(l) (solely to the extent relating to Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32) or the Special Warranty set forth in the Assignments and Deeds and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Conveyed Interests shall be (a) as set forth in Section 5.3, (b) pursuant to the Special Warranty set forth in the Assignments and Deeds in compliance with Section 5.2 below and as may otherwise be limited by this Agreement and (c) as set forth in Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32 and the certificate delivered by Seller pursuant to Section 12.3(l) (solely to the extent relating to Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32).

5.2            Special Warranty.

(a)           Special Warranty of Defensible Title. If Closing occurs, then the Assignments and Deeds shall contain a special warranty of title whereby Seller shall warrant Defensible Title of Seller and its Affiliates to the applicable Conveyed Interests unto Buyer and its successors and assigns against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, except with respect to any Liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with this Section 5.2 and the applicable Assignment or Deed, as applicable, before the expiration of the Survival Period for breach of the Special Warranty, the Special Warranty shall cease and terminate at the end of the Survival Period. The Special Warranty shall be subject to the further limitations and provisions of this Section 5.2.

(b)           Recovery on Special Warranty.

(i)            Buyer’s Assertion of Special Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 P.M. (Central Time) on the fourth anniversary thereof (the “Survival Period”), Buyer shall be entitled to furnish Seller a Title Defect Notice meeting the requirements of Section 5.3(a) setting forth any and all matters which Buyer intends to assert as a breach of the Special Warranty (collectively, the “Special Warranty Notices” and, individually, a “Special Warranty Notice”). Seller shall have a reasonable opportunity (not to exceed 90 days from delivery of a Special Warranty Notice by Buyer), but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 5.2(b). Buyer shall reasonably cooperate (at Seller’s sole cost and expense) with any attempt by Seller to cure any such breach. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further Liability for, any breach of the Special Warranty that Buyer fails to assert by a Special Warranty Notice given to Seller before the expiration of the Survival Period.

(ii)           Limitations on Special Warranty. Recovery by Buyer for any breach by Seller or any of its Affiliates of the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to (A), with respect to the Leases set forth on Exhibit A (limited to the Barnett Formation), the Wells set forth on Exhibit B (limited to the currently producing formation) and the Conveyed Interests set forth on Schedule I-2 (limited to the currently completed formation), the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Title Defect Claim Date pursuant to Section 5.3 and taking into account the last sentence of this Section 5.2(b)(ii), and (B), with respect to all other Conveyed Interests, the amount necessary to be paid to remove the applicable Encumbrance(s) from such Conveyed Interests (net to Seller’s and its Affiliates’ interest). With respect to those Conveyed Interests described in clause (A) above, in no event shall the recovery by Buyer exceed the Allocated Value of the affected Conveyed Interest (or portion thereof affected by such breach) and Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the same Title Defect is or has been taken into account for the reduction of the Purchase Price calculated pursuant to the other provisions of this Article V. The Individual Title Defect Threshold and the Title Defect Deductible shall not apply to any recovery for any breach by Seller or any of its Affiliates of the Special Warranty.

5.3            Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices. As a condition to Buyer asserting any claim with respect to any alleged Title Defect, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) not later than the Title Defect Claim Date setting forth any matters which Buyer intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement, the Assignments and Deeds and notwithstanding anything in this Agreement, the Assignments or the Deeds to the contrary, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect which Buyer fails to timely and properly assert as a Title Defect by a Title Defect Notice received by Seller before the Title Defect Claim Date, but subject to Section 5.1; provided, however, that, such waiver shall not apply to any Title Defect that is a breach of the Special Warranty. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the individual Conveyed Interest affected by the alleged Title Defect (each such Lease, Well or Conveyed Interest set forth on Schedule I-2, a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents (which may include landman’s reports and title run sheets) reasonably necessary for Seller to identify the alleged Title Defect with respect to each Title Defect Property, and (iv) with respect to each Title Defect Property (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)), the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based, in each case, in accordance with Section 5.3(g). Notwithstanding anything to the contrary in this Agreement, the failure of any Title Defect Notice to include any of the information or documentation identified or described in Section 5.3(a)(i) through Section 5.3(a)(iv) above shall not render such Title Defect Notice void or ineffective if such Title Defect Notice otherwise materially complies with the requirements set forth in this Section 5.3(a) and provides Seller with sufficient information to evaluate the alleged Title Defect. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, Buyer shall not have the right to assert any Title Defect with respect to any Conveyed Interests other than (A) the Leases set forth on Exhibit A (limited to the Barnett Formation), (B) the Wells set forth on Exhibit B (limited to the currently producing formation for each such Well) or (C) the Conveyed Interests set forth on Schedule I-2 (limited to the currently completed formation for each such Conveyed Interest). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts (without the obligation to expend any monies or undertake any obligations) to give Seller, at least once every 2 calendar weeks prior to the Title Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding 2 calendar weeks, which notice may be preliminary in nature and amended, modified, supplemented, replaced and/or withdrawn (in-whole or in-part) at any time prior to the Title Defect Claim Date; provided that the failure of Buyer to provide preliminary notice of any Title Defects shall not be deemed to waive, limit, restrict or otherwise prejudice Buyer’s right to assert a Title Defect on or before the Title Defect Claim Date in accordance with this Section 5.3(a). Buyer shall also promptly upon discovery, furnish Seller with written notice of any Title Benefit (1) which is actually discovered by Buyer prior to the Title Defect Claim Date, including to the extent Buyer is notified thereof by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Conveyed Interests prior to the Title Defect Claim Date and (2) as to which Buyer believes in good faith actually exists of record.

(b)           Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the individual Lease or Well affected by such alleged Title Benefit (each such Conveyed Interest, a “Title Benefit Property”), (ii) with respect to each Title Benefit Property, the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, (iii) the computations upon which Seller’s belief is based in accordance with Section 5.3(h) and (iv) supporting documents reasonably necessary for Buyer to identify such Title Benefit. Other than any Title Benefits which Buyer reports to Seller pursuant to Section 5.3(a), Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit in a Title Benefit Notice delivered to Buyer on or before the Title Defect Claim Date.

(c)           Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Title Defects at any time prior to 5:00 p.m. Central Time on the date that is 60 days after the Closing Date (the “Title Defect Cure Deadline”); provided, that Seller shall only be permitted to exercise such right to elect to cure (or attempt to cure) any such Title Defect during the period between the Closing Date and the Title Defect Cure Deadline if such Title Defect is reasonably capable of being cured by Seller prior to the Title Defect Cure Deadline (as reasonably determined by Seller in good faith). During the period of time from Closing to the expiration of the Title Defect Cure Deadline, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Subject Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects; provided that the indemnity provisions in Sections 4.1(c) and 4.1(d) shall apply to Seller mutatis mutandis. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its other rights under this Section 5.3 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Seller shall provide Buyer written notice of Seller’s good faith election to cure any Title Defect no later than 10 Business Days after the Title Defect Claim Date (“Cure Notice”), and the failure to provide notice by such date shall be deemed an election not to cure (or to attempt to cure) by Seller. Such Cure Notice shall identify each individual Title Defect to be cured by Seller. In the event the Seller fails to deliver a Cure Notice within 10 Business Days after the Title Defect Claim Date or fails to deliver a Cure Notice electing to cure a Title Defect identified in the Title Defect Notice, as applicable, Seller shall waive the right to cure such Title Defects.

(d)           Remedies for Title Defects. Subject to Seller’s continuing right to (x) dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto as described in Section 5.3(j) and (y) cure (or attempt to cure) any Title Defect pursuant to, and in accordance with, Section 5.3(c), and subject to the limitations set forth in Section 5.3(i) and the rights of the Parties pursuant to Section 14.1(f), in the event that Seller has not cured a Title Defect that has been timely and properly asserted by Buyer in accordance with Section 5.3(a) by the expiration of the Title Defect Cure Deadline, and such Title Defect has not been expressly waived by Buyer, Seller shall, at its sole option, elect to:

(i)            reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 5.3(g) or Section 5.3(j); or

(ii)           if the Title Defect Amount of any Title Defect applicable to a Title Defect Property equals or exceeds fifty percent (50%) of the Allocated Value of such Title Defect Property, unless Buyer otherwise elects to waive the applicable Title Defect prior to the Closing, Seller may retain such Title Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of such Title Defect Property, in which event the Parties shall, subject to Article X and Article XI, proceed to the Closing, and such Title Defect Property shall be retained by Seller (and shall, for purposes of clarity, thereafter be deemed to constitute an Excluded Asset and Other Matters for all purposes of this Agreement). For purposes of clarity, (1) if the Title Defect Amount does not exceed 50% of the Allocated Value of such Title Defect Property, then a downward Purchase Price adjustment shall be made in accordance with Section 5.3(d)(i) above and (2) notwithstanding anything to the contrary herein, Seller may only elect the remedy set forth in clause (ii) above prior to the Closing Date.

In the event that, as of the Closing Date, there are Title Defects with respect to which (A) Seller has not elected to cure pursuant to the Cure Notice and (B) Seller has not notified Buyer that it disputes the Title Defect or the Title Defect Amount, the Purchase Price shall be reduced at Closing by the aggregate Title Defect Amount of such Title Defects as determined pursuant to Section 5.3(g) less any Title Benefits with respect to which Buyer has not disputed (or deemed to have conceded pursuant to Section 5.3(e)) the Title Benefit or Title Benefit Amount, subject to the limitations in Section 5.3(e) and Section 5.3(i). If Seller and Buyer are unable to agree on any Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount at the Closing, Buyer’s good faith determination with respect to such Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount shall be utilized for purposes of determining the Defect Escrow Amount at Closing.

(e)            Remedies for Title Benefits. With respect to each Title Benefit Property reported under Sections 5.3(a) or 5.3(b), Buyer shall notify Seller in writing on or before the date that is five Business Days prior to the Scheduled Closing Date whether Buyer (i) concedes the Title Benefit asserted therein or (ii) disputes such Title Benefit and/or the Title Benefit Amount thereof, in which case such Title Benefit shall be deemed to be a Title Dispute and the provisions of Section 5.3(j) shall apply. If Buyer fails to notify Seller by such date with respect to such a Title Benefit, Buyer shall be deemed to have conceded such Title Benefit. Title Benefits Amounts shall in no event result in an increase to the Purchase Price, and shall only be applied in the manner set forth in Section 5.3(i).

(f)            Exclusive Remedy. Except for Fraud, Buyer’s rights under the Special Warranty, and Buyer’s right to terminate this Agreement pursuant to Section 14.1(f), and without limitation of any of Seller’s indemnity obligations hereunder with respect to Sections 7.9, 7.14, 7.15, 7.17, 7.19(a), 7.20, 7.25, 7.26, 7.31 or 7.32, and Sections 10.4 and 11.4, Section 5.3(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Lease or Well, or any other title matter with respect to any Subject Property, and Buyer hereby waives any and all other rights or remedies with respect thereto. For the avoidance of doubt, the foregoing shall not limit each Party’s rights and obligations under Section 5.5.

(g)           Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i)            if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from such Title Defect Property;

(iii)          if the Title Defect represents a decrease of (A) Seller’s Net Revenue Interest for a Title Defect Property such that Seller’s Net Revenue Interest for such Title Defect Property is less than (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A, Exhibit B or Schedule I-2, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A, Exhibit B or Schedule I-2, as applicable;

(iv)          if the Title Defect represents an increase of (A) Seller’s Working Interest for a Title Defect Property such that Seller’s Working Interest for such Title Defect Property is in excess of (B) the Working Interest set forth for such Title Defect Property on Exhibit A, Exhibit B or Schedule I-2, as applicable, without a proportionate increase of Seller’s Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property on Exhibit A, Exhibit B or Schedule I-2, as applicable;

(v)           if the Title Defect represents a discrepancy where (A) the actual Net Acres for such Title Defect Property is less than (B) the Net Acres set forth on Exhibit A for such Title Defect Property, then the Title Defect Amount shall be the product obtained by multiplying such Net Acre decrease by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Defect Property;

(vi)          if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above (which shall include any Title Defect which causes Seller not to have Defensible Title in and to a Title Defect Property with respect to any portion, but not the entirety, of such Title Defect Property), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Title Defect Property, the other applicable methodologies set forth in this Section 5.3(g), and if any, the values placed upon the affected Title Defect Property by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vii)         the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii)        notwithstanding anything in this Article V to the contrary, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property (or portion thereof affected by such Title Defects).

If an individual Title Defect affects more than one Title Defect Property, the Title Defect Amounts for each such Title Defect Property shall be aggregated for purposes of determining whether the Title Defect Amounts of any such individual Title Defect in the aggregate exceed the Individual Title Defect Threshold. Further, if a Lease set forth on Exhibit A has the same Lease Number as one or more other Leases set forth on Exhibit A, for purposes of Article V, the Allocated Value of such Lease shall be the aggregate of the amounts set forth under the column titled “Allocated Values” for each such Lease with the same Lease Number.

(h)           Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents an increase of (A) Seller’s Net Revenue Interest for a Title Benefit Property by more than (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A, Exhibit B or Schedule I-2, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A, Exhibit B or Schedule I-2, as applicable;

(iii)          if the Title Benefit represents a discrepancy where (A) the actual Net Acres for such Title Benefit Property is greater than (B) the Net Acres set forth on Exhibit A for such Title Benefit Property, then the Title Benefit Amount shall be the product obtained by multiplying such Net Acre increase by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Benefit Property; and

(iv)          if the Title Benefit is of a type not described above (including the circumstances where a Title Benefit affects a portion, but not the entirety of any Lease), then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the other applicable methodologies set forth in this Section 5.3(h), if any, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)            Title Defect Threshold and Deductible. (i) Subject to the last sentence of Section 5.3(g), in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount for a Title Defect Property does not exceed $[***] (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect for which the Title Defect Amount for a Title Defect Property exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (x) the aggregate Title Defect Amounts of all such Title Defect Properties where the Individual Title Defect Threshold is exceeded (but excluding any Title Defect Amounts attributable to Title Defects to the extent cured by Seller on or prior to the Title Defect Cure Deadline) less (y) the aggregate Title Benefit Amount of all Title Benefits, exceeds (B) an amount equal to [***] percent ([***]%) of the unadjusted Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to Closing Date in accordance with Section 9.14, an amount equal to [***] percent ([***]%) of the unadjusted Purchase Price less the Allocated Other Working Interest Owner Amount (the “Title Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the sum of clause (A) above exceeds the Title Defect Deductible.

(j)            Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (any disagreements between the Parties as to clauses (i) and/or (ii), collectively “Title Disputes”) prior to the Title Defect Cure Deadline. Subject to, and without limitation of, Section 10.4 and Section 11.4 (and the Parties respective rights and remedies with respect thereto), if Seller and Buyer are unable to agree by the Title Defect Cure Deadline, the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 15 years’ experience reviewing oil and gas titles involving properties in the State of Texas, as selected by the mutual agreement of Buyer and Seller within 15 days after the Dispute Date (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), the Houston, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). Each of Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, its proposed resolution of the applicable Title Dispute no later than 10 Business Days after the appointment of the Title Arbitrator pursuant to this Section 5.3(j). The proposed resolution of the applicable Title Dispute shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the applicable Title Dispute. The Title Arbitrator’s determination shall be made within 20 days after the end of such ten Business Day period after the submission of the Title Disputes and shall be final and binding upon both Parties, without right of appeal and shall be enforceable against the Parties in a court of competent jurisdiction. Once appointed, the Title Arbitrator shall have no ex parte communication with either Party related to Title Disputes. In making his determination, the Title Arbitrator shall make a determination of the Title Disputes submitted based solely on the single written submission of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Title Arbitrator requests additional information from either Party), shall be bound by the rules set forth in Section 5.3(g) and Section 5.3(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or a greater Title Benefit Amount than that claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and may not award damages, interest or penalties to either Party with respect to any matter except as otherwise provided in the following sentence. The costs of the Title Arbitrator (and the AAA, if applicable) and the reasonable legal costs and expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Title Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price in the Final Settlement Statement, then within 10 days after the date the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 5.3(i), the amount, if any, so awarded to a Party shall first be satisfied out of the balance of the Defect Escrow Amount remaining after the application of Section 3.6(b) and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amount.

(k)            Walk-Right Title Dispute Resolution. In the event a Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 14.1(f), Seller or Buyer may, prior to giving effect to Section 14.1(f), as applicable, elect to submit all Title Disputes to the Title Arbitrator in accordance with the procedures set forth in Section 5.3(j); provided, that notwithstanding anything to the contrary in Section 5.3(j), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 10.4 or Section 11.4, as applicable, in respect of any Title Disputes would, when taken together with all other adjustments pursuant to Section 10.4 or Section 11.4, trigger the termination right under Section 14.1(f). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Arbitrator in accordance with this Section 5.3(k), no Party may terminate this Agreement pursuant to Section 14.1(f) until final resolution of such arbitration unless the termination right under Section 14.1(f) would otherwise apply solely by virtue of any undisputed Title Defect Amounts, together the other aggregate adjustments pursuant to Section 10.4 or Section 11.4, as applicable.

5.4            Casualty or Condemnation Loss.

(a)           Notwithstanding anything in this Agreement to the contrary but without limitation of Seller’s indemnity obligations hereunder, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Conveyed Interests due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)           If, after the Execution Date but prior to the Closing Date, any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then Seller shall (i) in the case of any material Casualty Loss, promptly notify Buyer in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and (ii) if the Closing occurs, at the Closing, (A) pay to Buyer all sums received by Seller or any of its Affiliates from any Person with respect to such Casualty Loss and (B) assign, transfer and set over to Buyer, or subrogate Buyer to, all of Seller’s and its Affiliates’ respective right, title and interest (if any) in and to any insurance claims, unpaid awards and other rights and remedies against or with respect to any Person arising out of, or in connection with, such Casualty Loss. Neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any material Casualty Loss without the prior written consent of Buyer.

(c)           If, after the Execution Date, but prior to the Closing Date, all or any portion of any of the Conveyed Interests is taken in condemnation or under right of eminent domain by any Governmental Authority, the affected Conveyed Interests (or portions thereof) shall be excluded from the Conveyed Interests to be conveyed to Buyer at the Closing to the extent of the interest affected by such condemnation or right of eminent domain and the Purchase Price will be reduced by the Allocated Value of such affected Conveyed Interests (or portion thereof).

(d)           If in the event that the Parties have failed to agree in good faith by Closing on the Casualty Loss amount, such Casualty Loss amount will be determined by a single independent arbitrator with relevant experience in accordance with the procedures set forth in Section 5.3(j) (including with respect to the selection of such arbitrator), mutatis mutandis.

5.5            Preferential Purchase Rights and Consents to Assign.

(a)           With respect to each Preferential Purchase Right set forth on Schedule 7.9, not later than 10 days after the Execution Date, except for those Preferential Purchase Rights set forth on Schedule 5.5, which shall be sent within 80 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth on Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, not later than 10 days after the discovery thereof (or, if discovered by Buyer, no later than 10 days after Buyer notifies Seller in writing of such Preferential Purchase Rights)), Seller shall (x) send to the holder of each such Preferential Purchase Right a written notice in material compliance with the underlying agreement, Contract, Lease, Permit and/or Law applicable to or otherwise giving rise to such Preferential Purchase Right, requesting a waiver of such Preferential Purchase Right and (y) provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 5.5(a). In the event any delay in Closing results in an additional notice requirement or exercise period under any applicable Preferential Purchase Right, Seller shall be permitted to provide such notice or comply with such exercise period thereunder and shall promptly notify Buyer in writing if it takes any such action. Seller shall use commercially reasonable efforts to obtain waivers of all Preferential Purchase Rights prior to the Scheduled Closing Date; provided, however, Seller shall not be obligated to expend any monies or undertake any obligations (other than requesting such waivers) in connection with such obtaining waivers of such Preferential Purchase Rights. Seller covenants and agrees that it shall promptly provide written notice to Buyer after becoming aware of any actual or threatened dispute, disagreement or Proceeding affecting or with respect to any Preferential Purchase Right affecting or relating to the transactions contemplated by this Agreement.

(i)            If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interests to which its Preferential Purchase Right applies, then (w) the Conveyed Interest(s) (or portion(s) thereof) that are subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing (but only to the extent of the portion(s) of such Conveyed Interest(s) affected by such Preferential Purchase Right), (x) such Conveyed Interest(s) (or portion(s) thereof) shall, subject to the remaining provisions of this Section 5.5(a)(i), thereafter constitute Excluded Assets and Other Matters, (y) the Purchase Price shall be reduced at Closing by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing and (z) notwithstanding the foregoing, Seller shall continue to conduct operations in the ordinary course during the period beginning on the Closing Date and ending 180 days thereafter with respect to the applicable Conveyed Interests subject to such Preferential Purchase Rights. If (A) on or before 180 days following the Closing Date, such holder of such Preferential Purchase Right fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right, or (B) such Preferential Purchase Right holder waives in writing such Preferential Purchase Right at any time during the 180-day period following the Closing Date, and, in each case, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to any such Preferential Purchase Right, then (1) Seller shall promptly notify Buyer in writing thereof, (2) Buyer shall purchase, on or before the date that is ten Business Days following receipt of such notice, such Conveyed Interest(s) (or portion(s) thereof) that were so excluded from the Conveyed Interests assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest(s) (or portion(s) thereof) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (3) Seller shall assign to Buyer such Conveyed Interest(s) (or portion(s) thereof) pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable, and such Conveyed Interest(s) (or portion(s) thereof) shall cease to be Excluded Assets and Other Matters; provided, however, that notwithstanding anything to the contrary herein, Buyer shall have the right to elect (in its sole discretion) not to purchase or acquire any Conveyed Interests (or portion(s) thereof) that are subject to or affected by a Preferential Purchase Right that is described in subclause (A) of this Section 5.5(a)(i) if there is an unresolved dispute, disagreement or Proceeding with respect to such Preferential Purchase Right on the date that is 180 days following the Closing Date.

(ii)           If (A) a Preferential Purchase Right has been waived in writing by the applicable holder thereof prior to Closing or (B) as of the Closing, the time period for the exercise of any Preferential Purchase Right expires without being exercised or waived in writing by the holder thereof and, in each case, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to any such Preferential Purchase Right, then, the Conveyed Interests that are subject to such Preferential Purchase Rights shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(iii)          If, as of the Closing, (A) the time period for exercising any Preferential Purchase Right has not expired without exercise prior to Closing (and such Preferential Purchase Right has not been waived in writing by the holder thereof) or (B) there is any pending or threatened dispute, disagreement or Proceeding with respect to any matter related to any Preferential Purchase Right, then (unless Buyer expressly agrees otherwise in writing) (x) the Conveyed Interest(s) (or portion(s) thereof) subject to any such Preferential Purchase Right shall be excluded from the Conveyed Interests assigned to Buyer at Closing, (y) such Conveyed Interest(s) (or portion(s) thereof) shall, subject to the remaining provisions of this Section 5.5(a)(iii), thereafter constitute Excluded Assets and Other Matters, and (z) the Purchase Price shall be adjusted downward at Closing by the Allocated Value attributable to the affected Conveyed Interests. If, prior to the date that is 180 days following the Closing, such Preferential Purchase Right expires without exercise by the holder thereof (or is otherwise waived in writing by the holder thereof) and, as of such date, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Preferential Purchase Right, then (1) Seller shall promptly notify Buyer in writing thereof, (2) Buyer shall purchase, on or before the date that is ten Business Days following receipt of such notice, such Conveyed Interest(s) (or portion(s) thereof) that were so excluded from the Conveyed Interests assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest(s) (or portion(s) thereof) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (3) Seller shall assign to Buyer such Conveyed Interest(s) (or portion(s) thereof) pursuant to an instrument in substantially the same form as the Assignment and such Conveyed Interest(s) (or portion(s) thereof) shall cease to be Excluded Assets and Other Matters.

(b)           With respect to each Consent set forth on Schedule 7.4 (other than, for purposes of clarity, the Post-Closing Consents or FCC Consents), Seller, not later than 10 days after the Execution Date (and, other than Post-Closing Consents or FCC Consents, with respect to each such Consent that is required to be set forth on Schedule 7.4 but is not set forth on Schedule 7.4 and is discovered by either Party after the Execution Date and before the Closing Date), not later than 10 days after the discovery thereof (or, if discovered by Buyer, no later than 10 days after Buyer notifies Seller in writing of such Consent), shall

(i)            deliver to the holder of each such Consent a written notice in material compliance with the applicable underlying agreement, Contract, Lease, Permits or Law applicable to or otherwise giving rise to such Consent seeking such holder’s consent to the transactions contemplated hereby (or waiver thereof) and

(ii)           provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 5.5(b). Seller covenants and agrees that it shall promptly provide written notice to Buyer upon becoming aware of any actual or threatened dispute, disagreement or Proceeding affecting or related to any Consent.

(iii)          If, as of the Closing, (A) Seller fails to obtain any Required Consent (or waiver in writing by the holder thereof) set forth in Schedule 7.4 or any Required Consent (or waiver in writing by the holder thereof) that is required to be set forth on Schedule 7.4 but is not set forth on Schedule 7.4 and is discovered by either Party after the Execution Date and before the Closing Date or (B) there is any pending or threatened dispute, disagreement or Proceeding with respect to any matter related to any Required Consent, then, in each case (unless Buyer, in its sole discretion, elects to expressly waive such consent in writing), (1) the Conveyed Interest(s) (or portion(s) thereof) that are subject to any such Required Consent shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, (2) such Conveyed Interest(s) (or portion(s) thereof) shall, subject to the remaining provisions of this Section 5.5(b)(i), thereafter constitute Excluded Assets and Other Matters and (3) the Purchase Price shall be reduced at Closing by the Allocated Value of such Conveyed Interest(s) (or portion(s) thereof). In the event that (x) any such Required Consent (or a waiver in writing by the holder thereof) is obtained prior to the date that is 180 days following Closing and (y) as of such date, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Required Consent, then, (a) Seller shall deliver written notice thereof to Buyer and (b) on the date that is ten Business Days after such notice is delivered to Buyer (i) Buyer shall purchase the Conveyed Interest(s) (or portion(s) thereof) that were so excluded as a result of such un-obtained and/or disputed Required Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to such Conveyed Interest(s) (or portion(s) thereof) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (ii) Seller shall assign to Buyer such Conveyed Interest(s) (or portion(s) thereof) pursuant to an instrument in substantially the same form as the Assignment and such Conveyed Interest(s) (or portion(s) thereof) shall cease to be Excluded Assets and Other Matters. Notwithstanding the foregoing sentence, Buyer shall have the right, but not the obligation, to waive any Required Consent (in Buyer’s sole discretion) by delivering written notice to Seller. If such a waiver is delivered to Seller and, at such time, the Closing has occurred, then Seller shall promptly assign to Buyer the Conveyed Interest(s) subject to any such waived Required Consent, and Buyer shall pay to Seller an amount equal to the amount by which the Purchase Price was reduced at Closing with respect to such Conveyed Interest(s) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement), and Buyer shall thereafter have no claim against Seller in connection with Seller’s failure to obtain such Required Consent (or a waiver in writing by the holder thereof) and shall release and indemnify the Seller Indemnified Parties from any Liability to the extent arising from the failure to obtain such Required Consent (or a waiver in writing by the holder thereof).

(iv)          If, as of the Closing, (A) Seller fails to obtain any Medium Consent (or waiver in writing by the holder thereof) set forth in Schedule 7.4 or any Medium Consent (or waiver in writing by the holder thereof) that is required to be set forth on Schedule 7.4 but is not set forth on Schedule 7.4 and is discovered by either Party after the Execution Date and before the Closing Date or (B) there is any pending or threatened dispute, disagreement or Proceeding with respect to any matter related to any Medium Consent, then, in each case (unless Buyer, in its sole discretion, elects to expressly waive such consent in writing), (1) the Conveyed Interest(s) (or portion(s) thereof) that are subject to any such Medium Consent shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, (2) such Conveyed Interest(s) (or portion(s) thereof) shall, subject to the remaining provisions of this Section 5.5(b)(ii), thereafter constitute Excluded Assets and Other Matters and (3) the Purchase Price shall be reduced at Closing by the Allocated Value of such Conveyed Interest(s) (or portion(s) thereof). If, as of the date that is 180 days following the Closing, (x) any such Medium Consent (or a waiver in writing by the holder thereof) is obtained or (y) as of such date, any such Medium Consent is not obtained (or a waiver in writing by the holder thereof is not obtained) and (A) there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Medium Consent and (B) such Medium Consent is not denied in writing by the holder thereof, then, (a) Seller shall deliver written notice thereof to Buyer and (b) on the date that is ten Business Days after such notice is delivered to Buyer (i) Buyer shall purchase the Conveyed Interest(s) (or portion(s) thereof) that were so excluded as a result of such previously un-obtained and/or disputed Medium Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to such Conveyed Interest(s) (or portion(s) thereof) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (ii) Seller shall assign to Buyer such Conveyed Interest(s) (or portion(s) thereof) pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable, and such Conveyed Interest(s) (or portion(s) thereof) shall cease to be Excluded Assets and Other Matters. Notwithstanding the foregoing sentence, Buyer shall have the right, but not the obligation, to waive any Medium Consent (in Buyer’s sole discretion) by delivering written notice to Seller. If such a waiver is delivered to Seller and, at such time, the Closing has occurred, then Seller shall promptly assign to Buyer the Conveyed Interest(s) subject to any such waived Medium Consent, and Buyer shall pay to Seller an amount equal to the amount by which the Purchase Price was reduced at Closing with respect to such Conveyed Interest(s) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement), and Buyer shall thereafter have no claim against Seller in connection with Seller’s failure to obtain such Medium Consent (or a waiver in writing by the holder thereof) and shall release and indemnify the Seller Indemnified Parties from any Liability to the extent arising from the failure to obtain such Medium Consent (or a waiver in writing by the holder thereof).

(v)           Prior to Closing, other than Post-Closing Consents (and subject to and except as otherwise provided in Section 9.3), and, with respect to any Medium Consents or Required Consents that are excluded at Closing pursuant to this Section 5.5, for a period of 180 days after Closing, Seller and Buyer shall use their respective commercially reasonable efforts to obtain all Consents listed on Schedule 7.4 (and any Consent that is not set forth on Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to expend any monies or undertake any obligations (other than requesting such Consents) in order to obtain any such Consent (other than any ordinary course transfer fees expressly set forth in the underlying instrument, which transfer fees are described on Schedule 5.5(b)(iii) (which shall be borne by Buyer)). Subject to the foregoing, Buyer agrees to cooperate in good faith with Seller to provide Seller with any information or documentation that may be reasonably requested in writing by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents, if, and to the extent, such requested information or documentation is in Buyer’s or any of its Affiliates’ possession or control and is not subject to any confidentiality and/or non-disclosure restrictions prohibiting or restricting Buyer’s disclosure thereof.

(vi)          Other than Post-Closing Consents, Required Consents, Medium Consents or the FCC Consents, if Seller fails to obtain a Consent, and as of such date, there is no pending or threatened dispute, disagreement or Proceeding with respect to any matter related to such Consent and such Consent has not been denied in writing, then the Conveyed Interest(s) (or portion(s) thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against Seller and hereby releases and indemnifies the Seller Indemnified Parties from any Liability to the extent arising from the failure to obtain such Consent.

(c)           With respect to any Post-Closing Consents or any post-Closing notice or other similar requirements applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (“Buyer Consent/Notice Requirements”), (i) Buyer shall use commercially reasonable efforts to comply with such Buyer Consent/Notice Requirements, (ii) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability to the extent relating to compliance with such Buyer Consent/Notice Requirements, (iii) Buyer assumes and shall be solely responsible from and after Closing for any Liabilities arising from the failure to comply with or to have obtained any such Buyer Consent/Notice Requirements and (iv) Seller shall cooperate in good faith with Buyer in connection with any such Buyer Consent/Notice Requirements.

(d)           The provisions of this Section 5.5 shall apply mutatis mutandis to the applicable Affiliate of Seller (versus Seller) in the case of any of the Conveyed Interests are owned by such Affiliate of Seller; provided, however, that, notwithstanding the foregoing, Seller shall (i) cause such Affiliates to comply with and fulfill any and all such applicable obligations set forth in this Section 5.5 and (ii) remain liable and responsible for all purposes of this Agreement for any such Affiliate’s failure to comply with and fulfill any such obligations set forth in this Section 5.5.

Article VI
ENVIRONMENTAL MATTERS

6.1            Environmental Defects.

(a)           Assertions of Environmental Defects. As a condition to Buyer asserting any claim with respect to any alleged Environmental Defect, Buyer must deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. Subject to, and without limitation of, clause (vi) of Schedule 13.1(b) and Seller’s representations and warranties set forth in Section 7.18 (and, in each case, Seller’s indemnity obligations related thereto), for all other purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no Liability for, (i) any Environmental Defect which Buyer fails to assert as an Environmental Defect by a timely and properly delivered Environmental Defect Notice received by Seller before the Environmental Defect Claim Date and (ii) any Environmental Condition that is not an Environmental Defect, with such liabilities becoming “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (A) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated or implicated thereby, if any) and the Conveyed Interest(s) affected by such alleged Environmental Defect (each, an “Environmental Defect Property”), (B) the Allocated Value of each Environmental Defect Property (or portions thereof) affected by such alleged Environmental Defect, as applicable (provided nothing herein shall prevent Buyer from asserting an Environmental Defect for a Conveyed Interest where the Allocated Value is zero), (C) supporting documents reasonably necessary for Seller to identify the existence of such alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)), and (D) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect with respect to each Environmental Defect Property. Notwithstanding anything to the contrary in this Agreement, the failure of an Environmental Defect Notice to include any of the information or documentation identified or described in Section 6.1(a)(A) through Section 6.1(a)(D) above shall not render such Environmental Defect Notice void or ineffective if such Environmental Defect Notice otherwise materially complies with the requirements set forth in this Section 6.1(a) and provides Seller with sufficient information to evaluate the alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.

(b)           Seller’s Right to Cure. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the Closing Date (the “Environmental Defect Cure Deadline”). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller written notice of all alleged Environmental Defects discovered by Buyer as soon as practical under the circumstance, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Claim Date; provided that the failure to deliver such preliminary notice shall not affect Buyer’s right to submit an Environmental Defect Notice with respect to such Environmental Defects. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its other rights under this Section 6.1 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect. Seller shall be entitled to provide Buyer notice of Seller’s election to cure any Environmental Defect no later than 5 Business Days after the Environmental Defect Claim Date, and the failure to provide notice by such date shall be deemed an election not to cure (or to attempt to cure) by Seller.

(c)           Remedies for Environmental Defects. Subject to Seller’s right to dispute the existence of an Environmental Defect in accordance with Section 6.1(f) and/or the Remediation Amount asserted with respect thereto, and subject to the limitations in Section 6.1(e) and the rights of the Parties pursuant to Section 14.1(f), in the event that Seller has not cured an Environmental Defect that has been timely and properly asserted by Buyer in accordance with Section 6.1(a) by the expiration of the Environmental Defect Cure Deadline and such Environmental Defect has not been waived by Buyer, Seller shall elect to:

(i)            reduce the Purchase Price or Final Price, as applicable, by the applicable Remediation Amount; or

(ii)           retain the entirety of the applicable Environmental Defect Property, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property, provided the remedy set forth in this Section 6.1(c)(ii) shall only be available, if the Remediation Amount applicable to such Environmental Defect equals or exceeds the greater of (A) seventy-five percent (75%) of the Allocated Value of the applicable Environmental Defect Property and (B) $750,000, and, in each case of an Environmental Defect Property that is not a Lease or Well, the applicable Environmental Defect Property would not be, as determined by Buyer in good faith, material with respect to the use, value or operation of the Conveyed Interests related to and including such Environmental Defect Property, taken as a whole, from and after the Closing; provided that Buyer shall have the right to elect the remedy set forth in this Section 6.1(c)(ii) if such remedy is available but is not elected by Seller. In connection with the remedy set forth in this Section 6.1(c)(ii), Seller acknowledges and agrees that (y) it shall retain all Liabilities and obligations of any kind related or applicable to any such Environmental Defect Property (including, for purposes of clarity, with respect to the Environmental Defect(s) applicable thereto) and (z) such Environmental Defect Property shall thereafter constitute an Excluded Asset and Other Matters for all purposes of this Agreement.

In the event that, as of the Closing Date, there are Environmental Defects with respect to which (A) Seller has not elected to Remediate pursuant to Section 6.1(b) or failed to Remediate all or part thereof prior to the Environmental Defect Cure Deadline and (B) Seller has not disputed the alleged Environmental Defect or the alleged Remediation Amount, the Purchase Price shall be reduced at Closing by the aggregate Remediation Amount of such Environmental Defects (or, the Allocated Value of the applicable Environmental Defect Property in the event Seller has retained such Environmental Defect Property pursuant to this Section 6.1(c)(ii)), subject to the limitations in Section 6.1(e). If Seller and Buyer are unable to agree on the existence or scope of any Environmental Defect or the Remediation Amount at the Closing, Buyer’s good faith determination with respect to such Environmental Defect or Remediation Amount shall be utilized for purposes of determining the Defect Escrow Amount at the Closing. If the Purchase Price is reduced for any Environmental Defect pursuant to this Section 6.1 or if the Purchase Price would have been reduced for any Environmental Defect but for the application of the Individual Environmental Threshold or the Environmental Defect Deductible, Buyer shall be deemed to have assumed responsibility for such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations. Subject to and without limitation of, clause (vi) of Schedule 13.1(b) and Seller’s representations and warranties set forth in Section 7.18 (and, in each case, Seller’s indemnity obligations related thereto) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(f), Buyer shall also be deemed to have assumed responsibility for any and all Environmental Conditions which do not constitute an Environmental Defect under this Agreement and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.

(d)           Exclusive Remedy. Subject to and without limitation of, clause (vi) of Schedule 13.1(b) and Seller’s representations and warranties set forth in Section 7.18 (and, in each case, Seller’s indemnity obligations related thereto) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(f) or under Article XIII solely with respect to clauses (vi) and (viii) of Schedule 13.1(b), to any Environmental Condition with respect to any Conveyed Interest or other environmental matter. With respect to all Non-Cost Bearing Interests, (i) there shall be deemed to be no Environmental Defect and (ii) Buyer shall not be entitled to assert Environmental Defects with respect to such interests.

(e)           Environmental Threshold and Deductible. (i) Subject to the last sentence of this Section 6.1(e), in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount (net to Seller’s interests) for an Environmental Defect Property does not exceed $[***] (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount for an Environmental Defect Property exceeds the Individual Environmental Threshold unless (A) the amount of the sum of the aggregate Remediation Amounts of all such Environmental Defect Properties where the Individual Environmental Threshold is exceeded (but excluding any Remediation Amounts attributable to any Environmental Defects to the extent cured by Seller prior to the Environmental Defect Cure Deadline and any Conveyed Interests subject to Environmental Defects that are retained by Seller, pursuant to Section 6.1(c)(ii)) exceeds (B) an amount equal to [***] percent ([***]%) of the unadjusted Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, the amount equal to [***] percent ([***]%) of the unadjusted Purchase Price less the Allocated Other Working Interest Owner Amount (the “Environmental Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the sum of clause (A) above exceeds the Environmental Defect Deductible. If an individual Environmental Defect affects more than one Environmental Defect Property, the Remediation Amounts for each such Environmental Defect Property shall be aggregated for purposes of determining whether the Remediation Amounts of any such Environmental Defects in the aggregate exceed the Individual Environmental Threshold. For the avoidance of doubt, if an Environmental Defect is of a similar type or circumstance as another Environmental Defect (e.g., Environmental Defects related to separate air permits), such Environmental Defects shall not be aggregated for purposes of determining the Individual Environmental Threshold.

(f)            Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to the Environmental Defect Cure Deadline and (ii) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the Environmental Defect Cure Deadline (any disagreements between the Parties as to items (i) and/or (ii), collectively, the “Disputed Environmental Matters”). If Seller and Buyer are unable to agree by the Environmental Defect Cure Deadline, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 15 years’ experience pertaining to environmental matters involving oil and gas producing properties in the State of Texas, as selected by the mutual agreement of Buyer and Seller within 15 days after the Dispute Date (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(f), the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(f). Each of Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the Disputed Environmental Matters in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth Business Day after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within 20 days after the end of such ten Business Day period after the submission of the Disputed Environmental Matters and shall be final and binding upon both Parties, without right of appeal and shall be enforceable against the Parties in a court of competent jurisdiction. Once appointed, the Environmental Arbitrator shall have no ex parte communication with either Party related to Disputed Environmental Matters. In making his determination, the Environmental Arbitrator shall make a determination of the Disputed Environmental Matters submitted based solely on the single written submission of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Environmental Arbitrator requests additional information from either Party), shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Environmental Arbitrator (and the AAA, if applicable) and the reasonable legal costs and expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Environmental Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price in the Final Settlement Statement, then within ten days after the date the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 6.1(e), the amount, if any, so awarded to a Party shall first, be satisfied out of the balance of the Defect Escrow Amount remaining after application of Section 3.6(b) and, then, if applicable, the owing Party shall pay to the owed Party any outstanding awarded amounts. Notwithstanding anything herein to the contrary, if there is any dispute as to an Environmental Defect that affects whether either Party may elect to exclude the Environmental Defect Property pursuant to Section 6.1(c)(ii) with respect to an Environmental Defect, then the applicable Environmental Defect Property shall be excluded from the Conveyed Interests assigned at Closing and the Allocated Value of such Environmental Defect Property shall be paid into the Escrow Account at Closing. If the Environmental Arbitrator determines that such Party does not have the right to elect to exclude the Environmental Defect Property pursuant to Section 6.1(c)(ii) with respect to an Environmental Defect, then within ten days after the date on which the Environmental Arbitrator delivers written notice to Buyer and Seller of such determination, (A) Seller shall assign to Buyer the retained Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment and (B) the Allocated Value less the determined Remediation Amount, if any, shall first, be paid to Seller out of the balance of the Defect Escrow Amount remaining after the application of Section 3.6(b) and, then, if applicable, by Buyer.

(g)           Walk-Right Environmental Dispute Resolution. In the event a Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 14.1(f), Seller or Buyer may, prior to giving effect to Section 14.1(f), as applicable, elect to submit all Disputed Environmental Matters to the Environmental Arbitrator in accordance with the procedures set forth in Section 6.1(f); provided, that notwithstanding anything to the contrary in Section 6.1(f), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 10.4 or Section 11.4, as applicable, in respect of any Disputed Environmental Matters would, when taken together with all other adjustments pursuant to Section 10.4 or Section 11.4, trigger the termination right under Section 14.1(f). For the avoidance of doubt, if Seller or Buyer elect to submit to the Environmental Arbitrator in accordance with this Section 6.1(g), no Party may terminate this Agreement pursuant to Section 14.1(f) until final resolution of such arbitration unless the termination right under Section 14.1(f) would otherwise apply solely by virtue of any undisputed Remediation Amounts, together the other aggregate adjustments pursuant to Section 10.4 or Section 11.4, as applicable.

6.2            NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition resulting in a violation of Environmental Laws.

Article VII
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants (and with respect to any Subject Property that is not operated by Seller, Seller represents and warrants to Seller’s Knowledge) to Buyer, (a) with respect to all Conveyed Interests other than the Other Working Interest Owner Interests, as of the Execution Date and the Closing Date, and (b) with respect to the Other Working Interest Owner Interests if acquired by Seller prior to the Closing Date, as of the Other Working Interest Owner Acquisition Date and the Closing Date, in each case of (a) and (b), as follows:

7.1            Organization, Existence and Qualification. Seller is a limited partnership duly formed and validly existing under the Laws of the State of Oklahoma. Seller, and each of Seller’s Affiliates holding or owning any of the Conveyed Interests, has all requisite power and authority to own and operate its property (including the Conveyed Interests) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

7.2            Authorization, Approval and Enforceability. Seller and any of its Affiliates has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller and any of its Affiliates holding or owning any interest in the Conveyed Interests of this Agreement and each other Transaction Document to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller or its Affiliates, as applicable. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller and its Affiliates is a party when executed and delivered by Seller and its Affiliates will be, the valid and binding obligations of Seller and its Affiliates and enforceable against Seller and its Affiliates in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3            No Conflicts. Assuming the receipt of all Regulatory Approvals and Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller and its Affiliates of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller or each of Seller’s Affiliates holding or owning any of the Conveyed Interests, (b) except for Permitted Encumbrances, result in a default, breach or violation or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which Seller, and each of Seller’s Affiliates holding or owning any of the Conveyed Interests, is a party or by which Seller or any of Seller’s Affiliates holding or owning any of the Conveyed Interests may be bound or (c) violate any Law applicable to Seller, each of Seller’s Affiliates holding or owning any of the Conveyed Interests, except in the case of clauses (b) and (c) where such default, breach, violation, Encumbrance, termination, cancellation, acceleration or violation would not be reasonably expected to have a Material Adverse Effect.

7.4            Consents. There are no restrictions to assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller, or any of Seller’s Affiliates holding or owning any of the Conveyed Interests, is required to obtain in connection with the transfer of the Conveyed Interests by Seller, and each of Seller’s Affiliates holding or owning any of the Conveyed Interests, to Buyer or the consummation of the transactions contemplated by this Agreement by Seller and any of its Affiliates holding or owning any of the Conveyed Interests (each, a “Consent”), except (a) as set forth in Schedule 7.4, (b) for Post-Closing Consents, (c) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement which are set forth on Schedule 7.9, (d) any notice to be given after consummation of the transactions contemplated hereby and (e) for any Regulatory Approvals. Schedule 7.4 includes a complete and correct list of all Consents (other than Post-Closing Consents, Preferential Purchase Rights, notices to be given after consummation of the transactions contemplated hereby and any Regulatory Approvals) relating to the Conveyed Interests and/or the consummation of the transactions contemplated by this Agreement.

7.5            Bankruptcy. There are no bankruptcy, reorganization, insolvency or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any of its respective Affiliates.

7.6            Litigation. Except as set forth in Schedule 7.6 or Schedule 9.11 (such litigation matters, the “Scheduled Litigation”), as of the Execution Date (a) there is no suit, litigation, arbitration or Proceeding by any Third Party or before any Governmental Authority (i) pending against Seller (with respect to the Conveyed Interests) or any of Seller’s Affiliates holding or owning any of the Conveyed Interests (with respect to the Conveyed Interests) of which Seller or any of its Affiliates has received service or written notice or (ii) to Seller’s Knowledge, threatened in writing against Seller (with respect to the Conveyed Interests) or any of Seller’s Affiliates holding or owning any of the Conveyed Interests (with respect to the Conveyed Interests) that, in either instance, is applicable to or otherwise binding upon the Conveyed Interests, (b) none of Seller or any of its Affiliates is subject to any outstanding Order with respect to the ownership, operation, use and/or development of any of the Conveyed Interests or the performance of this Agreement or any Transaction Document and (c) to Seller’s Knowledge, none of the Conveyed Interests (including, for purposes of clarity, with respect to the ownership, operation, use and/or development thereof) is subject to or otherwise burdened by any outstanding Order. This Section 7.6 does not include any matters with respect to Taxes, which shall be exclusively addressed in Section 7.12.

7.7            Material Contracts.

(a)           Schedule 7.7 sets forth, as of the Execution Date, a true, complete and accurate list of all Applicable Contracts of the type described below (such Applicable Contracts, collectively, the “Material Contracts”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller, or any of Seller’s Affiliates holding or owning any of the Conveyed Interests, of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)           any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller, or any of Seller’s Affiliates holding or owning any of the Conveyed Interests, of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty on 30 days’ or less notice;

(iv)          any indenture, mortgage, loan, credit lien, sale-leaseback or similar Applicable Contract affecting any of the Conveyed Interests which will not be released on or prior to the Closing;

(v)           any Applicable Contract that constitutes a lease under which Seller, or any of Seller’s Affiliates holding or owning any of the Conveyed Interests, is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves (y) an annual base rental of more than $50,000 or (z) the payment of more than $150,000 in the aggregate for related services to any contract counterparty;

(vi)          any Applicable Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Buyer or any of the Conveyed Interests after the Closing Date;

(vii)         any Applicable Contract that constitutes or contains a farmout or farmin agreement, partnership agreement, area of mutual interest agreement (or similar provision with respect to the Conveyed Interests), non-compete agreement, exploration agreement, participation agreement, development agreement, unit operating agreement, joint operating agreement, joint venture agreement, acreage trade, exchange or contribution agreement, drilling contract, carry agreement, net profits interest agreement, purchase and sale agreement, production sharing agreement, unit agreement, or any other similar Applicable Contract, in each case, where any material obligation thereof have not been fully performed and will be binding upon Buyer and/or the Conveyed Interests after the Effective Time;

(viii)        any salt water disposal, gathering, processing, transportation or other similar Applicable Contract;

(ix)           any Applicable Contract containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision to the extent relating to the Water Disposal JV Interests;

(x)            any Applicable Contract to sell, lease, farmout, exchange, transfer or otherwise dispose of all or any portion of any of the Conveyed Interests (other than with respect to the production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon the intent to abandon any Conveyed Interest;

(xi)           Any Applicable Contract that provides for a call upon, option to purchase or similar right with respect to the Conveyed Interests;

(xii)          Any Applicable Contract with any express drilling or development obligations on the part of Seller or any of its Affiliates to the extent such obligation has not been fulfilled;

(xiii)         Any Applicable Contract that contains provisions (a) requiring Seller or any of its Affiliates to exclusively deal with or purchase its total requirements or a minimum amount of any product or service from a Third Party, (b) requiring Seller or any of its Affiliates to be the exclusive provider of any product or service to any Third Party, (c) requiring one party to extend to the other party terms that have been granted to a third party that are more favorable than those under that agreement or (d) containing non-compete obligations; and

(xiv)            Any Applicable Contract where the primary purpose thereof was to indemnify another Person to the extent such obligation has not been fulfilled.

(b)           Except as set forth in Schedule 7.7-(i), there exists no material breach, violation or default under any Material Contract by Seller or its Affiliates or, to Seller’s Knowledge, as of the Execution Date, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any breach, violation or default under any such Material Contract by Seller, any of Seller’s Affiliates, or, to Seller’s Knowledge, as of the Execution Date, any other Person who is a party to such Material Contract, and, as of the Execution Date, none of Seller or any of Seller’s Affiliates has given or received any unresolved written notice of any actual, potential or threatened termination, cancellation, breach, violation or default with respect to any Material Contract.

(c)           Except as set forth in Schedule 7.7-(ii), to Seller’s Knowledge (i) there exists no material default under any other Applicable Contract by Seller, its Affiliates or, as of the Execution Date, any other Person that is a party to such other Applicable Contract, (ii) no event has occurred that with notice or lapse of time or both would constitute any default under any such other Applicable Contract by Seller, any of Seller’s Affiliates or, as of the Execution Date, any other Person who is a party to such other Applicable Contract and (iii) as of the Execution Date, none of Seller or any of Seller’s Affiliates has given or received any unresolved written notice of any actual, potential or threatened termination, cancellation or default with respect to any other Applicable Contract.

(d)           As of the Execution Date, none of Seller or any of its Affiliates has received any written notice disputing Seller’s or any of its Affiliates’ legal right of access with respect to any Property that remains unresolved or outstanding. Except as set forth on Exhibits A, G-1, G-2, or G-3 or Schedule 7.7(d), to Seller’s Knowledge, no Property is subject to any restriction on use of the surface in connection with Hydrocarbon operations that would materially and adversely affect such use or operations as currently used and operated.

(e)           As of the Execution Date, Seller has delivered or made available to Buyer true and complete copies of each Material Contract and any and all amendments, modifications and supplements thereto.

7.8            No Violation of Laws. Except as set forth in Schedule 7.8, neither Seller nor Seller’s Affiliates holding or owning any of the Conveyed Interests has received any unresolved written notice that it is in violation in any material respect of applicable Laws with respect to the ownership, operation, use and/or development of any of the Conveyed Interests. Other than matters which have been resolved and for which there are no outstanding fines, penalties or material settlement amounts related thereto for which Buyer would be responsible, except as set forth in Schedule 7.8, the Subject Properties are, Seller’s and its Affiliates’ ownership, operation, use and development of the Subject Properties is and, to Seller’s Knowledge, as of the Execution Date, any applicable Third Party’s ownership, operation, use and development of the Subject Properties is, in material compliance with the provisions and requirements of all applicable Laws of any Governmental Authority. This Section 7.8 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Article VI and Section 7.12, respectively.

7.9            Preferential Rights. Except as set forth in Schedule 7.9, (a) with respect to the Conveyed Interests operated by Seller or any of Seller’s Affiliates, and (b) with respect to the Conveyed Interests that are not operated by Seller or any of its Affiliates, to Seller’s Knowledge, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”). Schedule 7.9 contains a complete and correct list of all Preferential Purchase Rights relating to the Conveyed Interests and/or the consummation of the transactions contemplated by this Agreement.

7.10          Imbalances. To Seller’s Knowledge, Schedule 7.10 sets forth all Imbalances associated with the Conveyed Interests as of the Effective Time.

7.11          Current Commitments. Schedule 7.11 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $100,000 (net to Seller’s and its Affiliates’ collective interest) (the “AFEs”) relating to the Conveyed Interests to drill or rework any Wells for which all or any part of the activities anticipated in such AFEs have not been completed by the Execution Date.

7.12          Taxes. Except as set forth in Schedule 7.12, during the period of Seller’s ownership of the Conveyed Interests,

(a)           all material Asset Taxes that have become due and payable by Seller or its Affiliates and all income and other material Taxes that have become due and payable by the Tarrant Salt Water Disposal Joint Venture have been properly paid in full;

(b)           all material Tax Returns with respect to Asset Taxes required to have been filed by Seller or its Affiliates and all income and other material Tax Returns required to have been filed by the Tarrant Salt Water Disposal Joint Venture have been timely filed and all such Tax Returns are true, correct and complete in all material respects;

(c)           no Tax audits or administrative or judicial proceedings are being conducted, are presently pending or have been threatened in writing, in each case, with respect to Asset Taxes or any Taxes imposed on the Tarrant Salt Water Disposal Joint Venture;

(d)           there are no Encumbrances on any of the Conveyed Interests (including the assets of the Tarrant Salt Water Disposal Joint Venture) attributable to Taxes other than statutory liens for current period Taxes that are not yet due and payable;

(e)            none of Seller or any its Affiliates has received written notice of any pending claim with respect to material Asset Taxes or with respect to income or other material Taxes of the Tarrant Salt Water Disposal Joint Venture, and there is no assessment, deficiency, or adjustment (in each case which remains unresolved) that has been asserted in writing, proposed in writing or, to the Knowledge of the Seller or its Affiliates, threatened in writing with respect to such Taxes;

(f)            the Tarrant Salt Water Disposal Joint Venture has, at all times, been properly treated as a disregarded entity or partnership for U.S. federal (and applicable state) income Tax purposes; and

(g)           other than the Water Disposal JV Interests and the Other Working Interest Owner Interests, none of the Conveyed Interests is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

7.13            Brokers’ Fees. None of Seller or any of its Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

7.14            Ownership of Water Disposal JV Interests.

(a)           Seller is the record and beneficial owner of fifty percent (50%) of the partnership interests in the Tarrant Salt Water Disposal Joint Venture, free and clear of Encumbrances (other than restrictions on transfer pursuant to applicable (i) securities Laws and (ii) its governing organizational documents).

(b)           The delivery by Seller of the Assignment of Water Disposal JV Interests will vest Buyer with good title to fifty percent (50%) of the partnership interests in the Tarrant Salt Water Disposal Joint Venture, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable (i) securities Laws and (ii) its governing organizational documents).

7.15            Capitalization of the Tarrant Salt Water Disposal Joint Venture.

(a)           The Water Disposal JV Interests constitute fifty percent (50%) of the partnership interests in the Tarrant Salt Water Disposal Joint Venture.

(b)           Except as set forth on Schedule 7.15(b), there is no outstanding option, consent, right of first offer, right of first refusal, tag along right, drag along right or other right entitling any Person to purchase or otherwise acquire the Water Disposal JV Interests.

(c)           Prior to the Closing Date, Buyer has been provided access to a complete and accurate copy of the Joint Venture Agreement (including all amendments and modifications thereto) which is the governing organizational document for the Tarrant Salt Water Disposal Joint Venture. Seller is in compliance in all material respects with all of its obligations, covenants and agreements thereunder and, to Seller’s Knowledge, as of the Execution Date, there is no unresolved dispute thereunder.

7.16          Payment of Burdens. Except as set forth on (i) Schedule 7.16, (ii) Schedule 7.6 or (iii) Schedule 9.11 (and in each case of (ii) and (iii), including the facts and circumstances related thereto and/or the outcomes thereof) and except for funds that are being held in suspense in accordance with applicable Laws and constitute Suspense Funds, all Burdens due and payable by or on behalf of Seller, any of its Affiliates or, to Seller’s Knowledge, as of the Execution Date, any Third Party with respect to the Conveyed Interests have been fully, timely and properly calculated and paid in all material respects and are not in arrears, or, if not paid, Seller or the applicable Affiliate is contesting the same in good faith in the normal course of business as set forth on Schedule 7.16.

7.17          Payout Balances. To Seller’s Knowledge, Schedule 7.17 contains a complete list of the status of any “payout” balance, as of the Effective Time, with respect to Wells operated by Seller (or its Affiliates) subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

7.18          Environmental Matters. Except as described on Schedule 7.18 as of the Execution Date:

(a)           neither Seller nor any of its Affiliates has received, nor to Seller’s Knowledge has any Third Party operator of any of the Conveyed Interests received, any written notice of violation of, or non-compliance, in each case, in any material respect, with, any Environmental Laws applicable or relating to the Conveyed Interests where such violation or non-compliance has not been previously cured and Remediated or otherwise resolved; (b) to Seller’s Knowledge, the Conveyed Interests (including Seller’s and its applicable Affiliates’ ownership, operation, use, maintenance and development thereof and the operation, use, maintenance and development by any applicable Third Party operator thereof) are in compliance with Environmental Laws in all material respects, and (c) to Seller’s Knowledge, there has been no unresolved release of Hazardous Substances on or from the Conveyed Interests that violates in any material respect any Environmental Law or with respect to which material Remediation is presently required under Environmental Laws. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 7.18 are the only representations and warranties of Seller in this Agreement with respect to any Environmental Law or environmental matter relating to the Conveyed Interests.

7.19          Liens and Encumbrances; Status of the Leases and Units.

(a)           Seller and its Affiliates holding and/or owning any of the Conveyed Interests shall convey such Conveyed Interests to Buyer free and clear of all liens, mortgages and other Encumbrances, if any, created by, through or under Seller or any of its Affiliates (other than Permitted Encumbrances), and at or prior to the Closing, Seller and its Affiliates holding Conveyed Interests shall cause its lenders, or other Third Parties, with liens or Encumbrances on the Conveyed Interests, if any, securing indebtedness for borrowed money to execute and deliver all documentation necessary to release all such liens and Encumbrances.

(b)           Excluding matters addressed in Seller’s representations and warranties set forth in Section 7.16 and facts, circumstances or other matters that could have been or are asserted as Title Defects pursuant to Article V (including those that could have been or are asserted as Title Defects pursuant to Article V but for application of the Individual Title Defect Threshold), as of the Execution Date, (A) to Seller’s Knowledge, none of Seller, any of its Affiliates or any Third Party operator of any of the Conveyed Interests is in default with respect to any of its material obligations under or in respect of any of the Leases or Units and (B) none of Seller, any of its Affiliates or, to Seller’s Knowledge, any Third Party that is a party to any Lease or Unit has not received from any other party to any such Lease or Unit any written notice of any unresolved default under any such Lease or of such party’s cancellation or termination of, or intent or threat to cancel or terminate, any such Lease or Unit.

7.20          Take-or-Pay or Bonus Payments; Non-Consent Elections. Except as set forth on Schedule 7.20, none of Seller or any of its Affiliates are obligated, under a take-or-pay, advance payment or similar arrangement, or by virtue of an election to non- consent or not participate in a past or current operation on a Property pursuant to any applicable operating agreement or other similar agreement or arrangement, to produce or deliver Hydrocarbons, or allow Hydrocarbons to be produced or delivered, without receiving full payment at the time of production or delivery in an amount that corresponds to Seller’s or its Affiliate’s Net Revenue Interest in the production of Hydrocarbons attributable to such Property. Except (a) as set forth on Schedule 7.20, or where an “APO Working Interest” and “APO Net Revenue Interest” is set forth on Exhibit A, Exhibit B or Schedule I-2, and (b) for any interest or matter that has reverted, Seller and its Affiliates have not elected nor been deemed to have elected as a non-consenting party with respect to any Well, proposal or other operations with respect to any of the Conveyed Interests.

7.21          Receipt of Revenues. Except (a) as set forth on Schedule 7.21, (b) with respect to Conveyed Interests that are not operated by Seller or any of its Affiliates, (c) for customary netting or offsets made in the ordinary course of business and (d) for other netting or offsets permitted under the terms of written Contracts, to Seller’s Knowledge, as of the Execution Date, Seller and any of its Affiliates holding and/or owning any of the Conveyed Interests is timely receiving the full share of proceeds to which Seller or such Affiliate is entitled from the sale of Hydrocarbons produced from or allocable to the Conveyed Interests and all other income, revenues and proceeds earned from or with respect to any of the Conveyed Interests, without suspense or counterclaim, netting or set-off.

7.22          Suspense Funds. Schedule 7.22 sets forth (i) a true, complete and accurate list of all funds, proceeds of production, unclaimed property and related escheat obligations attributable and/or related to the Conveyed Interests that are due and owing to any Person and held in suspense by or on behalf of Seller or any of its Affiliates as of the date(s) set forth on such schedule (collectively, the “Suspense Funds”), (ii) if known, a general description of the reason(s) they are being held in suspense and (iii) if known, a true, complete and accurate list of the name or names of the Persons claiming any Suspense Funds or to whom any Suspense Funds are owed.

7.23          Credit Support. Schedule 7.23 sets forth a true and complete list of all Governmental Bonds, surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted or otherwise provided by or on behalf of Seller or any of its Affiliates with respect to the Conveyed Interests (including with respect to the ownership, operation, development or use thereof) (collectively, the “Credit Support”). True and complete copies of all such Credit Support have been made available to Buyer prior to the Execution Date (other than Credit Support which also relates to assets or obligations of Seller and its Affiliates other than the Conveyed Interests or Subject Properties).

7.24          Plugging and Abandonment; Wells; Access Rights. Except as set forth on Schedule 7.24, as of the Execution Date, (i) neither Seller nor any of its Affiliates has received any notices or demands from Governmental Authorities or other Third Parties to plug or abandon or dismantle any Wells that currently requires such plugging or abandonment to occur, (ii) to Seller’s Knowledge, there are no Wells that Seller, any of its Affiliates or the relevant Third Party operator thereof is currently obligated by any applicable Leases, Applicable Contracts, instruments, agreements, Laws or other Permits to commence plugging, abandonment or dismantling, as applicable, on or prior to the Execution Date, excluding, for the avoidance of doubt, Wells that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority and (iii) to Seller’s Knowledge, the Wells that have been plugged and abandoned by Seller or its Affiliates have been plugged and abandoned in a manner that complies in all material respects with all applicable Leases, Applicable Contracts, instruments, agreements, Laws and other Permits. To Seller’s Knowledge, (A) subject to Permitted Encumbrances, all Wells drilled and completed by Seller or any of its Affiliates that are included in the Conveyed Interests have been drilled and completed within the applicable limits permitted by, and in accordance with the applicable terms and conditions of, all applicable Leases, Applicable Contracts and pooling and unit agreements or other similar orders and (B) Schedule 7.24 identifies all shut-in, temporarily abandoned or other inactive Wells operated by Seller or any of its Affiliates that are located on or within any of the Lands as of November 18, 2019.

7.25          Carried Obligations. Except for Seller’s and its Affiliates’ respective express obligations under the Material Contracts (including obligations with respect to non-consenting interest owners) and obligations with respect to non-participating fee simple mineral or working interest owners and drilling and normal ongoing lease operating expenses relating to the Wells, none of Seller or any of its Affiliates has any obligation to carry or bear any other interest owner’s share of any expenses, obligations or any similar Liabilities which exceed, individually or in the aggregate, two hundred fifty thousand dollars ($250,000.00) (net to Seller’s and its Affiliates’ collective interests in the applicable Conveyed Interests).

7.26          Areas of Mutual Interest. Except as set forth on Schedule 7.7, neither Seller nor any of its Affiliates nor any of the Conveyed Interests is subject to any area of mutual interest agreements or agreements that include non-competition restrictions or other similar restrictions on doing business that would be binding on Buyer, any Affiliates of Buyer or the Conveyed Interests after Closing.

7.27          Oil and Gas Operations.

(a)           Other than any issues which have been resolved and for which there are no outstanding fines, penalties or material settlement amounts related thereto for which Buyer would be responsible (other than as set forth in any Material Contract or arising in the ordinary course of business), subject to Permitted Encumbrances, all wells included in the Conveyed Interests drilled by Seller or its Affiliates have been drilled and (if completed) completed in material compliance with all applicable oil and gas leases, pooling and unit agreements, and applicable Laws; and

(b)           Except for matters as would not reasonably be expected to result in a Material Adverse Effect on the Conveyed Interests, no well included in the Conveyed Interests is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

7.28          Additional Drilling Obligations. Except as set forth at Schedule 7.28, (a) neither Seller nor any of its Affiliates has any express obligation to drill additional wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease included in the Conveyed Interests and (b) none of Seller or any of its Affiliates has been advised by a lessor under any lease affecting the Conveyed Interests of any unresolved requirements or demands to drill additional wells or conduct additional development operations.

7.29          Permits. Except as set forth on Schedule 7.29, Seller and its applicable Affiliates have obtained and hold all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of business or the lawful ownership, use and operation of the Conveyed Interests (“Seller Permits”), except for Seller Permits whereby the failure to obtain or hold would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Conveyed Interests covered thereby. Except as set forth on Schedule 7.29, Seller and its Affiliates are in compliance with the terms of Seller Permits, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Conveyed Interests covered thereby.

7.30          Payment of Expenses. Except (a) as set forth on Schedule 7.30 and (b) for other netting or offsets permitted under the terms of written Contracts, to Seller’s Knowledge, all expenses of twenty-five thousand dollars ($25,000.00) or more (including all bills for labor, materials and supplies used or furnished for use in connection with the Conveyed Interests, and excluding all Taxes which shall be exclusively addressed in Section 7.12), relating to the ownership or operation of the Conveyed Interests and that are due by Seller or any of its Affiliates, have been, and are being, paid by Seller or its applicable Affiliate(s) (timely, and before the same become delinquent) or, with respect to the Conveyed Interests that are not operated by Seller or any of its Affiliates, netted, in a manner consistent with Seller’s customary practices and procedures, except such expenses as are disputed in good faith by Seller and set forth on Schedule 7.30.

7.31          Gathering Assets. Except as set forth on Schedule 7.31, Seller, SWGP, DGS and DEC, as applicable, hold good and defensible title, free and clear of all claims and Encumbrances (other than Permitted Encumbrances), in all material respects to the Pipeline Systems, SWGP Pipeline System and DGS Pipeline System and all other personal property assets used or held by Seller, SWGP, DGS and DEC in connection therewith (collectively, the “Gathering Assets”), and to the Rights-of-Way, SWGP Rights-of-Way and DEC Rights-of-Way to the extent necessary to use and operate the Gathering Assets in the same manner as they are currently used and operated by Seller and its Affiliates. To Seller’s Knowledge, the Gathering Assets are in working order and repair (excluding normal wear and tear) adequate in all material respects for operation as currently being operated. Except as set forth in Schedule 7.31, Seller (and its Affiliates) with respect to the Conveyed Interests (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or has operated, or provided services, using any Conveyed Interest in a manner that subjects it, any Third Party operator of any Conveyed Interest or any future owner of any Conveyed Interest to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (“FERC”) (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act, (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of applicable Law or a blanket certificate issued to permit participation in capacity release transactions or (c) is not a gas utility or common carrier subject to the jurisdiction of any Governmental Authority, in each case, in connection with any Gathering Asset. As of the Execution Date, no rate refunds, rebates, offsets or like obligations are accrued or owed by Seller or any of its Affiliates with respect to services related to the Gathering Assets. As of the Execution Date, there is no adverse regulatory proceeding before FERC or any state regulatory agency pending or, to Seller’s Knowledge, threatened in writing against or involving Seller or any of its Affiliates in connection with any Gathering Asset.

7.32          ROW Instruments. Seller, SWGP, DGS and DEC, as applicable, hold good and defensible title evidenced of record or documentation in Seller’s possession, free and clear of all claims and Encumbrances (other than Permitted Encumbrances), in all material respects to all Rights-of-Way, SWGP Rights-of-Way or DEC Rights-of-Way (collectively, the “ROW Instruments”). Seller and its Affiliates are in compliance with all terms and conditions of all ROW Instruments, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Conveyed Interests covered thereby.

7.33          Affiliate Contracts and Arrangements. Except as otherwise set forth on Schedule 7.33 and except for the Excluded Assets and Other Matters, (a) none of Seller or any of its Affiliates are involved in any business arrangement or relationship or any Contracts with any of Seller’s Affiliates relating to any of the Conveyed Interests or the ownership, operation, development and/or use thereof that, in each case, will (i) not be terminated on or prior to the Closing or (ii) be applicable to, binding upon or otherwise burden any of the Conveyed Interests and/or the ownership, operation, development and/or use of any of the Conveyed Interests from and after the Closing and (b) none of Seller’s Affiliates owns any material asset, property, right or interest of any kind, whether tangible or intangible, that is primarily used in connection with the ownership, operation, use and/or development of any of the Conveyed Interests that is not otherwise included in (or constitutes a part of) the Conveyed Interests.

Article VIII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, as follows:

8.1            Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.2            Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3            No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.4            Consents. Except for Post-Closing Consents and Regulatory Approvals, there are no consents or other restrictions on assignment, including requirements for consents from any Third Party or any Governmental Authority to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

8.5            Insolvency. There are no bankruptcy, reorganization, insolvency or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer.

8.6            Litigation. As of the Execution Date, there is no investigation, lawsuit, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that has or would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.7            Regulatory. Assuming the receipt of all Regulatory Approvals, Buyer will, upon Closing, be qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where the Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer will, upon Closing, maintain lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests and will, upon Closing, have filed any and all reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation. To Buyer’s Knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.

8.8            Financing. Buyer shall have, as of the Scheduled Closing Date (or the date that is the end of the 10 Business Day period described in Section 14.1(c), if applicable) and at Closing, access to sufficient cash in immediately available funds with which to (a) pay the Closing Payment due at Closing, (b) consummate the transactions contemplated by this Agreement and (c) perform its obligations under this Agreement and the Transaction Documents.

8.9            Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has, notwithstanding anything to the contrary contained in this Agreement, relied on (and shall be deemed to have relied on), except for Fraud (i) the express terms of this Agreement and the Transaction Documents (including all express representations, warranties, covenants and agreements of Seller set forth herein), Seller’s certificate to be delivered at Closing pursuant to Section 12.3(l) and the special warranty of Defensible Title set forth in the Assignment(s) and Deed(s), (ii) its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any Representatives, consultants or advisors of Seller or any Affiliates of Seller and (iii) its own due diligence pertaining to the Conveyed Interests as Buyer has deemed adequate. Without limiting the foregoing and except for Fraud, Buyer acknowledges Seller’s disclaimer of representations and warranties set forth in Section 4.3 and expressly disclaims reliance on any representation or warranty not set forth in Article VII, the certificate delivered by Seller pursuant to Section 12.3(l) or the Special Warranty set forth in the Assignments and Deeds.

8.10          Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

8.11          Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

8.12          Sanctions. Neither Buyer, nor, to Buyer’s Knowledge, any executive officer or member of the board of directors of Buyer, any individual shareholder with over 5% ownership of Buyer has been the subject of United States sanctions Laws administered by OFAC, including, OFAC’s Specially Designated Nationals and Blocked Persons List, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council.

Article IX
CERTAIN AGREEMENTS

9.1            Conduct of Business. Except (w) as set forth in Schedule 9.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.11 and/or, (y) for actions taken in connection with emergency situations to protect life or property or to maintain the environment and/or (z) for actions consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), including consent by e-mail:

(a)           Seller shall ( and shall cause its Affiliates to), from and after the Execution Date until Closing:

(i)            maintain (or cause its Affiliates to maintain), and if Seller or one of its Affiliates is the operator thereof, operate, the Conveyed Interests in the usual and ordinary manner consistent with its past practice or where Seller or an Affiliate of Seller is not the operator of the Conveyed Interests will continue their action as a non-operator in the ordinary course of business; provided, that Seller shall have no obligation to maintain in full force and effect any Lease or any other Conveyed Interest if such Lease or other Conveyed Interest terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;

(ii)           maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices and applicable Law;

(iii)          subject to Seller’s customary insurance practices (including annual adjustments, if applicable), maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force;

(iv)          maintain in all material respects all material Permits that are maintained by Seller or any of its Affiliates with respect to the Conveyed Interests as of the Execution Date;

(v)           should Seller or any of its Affiliates receive (or desire to make) any proposals to drill additional Wells on the Subject Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, Seller will notify Buyer of, and consult with Buyer concerning, such proposals but any decisions with respect to proposals shall be made by Seller, so long as the decisions are made in the ordinary course of business;

(vi)          use good faith efforts to (A) promptly provide written notice to Buyer of any matter, fact or circumstance that arises during the Interim Period that, if such matter, fact or circumstance was in existence as of the Execution Date, would have been required to be set forth on a Schedule to any of Seller’s representations and warranties pursuant to the terms and conditions set forth in this Agreement and (B) add, supplement and amend Seller’s applicable Schedule(s) to its representations and warranties pursuant to and consistent with Section 9.5; and

(vii)         timely pay any and all Asset Taxes that become due and payable.

(b)           except as expressly contemplated by this Agreement, Seller shall not (and Seller shall cause its Affiliates not to), from and after the Execution Date until Closing:

(i)            except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing arrangements entered into in the ordinary course of business that are terminable on not more than 60 days’ notice (without the payment of a fee or penalty), enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7;

(ii)           terminate (unless such Material Contract terminates pursuant to its stated terms), modify or amend, in each case, in any material respect, the terms of any Material Contract or waive, release grant or transfer any material rights in any Material Contract;

(iii)          commit to make any capital expenditures or propose (or consent or non-consent to) any in a single operation (or series of related operations) reasonably expected to cost Seller or any of its Affiliates in excess of $50,000 or make or commit to make any individual operating expenditure in excess of $50,000;

(iv)          transfer, sell, abandon, surrender mortgage, pledge, hypothecate, dispose of or otherwise Encumber (excluding any Permitted Encumbrances) any of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business and (B) the sale of equipment that is no longer necessary in the operation of the Conveyed Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained;

(v)           amend or modify or take any action to permit the amendment or modification of the applicable governing organizational documents and any related agreements for the Tarrant Salt Water Disposal Joint Venture;

(vi)          create, assume, incur, guarantee or voluntarily become liable for any indebtedness for borrowed money or take any action that permits the foregoing, in each case, with respect to the Tarrant Salt Water Disposal Joint Venture;

(vii)         adopt any plan of reorganization, liquidation or dissolution of the Tarrant Salt Water Disposal Joint Venture;

(viii)        settle, cancel or compromise any claim or other Proceeding in a manner that would adversely affect in any material respect the ownership, operation or use of the Conveyed Interests, taken as a whole, or for which Buyer would have any Liability in excess of $10,000.00 from and after the Effective Time;

(ix)           (A) grant any overriding royalty or other Burden to any Person and (B) consent to, grant or otherwise convey any overriding royalty interest or other Burden on any Lease except to the extent required under any Material Contract, and in such event, only to the extent that it would not reduce the NRI for any Conveyed Interest below that set forth for such Conveyed Interest on Exhibit A, Exhibit B or Exhibit I-2, as applicable;

(x)            delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of business;

(xi)           enter into, amend or modify (other than terminate or release) any transactions with any of its Affiliates relating to or affecting the Conveyed Interests or Buyer;

(xii)          enter into any Contract that would have constituted a Material Contract if it would have been in effect or existence as of the Execution Date; or

(xiii)         commit to do any of the foregoing.

(c)           Buyer acknowledges that Seller and its Affiliates own undivided interests in certain of the properties comprising the Subject Properties with respect to which Seller or any of its Affiliates is not the operator, and Buyer agrees that the acts or omissions of any other working interest owner (including any Third Party operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required by a vote of working interest owners shall constitute such a breach so long as Seller and its Affiliates have voted their respective interests in a manner that complies with the provisions of this Section 9.1.

9.2            Successor Operator. Buyer acknowledges that it desires to succeed Seller as operator of those Subject Properties or any portion thereof that Seller or any of its Affiliates currently operates. Buyer further acknowledges and agrees that Seller does not covenant or warrant that Buyer will become successor operator of such Subject Properties. Seller agrees, however, that, as to the Subject Properties it or any of its Affiliates operates, it shall use its commercially reasonable efforts to support Buyer’s effort to become successor operator of such Subject Properties (without the obligation to expend any monies or undertake any obligations (other than to provide such support)) effective as of Closing (at Buyer’s sole cost and expense) and to designate, to the extent legally possible and permitted under any applicable joint operating agreement or other Contract, Buyer as successor operator of such Subject Properties effective as of the Closing. Should Buyer for any reason not succeed Seller or any of its applicable Affiliates as operator of any Subject Properties at Closing, for 120 days after Closing, Seller shall continue to use commercially reasonable efforts to support Buyer’s effort to become successor operator of such Subject Properties (at Buyer’s sole cost and expense); provided, however, Seller shall not be obligated to expend any monies or undertake any obligations (other than to provide such support).

9.3            Governmental Bonds and Guarantees.

(a)           Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Authority and/or relating to the Conveyed Interests, including those set forth in Schedule 9.3(a) (the “Governmental Bonds”), are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary (i) for Buyer’s ownership or operation of the Conveyed Interests, and (ii) to permit the cancellation of the Governmental Bonds posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests at Closing, or, if Seller is continuing to operate the Conveyed Interests post-Closing as a service pursuant to the Transition Services Agreement, on the date such service terminates under the Transition Services Agreement. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests.

(b)           Buyer shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all Credit Support and all obligations under the Designated Midstream Contracts. Without limiting the foregoing, if required by a counterparty to any Credit Support or Designated Midstream Contract, Buyer shall, and, if applicable, shall cause its Affiliates to, provide, effective as of the Closing Date, such replacements of such Credit Support or such guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance as may be required by such counterparties in order to release Seller and its Affiliates from all obligations under such Credit Support and Designated Midstream Contracts; provided, that Buyer’s obligation to provide replacements of such Credit Support or such guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance as may be required by such counterparties in order to release Seller and its Affiliates from all obligations under the Designated Midstream Contracts shall not exceed $135,500,000. Buyer shall use good faith efforts to provide guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance as may be required by such counterparties in order to release Seller and its Affiliates from all obligations under all other Applicable Contracts and in connection with its obligations under Section 9.13.

(c)           In the event that (i) any counterparty to any such Credit Support or any Designated Midstream Contract does not release Seller or any of its Affiliates from all of their obligations under such Credit Support or such Designated Midstream Contract (which failure or refusal by any such counterparty to release Seller or any of its Affiliates from any of their obligations under such Credit Support or such Designated Midstream Contract is not caused by, related to or the result of any action or inaction by or on behalf of Seller or any of its Affiliates (other than the failure by Seller or any of its Affiliates to agree to any obligations or to provide or continue any guarantees, performance bonds, letters of credit, escrow accounts or other financial assurance which, for the avoidance of doubt, neither Seller nor its Affiliates shall be required to do)), or (ii) any Governmental Authority does not permit the cancellation of any Governmental Bond posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests (which refusal by any such Governmental Authority to permit the cancellation of any such Governmental Bond is not caused by, related to or the result of any action or inaction by or on behalf of Seller or any of its Affiliates (other than the failure by Seller or any of its Affiliates to agree to any obligations or to provide or continue any guarantees, performance bonds, letters of credit, escrow accounts or other financial assurance which, for the avoidance of doubt, neither Seller nor its Affiliates shall be required to do)), then, in each case, from and after Closing, or, if Seller is continuing to operate the Conveyed Interests post-Closing as a service pursuant to the Transition Services Agreement, on the date such service terminates under the Transition Services Agreement, Buyer shall indemnify Seller or any applicable Affiliate of Seller, as applicable, against all amounts incurred by Seller or any Affiliate of Seller, as applicable, under such Credit Support, such Designated Midstream Contract or such Governmental Bond (and all costs incurred in connection with such Credit Support, such Designated Midstream Contract or such Governmental Bond) if applicable to the Conveyed Interests acquired by Buyer. Notwithstanding anything in this Agreement to the contrary, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Credit Support must be returned to Seller as soon as is reasonably practicable following the release of such cash from any such escrow and shall be deemed an Excluded Asset and Other Matter for all purposes hereunder.

9.4            Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven years following Closing, (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.

9.5            Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until 5 Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which was not in existence on the Execution Date and, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any additional, supplement or amendment thereto; provided, however, that if Closing shall occur, then Buyer shall not be entitled to make a claim for a breach of Seller’s representations or warranties with respect thereto pursuant to the terms of this Agreement.

9.6            Employees.

(a)           From and after the Execution Date until the date that is 12 calendar months after the earlier to occur of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 14.1, except to the extent set forth in the rest of this Section 9.6, Buyer will not, and will cause its Affiliates not to directly solicit (and Buyer will not cause any Third Party to solicit on behalf of Buyer) for employment any employee of Seller or any Affiliate of Seller (other than Offered Employees) whom Buyer or its Affiliates have met or come in contact with as a result of evaluating the transactions contemplated hereunder, without obtaining the prior written consent of Seller.

(b)           Schedule 9.6 sets forth a list of the job title, job location and job description of those employees of Seller or any Affiliate of Seller to whom Buyer or its Affiliate may, but shall not be obligated to, offer employment, with each such offer to be effective as of 12:01 A.M. on the Employment Effective Date applicable to the particular Offered Employee. The “Employment Effective Date” with respect to an Offered Employee shall be the first day following the end of the applicable term of the Transition Services Agreement associated with the services provided by such Offered Employee; provided, however, that Buyer may elect, in its discretion, to cause the Employment Effective Date with respect to an Offered Employee to be the Closing Date by providing written notice to Seller of those Offered Employees to whom such election shall apply with such notice to be provided to Seller no later than 30 days prior to the Closing Date. Notwithstanding the preceding provisions of this paragraph, with respect to any Offered Employee who is on a leave of absence as of the Employment Effective Date otherwise applicable to such Offered Employee, employment of such Offered Employee with Buyer or its Affiliate shall be effective as of 12:01 A.M. on such later date as such individual returns to work. Within five Business Days following the Execution Date, Seller shall provide the following information to Buyer with respect to each employee listed on Schedule 9.6: (i) name, (ii) date of hire and (iii) base salary or hourly wage rate, as applicable. Each offer of employment that Buyer or its Affiliate elects to make must be made no later than the Employment Offer Deadline.

(c)           With respect to each employee to whom Buyer or its Affiliate chooses to offer employment pursuant to Section 9.6(b) above (each, an “Offered Employee”), such offer shall be in writing, subject to the Closing having occurred and shall provide that Buyer shall, or shall cause its Affiliate to, provide to each Offered Employee for a period of at least 12 months after the Closing Date (i) a rate of base salary or wages, as applicable, the bonus opportunities that are no less favorable than those provided to similar situated employees of Buyer and its Affiliates immediately prior to the Closing Date, and (ii) other employee benefits, plans, programs and other arrangements that are no less favorable than those provided to similar situated employees of Buyer and its Affiliates.

(d)           Each offer of employment made by Buyer or its Affiliate to an Offered Employee shall be made no later than 5 Business Days prior to the Employment Effective Date applicable to such Offered Employee (the “Employment Offer Deadline”). Buyer or Buyer’s Affiliate shall provide to Seller a notice of each offer to be made to an Offered Employee no later than two (2) Business Days before issuing any such offer to an Offered Employee.

(e)           The provisions of this Section 9.6 are solely for the benefit of the Parties and nothing in this Agreement express or implied shall confer upon any employee, Offered Employee or any legal representative or beneficiary thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Section 9.6, express or implied, shall be deemed an amendment of any employee benefit plan, bonus plan or arrangement, equity or equity-based compensation plan or arrangement, or any other employee benefit plan, agreement, arrangement, program, practice or understanding that is sponsored maintained, provided or contributed to by Seller or any of its Affiliates for the benefit of any Offered Employee.

9.7            Information Technology. Prior to the transfer by Seller to Buyer of any desktop, network gear, data center gear and any other information technology equipment that may contain proprietary information of Seller, Seller shall be entitled to erase any and all data, software and other information from any such desktop, network gear, data center gear and any other information technology equipment, but only to the extent such data, software or other information does not relate to the Conveyed Interests (excluding any Excluded Assets or Other Matters), and Seller shall remove any data, software or other information related to the Conveyed Interests (excluding any Excluded Assets or Other Matters) and provide such data, software or other information to Buyer prior to erasing as described above.

9.8            Suspense Funds. Notwithstanding anything in this Agreement to the contrary, but subject to, and without limitation of, the Specified Obligations and Seller’s representations and warranties set forth in Section 7.21 (and Seller’s indemnity obligations with respect thereto), if, and solely to the extent, the Preliminary Settlement Statement or the Final Settlement Statement includes a downward adjustment to the Purchase Price with respect to any Suspense Funds identified on Schedule 7.21 pursuant to Section 3.3(b)(viii), then, with respect to such Suspense Funds, Buyer shall, from and after the Closing Date (or, with respect to any such Suspense Funds for which there is a downward adjustment to the Purchase Price pursuant to Section 3.3(b)(viii) in the Final Settlement Statement, from and after the date of the final determination of the Final Price in accordance with Section 3.6 or Section 3.7, as applicable), assume and fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities arising from, based upon, related to or associated with the payment of all such Suspense Funds.

9.9            FCC Licenses.

(a)           Not later than ten Business Days after the Closing Date, Buyer and Seller shall file or cause to be filed with the FCC all appropriate applications with respect to the assignment to Buyer of the FCC Licenses (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.

(b)           Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer and Seller shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer and Seller shall each use their commercially reasonable efforts (in each case, without the obligation to expend any monies or undertake any obligations (other than customary filing fees associated with the filing of applications for the assignment of FCC Licenses)) to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials or other information reasonably requested by the FCC.

(c)           Until the date the FCC Assignment Applications are approved, Seller shall hold the benefit of the usage of the FCC Licenses in trust for Buyer to the extent it is lawfully able to do so, and where not lawfully able to do so, Buyer and Seller shall make such other arrangements as between themselves to provide Buyer with the benefit of such FCC Licenses.

9.10            Regulatory Matters.

(a)           If applicable, Seller and Buyer shall (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than twenty days, after the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall bear all of the filing fees in connection therewith, and (ii) use their commercially reasonable efforts (for each Party with respect to this clause (ii), without the obligation to expend any monies or undertake any obligations) to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 9.10(a), the Parties shall, to the extent permitted by Laws, (A) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (C) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby and (D) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or Person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

(b)

(i)            Within three Business Days of the Execution Date, Buyer shall provide Seller with written notice of whether Buyer has elected to submit a formal joint voluntary notice to CFIUS in accordance with the DPA and the regulations and rules promulgated thereunder, including 31 C.F.R. § 800.401, et. seq. (the “CFIUS Filing”). If Buyer elects not to make a CFIUS Filing, then Seller shall have three Business Days from the date of Buyer’s election not to make the CFIUS Filing to request that Buyer make the CFIUS Filing. If neither Party elects to make the CFIUS Filing, and CFIUS does not request a CFIUS Filing, a CFIUS Filing will not be made and Sections 9.10(b)(ii), 10.6 (as it relates to CFIUS) and 11.6 (as it relates to CFIUS) of this Agreement will no longer apply.

(ii)           If a Party elects to make the CFIUS Filing, Seller and Buyer shall (i) prepare and file, or cause the preparation and filing of, as promptly as reasonably practicable but in no event later than 15 Business Days after either Party elects to make the CFIUS Filing, (A) a pre-filing joint voluntary notice with CFIUS pursuant to the DPA and 31 C.F.R. § 800.401(f) and, (B) as soon as practicable after (but no earlier than five Business Days after) the pre-filing, a formal joint voluntary notice with CFIUS; (ii) provide any other information or submissions requested by CFIUS or any other agency or branch of the U.S. government in connection with CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA unless CFIUS agrees in writing to an extension of such timeframe; (iii) provide each other with the reasonable opportunity to review and comment on any information or submission provided to CFIUS, with the exception of personal identifier information required under Section 800.402(c)(6)(vi)(B) of the CFIUS regulations; (iv) coordinate and cooperate fully with each other in exchanging such information and provide such assistance as the other Party may reasonably request in connection with the foregoing; (v) promptly inform the other Party of any communication (orally or in writing) received by such Party from, or given by such Party to, CFIUS, including by promptly providing copies to the other Party of any such written communications; (vi) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Party the opportunity to attend and participate in any in-person meetings with CFIUS; and (vii) use, or cause their respective Affiliates to use, their reasonable best efforts to obtain CFIUS Approval as promptly as practical after the Execution Date. With respect to Buyer, such reasonable best efforts shall include providing all such commitments or assurances as may be necessary, requested or imposed by CFIUS, including, without limitation, entering into a letter of assurance, national security agreement, or other similar arrangement in relation to the Conveyed Interests.

9.11          Settlement Agreements. From and after the Closing, Buyer agrees to comply with, assume and perform all of the obligations set forth on Schedule 9.11.

9.12          Reserved.

9.13          NAESB Base Contracts. Buyer shall use commercially reasonable efforts to negotiate with the counterparties set forth on Schedule 9.13 to enter into a NAESB Base Contract for the Sale and Purchase of Natural Gas prior to Closing on terms mutually agreed to by the Parties; provided, however, that, Subject to Section 9.3(b), Buyer’s commercially reasonable efforts shall not include the obligation to expend any monies or undertake any obligations (other than the obligation to negotiate with such counterparties).

9.14          Other Working Interest Owner Interests. Seller shall be permitted to acquire the Other Working Interest Owner Interests prior to Closing, and in such event the Other Working Interest Owner Interests shall automatically become Conveyed Interests hereunder. In the event the Other Working Interest Owner Interests are not part of the Conveyed Interests at Closing, Buyer shall make a separate offer for the Other Working Interest Owner Interests on the same terms and conditions set forth herein (other than the Purchase Price) simultaneously with Closing. The consideration paid by Buyer to Seller for the Other Working Interest Owner Interests shall be the Allocated Other Working Interest Owner Amount. For the avoidance of doubt, the Parties agree that the Allocated Other Working Interest Owner Amount attributable to the Other Working Interest Owner Interests is (a) not intended to reflect the fair market value of the Other Working Interest Owner Interests for Tax purposes and (b) being used solely for the purpose of applying the provisions of this Agreement.

9.15          Financial Cooperation.

(a)           Seller acknowledges that Buyer, or its Affiliates (including its successors and assigns) may be required to include statements of revenues and direct operating expenses and other financial information relating to the Conveyed Interests for one or more years or interim periods ending on or prior to, or including, the Closing (but not to exceed two (2) fiscal years plus, on an unaudited basis, the interim period in 2020 prior to the Closing Date), in documents filed by Buyer or its Affiliates or assignee with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), or in materials relating to a securities offering under Rule 144A of the Securities Act, and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”). From and after the Closing Date and for two years after Closing, Seller shall maintain, and, at Buyer’s request (and at Buyer’s sole cost and expense), provide Buyer (or its applicable Affiliate, successor or assignee) and its auditor reasonable access during normal business hours to, any financial information and records (to the extent that such information is available) and personnel of Seller and its Affiliates (the “Seller Group”) and use commercially reasonable efforts to, at Buyer’s sole cost and expense, provide reasonable access during normal business hours to Seller Group’s accounting firm, in each case, as Buyer (or its applicable Affiliate, successor or assignee) may reasonably request for the sole purpose of Buyer (or its applicable Affiliate, successor or assignee) and its auditor, and its representatives, creating and, to the extent required by Law, auditing, the Requisite Financial Statement Information; provided, that Seller’s commercially reasonable efforts shall be without the obligation to expend any monies or undertake any obligations (other than the obligation to request access). Notwithstanding anything to the contrary, (i) Seller shall in no event be required to create new records or financial statements relating to the Conveyed Interests or otherwise and (ii) the access to be provided to Buyer shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business. Seller and its Affiliates shall not be required to (A) deliver or cause the delivery of any legal opinions or make any representations in connection with such cooperation described herein, (B) take any action that Seller reasonably believes could result in a violation of applicable Law, Seller’s, or such Affiliate’s, organization documents, any contractual obligation or any confidentiality arrangement or the waiver of any legal or other applicable privilege, (C) agree to pay any fees, reimburse any expenses, incur any costs or Liabilities (unless Buyer has advanced the funds necessary to cover such expenses, costs or Liabilities) or give any indemnities; provided, however, nothing in this clause (C) shall be construed to limit Seller’s express obligations set forth in this Section 9.15 or (D) be a party to any agreement, certificate, instrument or other document with respect to the Buyer’s debt or equity financings.

(b)           Upon request of Buyer, Seller shall request the external audit firm that audits the Requisite Financial Statement Information to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited financial statements included in the Requisite Financial Statement Information in any such registration statement, report or other document. Seller shall use its commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of the Seller Group’s independent accountants and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants; provided, however, that Seller’s commercially reasonable efforts shall not include the obligation to expend any monies or undertake any obligations (other than the obligation to request access).

(c)           Buyer shall be responsible for, and obligated to promptly reimburse Seller for, all reasonable costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Requisite Financial Statement Information and otherwise complying with this Section 9.15.

(d)           All of the information provided by Seller pursuant to this Section 9.15 is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto.

(e)           Buyer shall indemnify Seller, its respective Affiliates, Seller’s and each of its Affiliates’ respective directors, managers, officers, stockholders, partners, members, employees and representatives, each member of Seller Group, and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any losses or other Liabilities imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Buyer, any of its Affiliates or Representatives of information utilized in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 9.15 to the fullest extent permitted by applicable Law, in each case, except in the case of Fraud and the foregoing obligations shall survive termination of this Agreement for a period of ten years after the Closing.

(f)            Except to the extent included in any filings made pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, Buyer agrees to hold all information provided or made available to Buyer and its Affiliates pursuant to this Section 9.15 and that is not otherwise part of or related to the Conveyed Interests that are conveyed to Buyer pursuant to the provisions of this Agreement confidential and agrees not to use any such information other than in connection with the preparation of any such filings.

Article X
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for in this Agreement are subject, at the option of Buyer, to the satisfaction (or waiver in writing by Buyer), on or prior to Closing of each of the following conditions precedent:

10.1          Representations. The representations and warranties of Seller set forth in Article VII (a) that are not Specified Representations shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not, individually or the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) that are Specified Representations shall be true and correct on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date.

10.2          Performance. Seller shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement in all material respects as to which performance or compliance by Seller is required prior to or at the Closing Date.

10.3          No Legal Proceedings. No material suit, action, litigation or other Proceeding instituted by any Third Party seeking to restrain, prohibit, enjoin, or declare illegal the transactions contemplated by this Agreement shall be pending before any Governmental Authority.

10.4          Title Defects; Environmental Defects; Required Consents; Preferential Purchase Rights; Casualty Losses; Other Excluded Conveyed Interests. Subject to the Individual Title Defect Threshold and the Individual Environmental Threshold, as applicable, without duplication, the sum of (i) the amount by which (x) the sum of all Title Defect Amounts determined pursuant to Section 5.3(g) with respect to Title Defects asserted in any Title Defect Notice submitted on or before the Title Defect Claim Date and agreed to by the Parties prior to the Closing or if not so agreed prior to the Closing, as finally determined pursuant to Section 5.3(k) less (y) the sum of all Title Benefit Amounts determined pursuant to Section 5.3(h) with respect to Title Benefits asserted in a Title Benefit Notice submitted on or before the Title Defect Claim Date and agreed to by the Parties prior to Closing, or if not so agreed prior to Closing, as finally determined pursuant to Section 5.3(k), exceeds the Title Defect Deductible, (ii) the amount by which all Remediation Amounts for Environmental Defects Properties determined pursuant to Section 6.1(a) (other than any Conveyed Interests withheld from the assignment at Closing under Section 6.1(c)(ii)) with respect to Environmental Defects asserted by Buyer on or before the Environmental Defect Claim Date and agreed to by the Parties prior to the Closing or if not so agreed prior to the Closing, as finally determined pursuant to Section 6.1(g) exceeds the Environmental Defect Deductible, (iii) the aggregate amount of all Casualty Losses determined pursuant to Section 5.4, (iv) the Allocated Value of any Conveyed Interests excluded at Closing pursuant to Section 5.5(a), Section 5.5(b)(i) or Section 6.1(c)(ii) and (v) the aggregate amount of all Allocated Values for Conveyed Interests which are excluded from the transaction due to Seller’s denial of Buyer’s reasonable Phase II ESA request pursuant to Section 4.1(b), shall be less than 20% of the unadjusted Purchase Price.

10.5          Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.

10.6          Regulatory Approvals. All Regulatory Approvals shall have been received or satisfied.

Article XI
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for in this Agreement are subject, at the option of Seller, to the satisfaction (or waiver by Seller), on or prior to Closing of each of the following conditions precedent:

11.1          Representations. The representations and warranties of Buyer set forth in Article VIII (a) that are qualified by materiality qualifiers shall be true and correct in all respects (such qualifiers by their terms shall be applicable for purposes of this Section 11.1), and (b) that are not qualified by materiality qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

11.2          Performance. Buyer shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement in all material respects as to which performance or compliance by Buyer is required prior to or at the Closing Date.

11.3          No Legal Proceedings. No material suit, action, litigation or other Proceeding instituted by any Third Party seeking to restrain, prohibit, or declare illegal the transactions contemplated by this Agreement shall be pending before any Governmental Authority.

11.4          Title Defects; Environmental Defects; Required Consents; Preferential Purchase Rights; Casualty Losses; Other Excluded Conveyed Interests. Subject to the Individual Title Defect Threshold and the Individual Environmental Threshold, as applicable, without duplication, the sum of (i) the amount by which (x) the sum of all Title Defect Amounts determined pursuant to Section 5.3(g) with respect to Title Defects asserted in any Title Defect Notice submitted on or before the Title Defect Claim Date and agreed to by the Parties prior to the Closing or if not so agreed prior to the Closing, as finally determined pursuant to Section 5.3(k) less (y) the sum of all Title Benefit Amounts determined pursuant to Section 5.3(h) with respect to Title Benefits asserted in a Title Benefit Notice submitted on or before the Title Defect Claim Date and agreed to by the Parties prior to Closing, or if not so agreed prior to Closing, as finally determined pursuant to Section 5.3(j) exceeds the Title Defect Deductible, (ii) the amount by which all Remediation Amounts for Environmental Defects Properties determined pursuant to Section 6.1(a) (other than any Conveyed Interests withheld from the assignment at Closing under Section 6.1(c)(ii)) with respect to Environmental Defects asserted by Buyer on or before the Environmental Defect Claim Date and agreed to by the Parties prior to the Closing or if not so agreed prior to the Closing, as finally determined pursuant to Section 6.1(g) exceeds the Environmental Defect Deductible, (iii) the aggregate amount of all Casualty Losses determined pursuant to Section 5.4 and (iv) the Allocated Value of any Conveyed Interests excluded at Closing pursuant to Section 5.5(a), Section 5.5(b)(i) or Section 6.1(c)(ii), shall be less than 20% of the unadjusted Purchase Price.

11.5          Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the Closing Payment, the documents and other items required to be delivered by Buyer under Section 12.3.

11.6          Regulatory Approvals. All Regulatory Approvals shall have been received or satisfied.

Article XII
CLOSING

12.1          Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on the date that is 120 days after the Execution Date, or such other date as Buyer and Seller may agree upon in writing (such date, the “Scheduled Closing Date,” unless extended pursuant to Section 14.1(b)). The date on which the Closing actually occurs shall be the “Closing Date.”

12.2          Place of Closing. Closing shall be held at the offices of Seller at 333 W. Sheridan Ave, Oklahoma City, OK 73102-5010, or such other location as Buyer and Seller may agree upon in writing.

12.3          Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall execute, acknowledge, and deliver the DEPCO Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests are located, covering all of the Conveyed Interests other than the Conveyed Interests conveyed pursuant to the SWGP Assignment, the DEC Assignment, the DGS Assignment, the DGS Surface Deed, the Deeds and the Assignment of Water Disposal JV Interests;

(b)           Seller shall cause (i) SWGP to, and Buyer shall, execute, acknowledge, and deliver the SWGP Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests owned or held by SWGP are located, (ii) DEC to, and Buyer shall, execute, acknowledge, and deliver the DEC Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests owned or held by DEC are located and (iii) DGS to, and Buyer shall, execute, acknowledge, and deliver the DGS Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests owned or held by DGS are located;

(c)           Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases and state Leases comprising portions of the Conveyed Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(d)           Seller and Buyer shall execute, acknowledge and deliver the Mineral Deed and Surface Deed conveying the Fee Minerals and the Surface Fee Interests, respectively, in sufficient counterparts to facilitate recording in the applicable counties;

(e)           Seller shall cause DGS to, and Buyer shall, execute, acknowledge, and deliver the DGS Surface Deed conveying the DGS Surface Fee Interests, in sufficient counterparts to facilitate recording in the applicable counties;

(f)            Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(g)           Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Payment (the amount of the Deposit will be applied by Seller to the Purchase Price effective as of the Closing);

(h)           Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent to distribute the Deposit to Seller;

(i)            Seller shall execute and deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(j)            Seller (or its regarded owner for U.S. federal income tax purposes) shall, and Seller shall cause SWGP (or its regarded owner for U.S. federal income tax purposes), DEC and DGS to, deliver executed certificates of non-foreign status that meet the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) (and in connection with Seller’s disposition of the Tarrant Salt Water Disposal Joint Venture, that meet the requirements of an Internal Revenue Service Form W-9 or other certificate that excuses withholding under Section 1446(f) of the Code);

(k)           to the extent required under any Law or Governmental Authority, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Subject Properties currently operated by Seller or any of its Affiliates;

(l)            an authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;

(m)          an authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;

(n)           Seller and Buyer shall execute and deliver the License Agreement covering Seller’s rights to geological and geophysical data set forth on Exhibit O-1;

(o)           Seller and Buyer shall execute, acknowledge, and deliver the Assignment of Water Disposal JV Interests;

(p)           (i) SWGP and Buyer shall execute, acknowledge, and deliver any T-4B pipeline transfer certification(s) to transfer responsibility for operating the applicable Conveyed Interests to Buyer and (ii) Buyer shall provide written evidence that Buyer has obtained a valid, active Form P-5 organizational registration from the Railroad Commission of Texas and posted any associated financial assurance required to operate the applicable Conveyed Interests;

(q)           (i) Buyer shall execute and deliver the EnLink Agreements and (ii) Seller shall cause the EnLink Entities to execute and deliver the EnLink Agreements; provided that, Seller shall not be obligated to expend any monies or undertake any obligation or accommodation in connection therewith;

(r)            Buyer shall deliver any instruments and documents required by Section 9.3;

(s)           Buyer shall deliver the Defect Escrow Amount, if any, into the Escrow Account;

(t)            Seller and Buyer shall execute and deliver the Transition Services Agreement;

(u)           Seller shall deliver the certificates of title for the transfer and conveyance of title to the vehicles and trailers set forth on Exhibit H-2 to the extent such certificates are in Seller’s possession at Closing, and, if not, promptly following Closing; and

(v)           Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing or reasonably necessary to effectuate the transactions contemplated by this Agreement.

12.4          Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything in this Agreement to the contrary, no later than 30 days following the Closing Date, Seller shall make available to Buyer the Records in their current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller may retain written or electronic copies of the Records; provided, further that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of the Records pursuant to this Section 12.4.

Article XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1          Assumption by Buyer; Specified Obligations.

(a)           Subject to, and without limitation of Buyer’s express rights to indemnity (or any of its express rights to reimbursement of any costs and/or expenses) under this Agreement or any other Transaction Document, from and after Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities of Seller and its Affiliates, known or unknown, arising from, based upon, related to or associated with the Conveyed Interests, including the use, ownership, or operation thereof, in each case, regardless of whether such Liabilities arose prior to, at or after the Effective Time, including obligations to (i) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) pay working interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons (including the methodology for calculating the same utilized by Buyer from and after the Closing), including the Suspense Funds (if, and solely to the extent, (x) such Suspense Funds are assigned, conveyed and transferred to Buyer or accounted for in accordance with Section 9.8 and (y) such Suspense Funds are in an amount that is sufficient to pay to the applicable Third Party(ies) the full amount(s) owed to such Third Party(ies) related thereto), (iii) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (iv) Decommission the Conveyed Interests (the “Decommissioning Obligations”), including those Wells and/or Other Wells that are required by Law, any Governmental Authority, Leases or Applicable Contracts to be plugged and/or abandoned as of the Effective Time, (v) subject to, and without limitation of, the Parties’ respective rights, remedies, obligations and Liabilities set forth in Article VI and Seller’s representations and warranties set forth in Section 7.18 (and Seller’s indemnity obligations related thereto), relating to all of Buyer’s Environmental Liabilities and to clean up, restore and/or Remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Leases, Rights-of-Way, SWGP Rights-of-Way, DEC Rights-of-Way, Applicable Contracts and Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the applicable Leases and the Applicable Contracts that are assigned, conveyed and/or transferred to Buyer hereunder, or as required by any Law, (vii) collect any accounts receivable transferred by Seller to Buyer at, or in connection with, the Closing pursuant to Section 2.1(v), (viii) perform all applicable obligations under the Applicable Contracts that are conveyed to Buyer as part of the Conveyed Interests and (ix) the matters set forth on Schedule 9.11 (all of said Liabilities described in this Section 13.1(a), subject to the exclusions below, are referred to in this Agreement as the “Assumed Obligations”); provided, however, that, notwithstanding the foregoing, Buyer has no obligation to assume (and does not assume), and the Assumed Obligations shall not include (or be deemed or construed to include), any Liabilities to the extent that they are Specified Obligations for which Seller is obligated to indemnify Buyer under Section 13.2(c), as may be limited or excluded by Section 13.4 or Schedule 13.8, or to the extent set forth in clause (iii) of Schedule 13.1(b) (as expressly described in clause (iii) of Schedule 13.1(b), including the limitations set forth therein).

(b)           The provisions of Schedule 13.1(b) are incorporated herein by reference.

13.2          Indemnities of Seller. Effective as of Closing, but subject to the applicable limitations and exclusions set forth in Section 13.4 and Schedule 13.8, Seller shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and other Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, without duplication, whether or not relating to Third Party Claims (except as otherwise expressly provided in Schedule 13.1(b)) or incurred in asserting, preserving or enforcing any of their respective rights hereunder, arising from or based upon:

(a)           any breach or inaccuracy of any representation or warranty made by Seller in Article VII or in the certificate delivered by Seller pursuant to Section 12.3(l);

(b)           any breach, nonfulfillment of or failure to perform by or on behalf of Seller or any of its Affiliates any of Seller’s covenants or agreements under this Agreement; or

(c)           the Specified Obligations.

13.3          Indemnities of Buyer. Effective as of Closing, Buyer shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and other Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, without duplication, whether or not relating to Third Party Claims or incurred in asserting, preserving or enforcing any of their respective rights hereunder arising from or based upon:

(a)           any breach or inaccuracy of any representation or warranty made by Buyer in Article VIII or in the certificate delivered by Buyer pursuant to Section 12.3(m);

(b)           any breach, nonfulfillment of or failure to perform by or on behalf of Buyer or any of its Affiliates any of Buyer’s covenants or agreements under this Agreement; or

(c)           the Assumed Obligations.

13.4            Limitation on Liability.

(a)           Seller shall not have any Liability for any indemnification under Section 13.2(a), (i) for any individual Liability unless the amount owed or payable by Seller with respect to such Liability exceeds $50,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided, however, that the limitations set forth in this Section 13.4(a) shall not apply to or otherwise limit any Liability arising out of, or based upon, any breach or inaccuracy of any of the Specified Representations or the Other Representations (or any of Seller’s indemnity obligations related thereto).

(b)           Notwithstanding anything in this Agreement to the contrary, except with respect to Seller’s Liability for indemnity obligations with respect to any breach or inaccuracy of any of its Specified Representations or the Other Representations, Seller shall not be required to indemnify Buyer under Section 13.2(a) for aggregate Liabilities in excess of an amount equal to 25% of the unadjusted Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to 25% of the unadjusted Purchase Price less the Allocated Other Working Interest Owner Amount; provided, however, that the limitations set forth in this Section 13.4(b) shall not apply to any Liability (or Seller’s related indemnity obligations) arising out of, or based upon, Fraud.

(c)           Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify Buyer under this Agreement for aggregate Liabilities in excess of an amount equal to 100% of the unadjusted Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to 100% of the unadjusted Purchase Price less the Allocated Other Working Interest Owner Amount; provided, however, that the limitations set forth in this Section 13.4(c) shall not apply to any Liability (or Seller’s related indemnity obligations) arising out of, or based upon, Fraud.

(d)           Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article XIII, (i) when determining whether a breach or inaccuracy of any Party’s representations or warranties contained in this Agreement has occurred or (ii) when calculating the amount of Liabilities incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by either Party, in each case, all references to materiality, material adverse effect and other similar qualifications (or correlative terms) contained in such representation or warranty shall be disregarded.

13.5          Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6          Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, except in the case of Fraud, from and after Closing, Sections 4.1(c), 4.1(d), 5.5(b), 5.5(c), 9.3, 9.15, 13.2 and 13.3, the Special Warranty set forth in the Assignments and Deeds (as, and to the extent, limited by Section 5.2(b)), the covenants that are to be performed after Closing by the express terms thereof (and the Parties’ respective rights and remedies related thereto), contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except in the case of Fraud or as specified in Sections 4.1(c), 4.1(d), 5.5(b), 5.5(c), 9.3, 9.15, 13.2 and 13.3, as applicable, and the Special Warranty in the Assignments and Deeds, as applicable (as, and to the extent, limited by Section 5.2(b)), effective as of Closing, each Party, on its own behalf and on behalf of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, hereby releases, remises and forever discharges the other Party and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which such Party or its Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Conveyed Interests or the Subject Properties prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests or the Subject Properties prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by such Party or any of its Affiliates (except as provided in Section 5.4).

13.7          Indemnification Procedures. All claims for indemnification under Sections 4.1(c), 5.5(b), 5.5(c), 9.3, 9.15, 13.2 and 13.3 shall be asserted and resolved as follows:

(a)           For purposes of Sections 4.1(c) and 9.3, and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to Sections 4.1(c) and 9.3, or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Sections 4.1(c) and 9.3, or this Article XIII.

(b)           To make a claim for indemnification under Sections 4.1(c), 5.5(b), 5.5(c), 9.3, 9.15, 13.2 or 13.3, an Indemnified Party shall promptly notify the Indemnifying Party in writing of its claim under this Section 13.7, including, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 5.5(b), 5.5(c), 9.3, 9.15, 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. Subject to this Section 13.7(d), the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense (except for and excluding any Third Party Claim which is finally determined to be covered under Seller’s indemnification obligations set forth in clause (xi) of Schedule 13.1(b)), any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its obligation, or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to dispute the claim for such Liabilities.

(g)           Notwithstanding anything to the contrary in this Agreement, except as provided in clause (iv) of Schedule 13.1(b), the Parties acknowledge and agree that an Indemnified Party shall have the right (in its discretion) to assert, without duplication of recovery with respect to the same claim, a claim under applicable clause of Section 13.2 or Section 13.3, as applicable, even if such claim could be brought under, or is foreclosed from being brought under, any other clause of Section 13.2 or Section 13.3, as applicable, for any reason.

13.8          Survival. The provisions of Schedule 13.8 are incorporated herein by reference.

13.9          Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative, or damages for lost profits of any kind, arising under or in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 13.9 or any other provision of this Agreement, nothing in this Section 13.9 shall be construed as limiting any Person’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas law.

13.10        Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.11        Treatment of Indemnification Payments. For all Tax purposes, Buyer and Seller agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article XIII as an adjustment to the Purchase Price.

13.12        Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Article XIV
TERMINATION, DEFAULT AND REMEDIES

14.1          Right of Termination. This Agreement and the transactions contemplated in this Agreement may be terminated at any time prior to Closing by delivery of written notice to the other Party:

(a)           by the mutual prior written consent of Seller and Buyer;

(b)           by either Seller or Buyer if Closing has not occurred on or before the 31st day after the Scheduled Closing Date (or such later date as agreed to in writing by Seller and Buyer); provided, however, that if (i) Buyer shall have determined not to file with CFIUS pursuant to Section 9.10(b), and (ii) Seller, at Seller’s option, determined that a CFIUS filing would be made, and (iii) the conditions set forth in Sections 10.6 and 11.6 have not been met by the Scheduled Closing Date; and (iv) neither Buyer nor Seller has terminated the Agreement pursuant to Section 14.1(e), then on or before the earlier to occur of (A) the date that is 10 Business Days following CFIUS Approval and (B) the date that is 90 days after the Scheduled Closing Date set forth in Section 12.1 (the “CFIUS Closing Date”);

(c)           by Seller, at Seller’s option, if (i) any of the conditions set forth in Article XI (other than Section 11.4 and Section 11.6) have not been satisfied (or waived in writing by Seller) as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable), and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Buyer’s receipt of written notice thereof from Seller and (ii) as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable), Seller is ready, willing and able (subject to obtaining or satisfying the Regulatory Approvals) to perform all of its agreements contained herein which are to be performed or observed by Seller at or in connection with the Closing;

(d)           by Buyer, at Buyer’s option, if (i) any of the conditions set forth in Article X (other than Section 10.4 and Section 10.6) have not been satisfied (or waived in writing by Buyer) as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable), and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Seller’s receipt of written notice thereof from Buyer and (ii) as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable), Buyer is ready, willing and able (subject to obtaining or satisfying the Regulatory Approvals) to perform all of its agreements contained herein which are to be performed or observed by Buyer at or in connection with the Closing;

(e)           by either Seller or Buyer if (i) any Governmental Authority shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) CFIUS has informed Seller in a final decision at the end of the investigation time period allowed under the DPA that there is no mitigation that will resolve the identified national security risk associated with the transactions contemplated by this Agreement;

(f)            by Buyer if the condition set forth in Section 10.4 is not satisfied as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable) or by Seller if the condition set forth in Section 11.4 is not satisfied as of the Scheduled Closing Date (or the CFIUS Closing Date, if applicable); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Sections 14.1(b) through 14.1(e) above if such Party or its Affiliates are, at such time, in material breach of this Agreement.

14.2            Effect of Termination.

(a)           If this Agreement, including the obligation to close the transactions contemplated hereby, is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(e), 4.2, 4.3, 9.6(a), 9.15, 13.9, this Section 14.2, Section 14.3, Article XV (other than Sections 15.2(a) through (g), 15.7, 15.8, 15.16, and 15.18) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no Liability or obligation hereunder.

(b)           If Seller has the right to terminate this Agreement pursuant to Section 14.1(c) because a condition set forth in Sections 11.1, 11.2, or 11.5 has not been satisfied, (A) all of the conditions in Article X (excluding (i) conditions that, by their terms, cannot be satisfied until the Closing and (ii) the condition set forth in Section 10.6) have been satisfied (or waived in writing by Buyer) (unless the failure to satisfy such condition arises from the action or inaction by Buyer or any Buyer Indemnified Party) and (B) Seller is ready, willing and able (subject to obtaining or satisfying the Regulatory Approvals) to perform its obligations under Section 12.3, then, in such event, Seller shall have the right to, at its option, as Seller’s sole and exclusive remedy, terminate this Agreement pursuant to Section 14.1(c) and Buyer shall be obligated to jointly with Seller instruct the Escrow Agent to disburse the Deposit to Seller as liquidated damages and not as a penalty for such termination, free and clear of any claims thereon by Buyer or any of its Affiliates, and thereafter, all other rights, remedies and obligations of any Party arising under this Agreement (except for the provisions that survive pursuant to Section 14.2(a), which shall remain in full force and effect) are hereby expressly waived by the Parties. THE PARTIES ACKNOWLEDGE AND AGREE THAT (x) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION UNDER SECTION 14.1(c) MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (y) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(b) AND (z) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(c)           If Buyer has the right to terminate this Agreement pursuant to Section 14.1(d) because a condition set forth in Sections 10.1, 10.2 or 10.5 has not been satisfied, (A) all of the conditions in Article XI (excluding (i) conditions that, by their terms, cannot be satisfied until the Closing and (ii) the condition set forth in Section 11.6) have been satisfied (or waived in writing by Seller) (unless the failure to satisfy such condition arises from the action or inaction by Seller or any Seller Indemnified Party) and (B) Buyer is ready, willing and able (subject to obtaining or satisfying the Regulatory Approvals) to perform its obligations under Section 12.3, then, in such event, Buyer shall have the right, at its option, to (i) in lieu of terminating this Agreement, to obtain all remedies available at law or in equity, including specific performance by Seller or (ii) terminate this Agreement by written notice to Seller and Seller shall be obligated to jointly with Buyer instruct the Escrow Agent to disburse the Deposit to Buyer, free and clear of any claims thereon by, through or under Seller or any of its Affiliates, and thereafter, all other rights, remedies and obligations of any Party arising under this Agreement (except for the provisions that survive pursuant to Section 14.2(a), which shall remain in full force and effect) are hereby expressly waived by the Parties. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement pursuant to this Section 14.2(c). Buyer shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement pursuant to this Section 14.2(c).

(d)           Without limitation of any of Buyer’s rights or remedies under Section 14.2(c) above, in the event that (i) this Agreement is terminated under Section 14.1 and (ii) Seller is not entitled to receive the (y) Deposit under Section 14.2(b) or (z) CFIUS Termination Fee under Section 14.2(e), then Seller and Buyer shall, within two (2) Business Days of the date of such termination, jointly instruct the Escrow Agent to disburse to Buyer the Deposit, free and clear of any claims thereon by, through or under Seller or any of its Affiliates. For the avoidance of doubt, if the Agreement is terminated by either Party (A) pursuant to Section 14.1(f) or (B) any other provision set forth in Section 14.1 and at the time of such termination the conditions set forth in Section 10.4 or Section 11.4 are not satisfied, then, notwithstanding the foregoing, Seller and Buyer shall, within two (2) Business Days of the date of such termination, jointly instruct the Escrow Agent to disburse to Buyer the Deposit, free and clear of any claims thereto by, through or under Seller or any of its Affiliates.

(e)           If (i) Seller or Buyer terminates this Agreement pursuant to Section 14.1(e) or (ii) Seller or Buyer terminate this Agreement pursuant to Section 14.1(b) and Section 10.6 (as it relates to CFIUS) and Section 11.6 (as it relates to CFIUS) have not been satisfied, then Seller and Buyer shall, within two (2) Business Days of the date of such termination, jointly instruct the Escrow Agent to disburse to Seller the Deposit as the CFIUS Termination Fee as Seller’s sole and exclusive remedy for such termination as liquidated damages and not as a penalty, free and clear of any claims thereon by, through or under Buyer or any of its Affiliates. THE PARTIES ACKNOWLEDGE AND AGREE THAT (x) SELLER’S ACTUAL DAMAGES RESULTING FROM A TERMINATION DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 14.2(E), MAY BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (y) THE CFIUS TERMINATION FEE IS A FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 14.2(E) AND (z) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

14.3          Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.

Article XV
MISCELLANEOUS

15.1          Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2          Expenses and Taxes. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(a)           Seller shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion of any Straddle Period) that begins at or after the Effective Time.

(b)           For purposes of determining the allocations in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Interests gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(c)           To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, 3.5 or 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(d)           Subject to the Transition Services Agreement:

(i)            Subject to Section 15.2(d)(ii), after the Closing Date, Buyer shall (x) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date and shall file with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (y) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (z) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor.

(ii)           Notwithstanding Section 15.2(d)(i), and to the extent permissible under applicable Law, with respect to any Conveyed Interests of which Seller is the operator, Seller shall be responsible for the payment to the applicable Taxing Authority of any severance Asset Taxes through the production month in which the Closing occurs, and the preparation and timely filing of any Tax Return relating to such Asset Taxes, and the payment to the applicable Taxing Authority of any sales or use Asset Taxes attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date, and the preparation and timely filing of any Tax Return relating to such Asset Taxes. Seller shall prepare (or cause to be prepared) in accordance with past practices (unless otherwise required by applicable Law) and file (or cause to be filed) the U.S. federal income Tax Return (and related Schedules K-1) of the Tarrant Salt Walter Disposal Joint Venture for the 2019 Tax period, and to the extent Seller or any of its Affiliates is appointed as the “partnership representative” (as defined in Section 6223 of the Code and the applicable Treasury Regulations) on such Tax Return, such Seller or Affiliate, as applicable, shall use commercially reasonable efforts to make a “push-out” election under Section 6226 of the Code with respect to any imputed underpayment that is asserted with respect to such Tax Return. Buyer shall prepare (or cause to be prepared) in accordance with past practices (unless otherwise required by applicable Law) and file (or cause to be filed) the U.S. federal income Tax Return (and related Schedules K-1) for the 2020 Tax period, allocating all items of income, gain, loss, deduction and credit allocable to the Water Disposal JV Interest between Seller and Buyer based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder, and Buyer shall submit such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor and timely file any such Tax Return incorporating any reasonable comments received from Seller prior to the due date therefor.

The Parties agree that (x) this Section 15.2(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties or a Party’s right to indemnification pursuant to Article XIII (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 15.2(d), which shall be borne by such Party).

(e)           All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer; provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit; provided, however, that Seller shall not collect sales Tax with respect to the transfer of Hydrocarbons in storage pursuant to this Agreement to the extent that Buyer has provided to Seller at or prior to Closing a valid resale certificate establishing such transfer as an exempt sale for resale under applicable Law. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within 30 days of Seller’s written demand therefor. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(f)           The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include (i) the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, (ii) in connection with the provision of the Preliminary Settlement Statement and Final Settlement Statement, providing to Buyer supporting tax information used in the determination of the Preliminary Settlement Statement and Final Settlement Statement, including ad valorem and property tax information for the 2019 taxable period and the 2020 taxable period (to the extent such information is in Seller’s possession at such time and not otherwise in Buyer’s possession) identifying the type of property, relevant account numbers, tax collector and appraiser, status of the assessed property, percentage of ownership, taxable values, and the applicable gross tax liability, and (iii) with respect to the 2020 taxable period, prior to the Closing, authorizing Buyer and any of its applicable designees to engage with the applicable Taxing Authority in connection with determination of the values used in the assessment of ad valorem taxes of the Conveyed Interests and providing to Buyer any information reasonably requested by Buyer that is in Seller’s possession and relevant to making any such determination. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the later of (1) seven years or (2) the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

(g)           Seller shall reasonably cooperate with Buyer to cause the Tarrant Salt Water Disposal Joint Venture and any tax partnership identified on Schedule 7.12 to make a valid election under Section 754 of the Code (and any comparable elections for any applicable state income tax purposes) for the taxable year during which the Closing occurs.

15.3          Assignment. Subject to the provisions of Section 15.18, this Agreement may not be assigned by either Party without the prior written consent of the other Party and any such assignment without such consent shall be void ab initio. Notwithstanding the foregoing, Buyer shall have the right to designate an Affiliate of Buyer as an assignee for all or part of the Conveyed Interests to be conveyed by Seller at Closing. No assignment of any rights hereunder by a Party shall relieve such Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Conveyed Interests shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred.

15.4          Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5          Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated in this Agreement, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange or as described in the remaining provisions of this Section 15.5, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Subject to, and without limitation of, Section 15.22, the Parties and their Affiliates shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of two years after the Closing under this Agreement; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the Assignment, the SWGP Assignment, the DEC Assignment, the DGS Assignment, the DGS Surface Deed, any Deed and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Conveyed Interests from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5, and (d) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

15.6          Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that the acknowledgment of the receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Devon Energy Production Company, L.P.
333 W. Sheridan Ave
Oklahoma City, OK 73102-5010
Attention: Bobby Saadati, Vice President, Business Development
Email: [***]

With copies to (which shall not constitute notice):

Devon Energy Production Company, L.P.
333 W. Sheridan Ave
Oklahoma City, OK 73102-5010
Attention: Rachel Evans, Counsel
Email: [***]

Devon Energy Production Company, L.P.
333 W. Sheridan Ave
Oklahoma City, OK 73102-5010
Attention: Trent Tarp, Business Development Lead
Email: [***]

If to Buyer:

BKV Barnett, LLC
1200 17th Street, Suite 2100
Denver, CO 80202
Attention: Christopher Kalnin, CEO
Email: [***]

With a copy to:

BKV Barnett, LLC
1200 17th Street, Suite 2100
Denver, CO 80202
Attention: Lindsay Larrick, General Counsel
Email: [***]

BKV Barnett, LLC
1200 17th Street, Suite 2100
Denver, CO 80202
Attention: Matt Johnson, VP of Corporate Development
Email: [***]

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after 5:00 pm. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7          Further Cooperation. Until the 4 year anniversary of Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request to convey and deliver the Conveyed Interests to Buyer, and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement. Subject to, and without limitation of, Section 2.3, (a) if any Party receives monies belonging to the other, such amount shall immediately be paid over to the proper Party and (b) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer pursuant to this Agreement, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

15.8          Filings, Notices and Certain Governmental Approvals. Promptly after Closing and without limiting the Parties’ obligations under the Transition Services Agreement to the extent Seller continues to operate the Conveyed Interests pursuant to the Transition Services Agreement, Buyer shall, at its sole expense, (a) record all assignments and deeds, including the Assignments and the Deeds executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests and to the operator of the applicable Subject Properties of the assignment of the Conveyed Interests to Buyer, (c) actively pursue and obtain the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer, (d) file and actively pursue approvals from the applicable Governmental Authority of all federal and state change of operator forms set forth in Section 12.3(k), and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.

15.9          Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENTS AND DEEDS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (b) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10        Parties in Interest. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11        Successors and Permitted Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

15.12        Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification.

15.13        Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.14        Governing Law; Dispute Resolution; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO (“DISPUTES”) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES AGREE TO SUBMIT ALL DISPUTES TO BINDING ARBITRATION IN HOUSTON, TEXAS SUCH ARBITRATION TO BE CONDUCTED AS FOLLOWS: THE ARBITRATION PROCEEDING SHALL BE SUBMITTED BY THE PARTIES TO A PANEL OF THREE INDEPENDENT AND IMPARTIAL ARBITRATORS WITH AT LEAST 10 YEARS KNOWLEDGE OR EXPERIENCE IN THE OIL AND GAS INDUSTRY, ONE SELECTED BY EACH OF THE PARTIES WITHIN THIRTY DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE OTHER PARTY AND A THIRD SELECTED BY THE FIRST TWO ARBITRATORS (EACH AN “ARBITRATOR”, AND COLLECTIVELY THE “ARBITRATORS”). THE THIRD ARBITRATOR, SELECTED BY THE FIRST TWO ARBITRATORS, SHALL BE A PERSON HAVING SUBSTANTIAL EXPERIENCE AND RECOGNIZED EXPERTISE IN OIL AND GAS INDUSTRY. THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY AWARD ENTERED IN THE ARBITRATION SHALL BE MADE BY A WRITTEN OPINION STATING THE REASONS AND BASIS FOR THE AWARD MADE AND ANY PAYMENT DUE PURSUANT TO THE ARBITRATION SHALL BE MADE WITHIN FIFTEEN (15) DAYS OF THE ARBITRATORS’ DECISION. THE FINAL DECISION SHALL BE BINDING AND NON-APPEALABLE AND MAY BE FILED IN A COURT OF COMPETENT JURISDICTION AND MAY BE ENFORCED BY BUYER OR SELLER AS A FINAL JUDGMENT OF SUCH COURT. EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES OF THE ARBITRATION, PROVIDED, HOWEVER, THAT THE COSTS OF EMPLOYING THE ARBITRATORS SHALL BE BORNE 50% BY THE SELLER AND 50% BY THE BUYER. IN ENTERING INTO THIS SECTION 15.14, THE PARTIES ACKNOWLEDGE THAT THEY ARE VOLUNTARILY AND KNOWINGLY WAIVING THEIR RIGHTS TO JURY TRIAL.

15.15        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.16        Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the names “Devon Energy Production Company, L.P.,” “Devon” and any variants thereof from the Subject Properties and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.17        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon all Parties.

15.18        Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Conveyed Interests as an exchange of like- kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Either Party electing to treat the acquisition or sale of the Conveyed Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

15.19        Specific Performance. Each Party acknowledges that Buyer or, from and after Closing, Seller would be damaged irreparably if the obligations of the other Party under this Agreement are not performed in accordance with their specific terms or otherwise breached (or threatened to be breached). Accordingly, each Party agrees that Buyer or, from and after Closing, Seller may seek to enforce specifically the obligations of the other Party under this Agreement, without (a) the requirement of proving actual damages or posting of a bond or other security or (b) without prejudice to any other rights or remedies available to either Party under this Agreement; provided that any right to specifically enforce the provisions of this Agreement to compel Closing shall terminate upon termination of this Agreement under Section 14.1.

15.20        Liability Matters. Buyer and Seller shall not, and shall cause the Buyer Indemnified Parties and the Seller Indemnified Parties not to, assert or threaten any claim or other method of recovery, in contract, in tort or under statute or other applicable Law, against any Person other than Buyer and Seller. Buyer and Seller, as applicable, shall be liable for all attorneys’ fees and court costs arising from its breach of this Section 15.20.

15.21        Reliance. Notwithstanding anything to the contrary in this Agreement, (a) Buyer has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of Seller’s express indemnification obligations set forth in this Agreement or any other Transaction Document and all of Seller’s express representations, warranties, covenants and agreements set forth in this Agreement and in each other Transaction Document (including, for purposes of clarity, the special warranty of Defensible Title set forth in the Assignment(s)) and (b) the waivers, assumptions, releases and disclaimers set forth in this Agreement and any other Transaction Document shall not limit any Party’s indemnification obligations, representations, warranties, covenants or agreements expressly set forth in this Agreement or any other Transaction Document.

15.22        Confidentiality. If the Closing occurs, (a) the Confidentiality Agreement shall terminate with respect to the Parties and (b) for a period of one (1) year following the Closing Date, Seller shall keep, and shall take commercially reasonable efforts (without the obligation to expend any monies or undertake any obligations) to cause its Affiliates to keep, to the extent permitted by Law, strictly confidential all of the Records and all confidential information, data, documents and other instruments disclosed to Seller or any of its Affiliates by or on behalf of Buyer (collectively, the “Confidential Information”), except for (i) such Confidential Information (A) that becomes, through no violation of the provisions of this Section 15.22 by Seller or its Affiliates, part of the public domain by publication or otherwise, (B) which is obtained by Seller or its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to Seller or its Affiliates by an obligation of confidentiality to Buyer, or (C) which is developed independently by Seller or its Affiliates without use of, or reliance upon, any of the Confidential Information or (ii) disclosures of Confidential Information (A) in the course of any trial or other legal Proceeding involving Seller or its Affiliates, (B) as required by any applicable securities Law or legal process or other Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange, or (C) as is necessary to allow Seller or its Affiliates to manage or operate the Excluded Assets and Other Matters or Seller’s or its Affiliates’ other assets or Specified Obligations. In any such circumstance outlined in clause (ii)(A) or (ii)(B) above, Seller will promptly give Buyer written notice of such required disclosure and take commercially reasonable efforts (without the obligation to expend any monies or undertake any obligations) to disclose only that portion of the Confidential Information as Seller is advised in writing by outside legal counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts (without the obligation to expend any monies or undertake any obligations) to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.

15.23        Exclusivity. From and after the Execution Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 14.1, except as permitted by Section 9.1, Seller shall not, and shall cause each of its Affiliates and each of its and their respective Representatives not to, (a) enter into any agreement (binding or nonbinding), solicit, initiate, encourage, share information for the purpose of marketing or selling any or all of the Conveyed Interests or negotiate with any Person (other than Buyer or Buyer’s Representatives (solely in their respective capacities as Representatives of Buyer)) with respect to any other transaction of any kind involving or related to the sale (whether by merger, stock or asset sale or any other similar acquisition, consolidation or combination of any of the foregoing, other than, for purposes of clarity, any such transaction resulting in a change of control of Seller’s ultimate parent entity) of any or all of the Conveyed Interests or (b) assist, encourage or permit any effort or attempt by any Person (other than Buyer or Buyer’s Representatives (solely in their respective capacities as a Representative of Buyer)) to attempt to do or seek to do any of the foregoing. Notwithstanding the foregoing sentence of this Section 15.23, Seller, its Affiliates and each of its and their respective Representatives shall have the limited right to state in response to Third Party inquiries about the Conveyed Interests that Seller is subject to the terms and conditions of a purchase and sale agreement with respect to the Conveyed Interests.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Execution Date.

Seller:

DEVON ENERGY PRODUCTION COMPANY, L.P.

By:	/s/ David A. Hager
Name: David A. Hager
Title: President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Buyer:

BKV BARNETT, LLC

By:	/s/ Christopher P. Kalnin
Name: Christopher P. Kalnin
Title: President, Secretary and Managing Director

[Signature Page to Purchase and Sale Agreement]

APPENDIX I
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 3.7(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” has the meaning set forth in Section 7.11.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, (a) Seller and Tarrant Salt Water Disposal Joint Venture shall not be Affiliates for purposes of this Agreement and (b) for the avoidance of doubt, the EnLink Entities are not Affiliates of Seller. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph in this Agreement.

“Allocated Other Working Interest Owner Amount” has the meaning set forth on Schedule 9.14.

“Allocated Value” has the meaning set forth in Section 3.8.

“APO Working Interest” and “APO Net Revenue Interest” means after payout Working Interest and after payout Net Revenue Interest.

“Applicable Contracts” means all Contracts to which (a) Seller or any of Seller’s Affiliates holding or owning any interest in or to any of the Conveyed Interests is a party to the extent relating to any of the Conveyed Interests or (b) the Conveyed Interests are bound, including, but not limited to: communitization agreements; net profits agreements; production sharing agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; transportation agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling agreements; unitization agreements; processing agreements; salt water disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any Contracts to the extent constituting any of the Excluded Assets and Other Matters and/or any master service agreements.

“Approved AFEs” has the meaning set forth in Section 2.3(a).

“Approved Buyer Environmental Consultant” means any Person identified on Schedule ABEC.

“Arbitration Notice” has the meaning set forth in Section 3.7(b).

Appendix I

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding any Income Taxes and Transfer Taxes) based upon or measured by the acquisition, ownership or operation of the Conveyed Interests or the production of Hydrocarbons or the receipt of proceeds therefrom.

“Assignments” means, collectively, the DEPCO Assignment, the DEC Assignment, the SWGP Assignment and the DGS Assignment.

“Assignment of Water Disposal JV Interests” means the Assignment of Water Disposal JV Interests from Seller to Buyer substantially in the form attached to this Agreement as Exhibit L-2.

“Assumed Obligations” has the meaning set forth in Section 13.1(a).

“Barnett Formation” means the formation described on Exhibit S (less, for any Lease, any portion of the Barnett Formation not included in the depths described on Exhibit A for such Lease).

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, non-participating royalties, other non-cost bearing interests and other similar burdens upon, measured by or payable out of production of Hydrocarbons or other minerals (excluding any Taxes).

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” has the meaning set forth in the first paragraph in this Agreement.

“Buyer Consent/Notice Requirements” has the meaning set forth in Section 5.5(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.

“Buyer’s Environmental Liabilities” has the meaning set forth in Section 6.1(a).

“Buyer’s Representatives” has the meaning set forth in Section 4.1(a).

“Casualty Loss” has the meaning set forth in Section 5.4(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” (a) the Parties shall have received written notice from CFIUS that review or investigation under the DPA of the transactions contemplated by this Agreement has been concluded and that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; (b) CFIUS shall have concluded that the transactions contemplated by this Agreement are not a covered transaction as that term is defined in 31 C.F.R. § 800.207 and not subject to review under the DPA; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the notice and either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby shall have elapsed without any such action being announced or taken, or (ii) the President shall have announced a decision to take no action to suspend or prohibit the transactions contemplated hereby.

“CFIUS Closing Date” has the meaning set forth in Section 14.1(b).

“CFIUS Filing” has the meaning set forth in Section 9.10(b)(i).

Appendix I

“CFIUS Termination Fee” means an amount equal to $70,000,000.

“Claim Notice” has the meaning set forth in Section 13.7(b).

“Closing” has the meaning set forth in Section 12.1.

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Payment” means the Purchase Price, as adjusted at Closing less (a) the Deposit and (b) if applicable, the Defect Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 24, 2019, by and between Seller and Kalnin Ventures, LLC, a Colorado limited liability company.

“Consent” has the meaning set forth in Section 7.4.

“Contract” means any presently existing and valid written or oral contract, agreement or any other legally binding arrangement, but excluding, however (1) any Lease, (2) any Rights-of-Way, SWGP Rights-of-Way or DEC Rights-of-Way and (3) except for any joint operating agreement or any other similar agreement, any other easement, right-of-way, permit or other instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.

“Conveyed Interests” has the meaning set forth in Section 2.1.

“Credit Support” has the meaning set forth in Section 7.23.

“Cure Notice” has the meaning set forth in Section 5.3(c).

“DEC” means Devon Energy Corporation, a Delaware corporation.

“DEC Assignment” means the Assignment, Bill of Sale and Conveyance from DEC to Buyer substantially in the form attached to this Agreement as Exhibit L-3.

“DEC Rights-of-Way” has the meaning set forth in Section 2.1(o).

“Decommission” and “Decommissioning” means all dismantling and decommissioning activities and Liabilities as are required by Law, any Governmental Authority, Leases or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” has the meaning set forth in Section 13.1(a).

“Deeds” means, collectively, the Mineral Deed, the Surface Deed and the DGS Surface Deed.

“Defect Escrow Amount” has the meaning set forth in Section 3.6(b).

“Defensible Title” has the meaning set forth in Schedule DT.

Appendix I

“DEPCO Assignment” means the Assignment, Bill of Sale and Conveyance from Seller to Buyer substantially in the form attached to this Agreement as Exhibit L-1.

“Deposit” has the meaning set forth in Section 3.2.

“Designated Midstream Contracts” means:

(a)           (i) the Priority Intrastate Gas Transportation Agreement dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS, (ii) the NGPA 311 Interruptible Gas Transportation Service Agreement dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS and (iii) the Subscription Agreement for Additional Transportation Capacity dated as of October 1, 2011 (as amended), by and between Atmos Pipeline – Texas and DGS;

(b)           (i) the Priority Intrastate Gas Transportation Agreement dated January 1, 2017, by and between Atmos Pipeline – Texas and DGS, (ii) the NGPA 311 Interruptible Gas Transportation Service Agreement dated as of January 1, 2017, by and between Atmos Pipeline – Texas and DGS and (iii) the Subscription Agreement dated as of January 1, 2017, by and between Atmos Pipeline – Texas and DGS;

(c)           (i) the Firm Gas Transportation Agreement for Intrastate Service No. 8710FTSA dated August 1, 2009 (as amended), by and between Enterprise Texas Pipeline LLC and DGS and (ii) the NGPA Section 311 Service No. 8710FTSE dated August 1, 2009 (as amended), by and between Enterprise Texas Pipeline LLC and DGS; and

(d)           the FT Services Agreement No. 2023 dated August 29, 2018, but effective as of September 1, 2019, between Gulf Crossing Pipeline Company LLC and DGS.

“Designated Well Costs” means all drilling, completion and equipping costs and expenses attributable to the drilling, completion and equipping of each Designated Well whether or not such costs or expenses were incurred prior to, on or after the Effective Time as reflected in the AFEs described on Schedule 2.3(a).

“Designated Wells” means those wells set forth on Schedule 2.3.

“DGS” means Devon Gas Services, L.P., an Oklahoma limited partnership.

“DGS Assignment” means the Assignment, Bill of Sale and Conveyance from DGS to Buyer substantially in the form attached to this Agreement as Exhibit L-5.

“DGS Pipeline Systems” has the meaning set forth in Section 2.1(l).

“DGS Storage Volumes” has the meaning set forth in Section 2.1(f).

“DGS Surface Deed” means the Surface Deed substantially in the form attached to this Agreement as Exhibit N-1.

“DGS Surface Fee Interests” has the meaning set forth in Section 2.1(i).

“Dispute Date” means on or before 5:00 P.M. (Central Time) on the date that is 10 days after the expiration of the Title Defect Cure Deadline or Environmental Defect Cure Deadline, as applicable.

“Dispute Notice” has the meaning set forth in Section 3.6(a).

Appendix I

“Disputed Environmental Matters” has the meaning set forth in Section 6.1(f).

“DOJ” has the meaning set forth in Section 9.10(a).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“Effective Time” means 7:00 A.M. (Central Time) on September 1, 2019.

“email” has the meaning set forth in Section 15.6.

“Employment Effective Date” has the meaning set forth in Section 9.6(b).

“Employment Offer Deadline” has the meaning set forth in Section 9.6(d).

“Encumbrance” means any lien, encumbrance, security interest, pledge, charge, mortgage, collateral assignment, deed of trust or similar encumbrance.

“EnLink Agreements” means (a) the Gas Gathering, Processing and Purchase Contract and (b) the GoForth Gas Gathering Agreement.

“EnLink Entities” means EnLink Gathering and EnLink Midstream.

“EnLink Gathering” means EnLink North Texas Gathering, LP, a Texas limited partnership.

“EnLink Midstream” means EnLink Midstream LLC, a Texas limited liability company.

“Environmental Arbitrator” has the meaning set forth in Section 6.1(f).

“Environmental Condition” means (a) a physical condition or circumstance in, on, under or migrating from any of the Conveyed Interests (including the air, soil, subsurface, surface waters, ground waters and sediments) that causes a Conveyed Interest (or Seller or any of its Affiliates with respect to a Conveyed Interest) to be in violation of, or not in compliance with, any Environmental Law, (b) the existence with respect to any of the Conveyed Interests (including the operation, use or maintenance thereof) of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action (including, for purposes of clarity, Remediation) is presently required (or if known, would be presently required) under applicable Environmental Law or (c) the failure of any Conveyed Interest (or Seller or any of its Affiliates with respect to any Conveyed Interest, including the ownership, operation, use or maintenance thereof) to be in compliance with operational or permitting requirements imposed under Environmental Laws applicable to the Conveyed Interests.

“Environmental Defect” means an Environmental Condition with respect to any Conveyed Interest (other than Non-Cost Bearing Interests).

“Environmental Defect Claim Date” means 5:00 P.M. (Central Time) on the date that is 60 days after the Execution Date.

“Environmental Defect Cure Deadline” has the meaning set forth in Section 6.1(b).

“Environmental Defect Deductible” has the meaning set forth in Section 6.1(e).

Appendix I

“Environmental Defect Notice” and “Environmental Defect Notices” have the meaning set forth in Section 6.1(a).

“Environmental Defect Property” has the meaning set forth in Section 6.1(a).

“Environmental Laws” means all Laws in effect as of or prior to the Execution Date relating to the pollution or protection of the environment (including natural resources), Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.

“Escrow Account” means the account established pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement to be entered into as of the Execution Date by and among the Parties and the Escrow Agent, substantially in the form attached hereto as Exhibit P.

“Exchange” has the meaning set forth in Section 15.18.

“Excluded Assets and Other Matters” means (a) all of Seller’s corporate minute books, financial, budget, Tax records and other business records (excluding Tax records) that relate to Seller’s business generally (other than those (i) directly related to the ownership and operation of the Conveyed Interests or (ii) related to any of the Assumed Obligations for which Buyer is providing indemnification hereunder); (b) all of Seller’s Tax records;(c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all bank accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (d) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, and except for those described in Section 2.1(u), Section 2.1(y), Section 2.1(bb) and/or Section 2.1(cc), any and all claims and causes of action of Seller that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (e) subject to Section 5.4, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (f) except to the extent of the adjustments set forth in Section 3.3(a)(i), Seller’s rights with respect to all Hydrocarbons produced and sold from the Conveyed Interests with respect to all periods prior to the Effective Time (except for and excluding all Hydrocarbons produced and sold from the Designated Wells); (g) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carryforwards or credits with respect to (i) Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, (ii) Income Taxes of Seller or any of its Affiliates, or (iii) any Taxes attributable to the Excluded Assets and Other Matters; (h) all servers and all intangible information technology assets, including (i) computer, server, proprietary and Seller and its Affiliates’ specific software and (ii) any other intangible information technology assets; (i) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (j) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (k) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (l) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; provided, that Seller shall use its commercially reasonable efforts to obtain a waiver of such restrictions in order to permit disclosure to Buyer (without the obligation to expend any monies or undertake any obligations (other than requesting such waivers) in connection with such disclosure); (m) solely to the extent related to the Specified Obligations, all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any of the Excluded Assets and Other Matters, except for any Imbalances assumed by Buyer; (n) all geophysical and other seismic and related technical data and information including the seismic and related technical data set forth on Exhibit O-2; (o) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (p) any fee simple surface estate to the extent not in or covering any tract of land described on Exhibit E-1 or Exhibit E-2; (q) any leases, Contracts, rights and other assets specifically listed on Exhibit Q; (r) Suspense Funds held by Seller for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii); (s) all personnel files and personnel records of Seller; (t) all data contained on back-up tapes or disaster recovery tapes; (u) any personal property of Seller that is not Personal and Other Property; (v) any cores and cuttings of Seller that are not Transferred Cores and associated core storage contracts; (w) all telephone equipment, smartphones, tablets, and other mobility devices, (x) all personal property set forth on Schedule 2.1(p), (y) the Excluded Wells, (y) any hedge, derivative, swap, collar, put, call, cap, option or other similar contract or arrangement and any other swap, debt or other similar contract, instrument or arrangement to which Seller or any of its Affiliates is a party or that is otherwise binding upon or burdens Seller, any of its Affiliates or any of the Conveyed Interests, (z) any assets described in Section 2.1(m), 2.1(n), 2.1(o) or 2.1(t) that are not assignable, (aa) any assets, properties or other interests described or set forth in Section 2.1 that are excluded from the Conveyed Interests that are assigned, conveyed and/or transferred to Buyer in accordance with this Agreement (including, for purposes of clarity, any such assets, properties or other interests that are excluded pursuant to Sections 4.1(b), 5.3(d)(ii), 5.4(c), 5.5(a)(i), 5.5(a)(iii), 5.5(b)(i), 5.5(b)(ii) or 6.1(c)(ii)) and (bb) the Excluded Transportation.

Appendix I

“Excluded Transportation” means 200,000 dth/day of firm capacity under that certain Firm Transportation Agreement between DGS and Gulf Crossing Pipeline Company LLC, effective as of September 1, 2019, from Sherman (Enterprise, Receipt SLN 22329) to Rock Springs/Scott Mtn Gulf South Lease, Delivery SLN 22340, for the remainder of the term of the agreement.

“Excluded Wells” means all oil and gas wells and portions of the oil and gas leases associated with such wells, insofar and only insofar to the extent necessary to own and operate such wells, in each case, as identified and described on Exhibit R.

“Execution Date” has the meaning set forth in the first paragraph in this Agreement.

“FCC” shall mean the Federal Communications Commission.

“FCC Assignment Applications” has the meaning set forth in Section 9.9(a).

“FCC Consents” means those consents from the FCC for the assignment of the FCC Licenses to Buyer.

“FCC Licenses” means the FCC licenses associated with the SCADA system that is part of Personal and Other Property, as further described on Exhibit T.

Appendix I

“FCC Rules” shall mean Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act of 1934.

“Fee Minerals” has the meaning set forth in Section 2.1(c).

“FERC” has the meaning set forth in Section 7.31.

“Final Price” has the meaning set forth in Section 3.6(a).

“Final Settlement Statement” has the meaning set forth in Section 3.6(a).

“Fraud” means actual fraud by a Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), which involves a knowing and intentional misrepresentation by such Party or a knowing and intentional concealment of facts, with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

“FTC” has the meaning set forth in Section 9.10(a).

“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Gas Gathering, Processing and Purchase Contract” means that certain Gas Gathering, Processing and Purchase Contract substantially in the form attached hereto as Exhibit J.

“Gathering Assets” has the meaning set forth in Section 7.31.

“GoForth Gas Gathering Agreement” means that certain GoForth Gas Gathering Agreement substantially in the form attached hereto as Exhibit K.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal.

“Governmental Bonds” has the meaning set forth in Section 9.3(a).

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.

“HSR Act” has the meaning set forth in Section 9.10(a).

“Hydrocarbons” means all oil, gas, condensate, and other hydrocarbons (whether or not that hydrocarbon is in liquid or gaseous form).

“Hydrocarbons in Storage” has the meaning set forth in Section 2.1(e).

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

Appendix I

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

“Indemnity Deductible” means an amount equal to [***] percent ([***]%) of the unadjusted Purchase Price, or, in the event Seller does not acquire the Other Working Interest Owner Interests prior to the Closing Date in accordance with Section 9.14, an amount equal to [***] percent ([***]%) of the unadjusted Purchase Price less the Allocated Other Working Interest Owner Amount.

“Individual Environmental Threshold” has the meaning set forth in Section 6.1(e).

“Individual Title Defect Threshold” has the meaning set forth in Section 5.3(i).

“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 A.M. (Central Time) on the Closing Date.

“Joint Venture Agreement” means the Joint Venture Agreement (as amended, supplemented and restated) effective as of June 1, 2005, by and between Chief Oil & Gas LLC and XTO Energy Inc.

“Knowledge” means (a) with respect to Seller and its Affiliates, the actual knowledge (without investigation) of the following Persons: (i) Bobby Saadati, Vice President of Business Development, (ii) Trent Tarp, Business Development Lead, (iii) Kevin Harwi, Land Manager, (iv) Gloria Contreras, Senior Supervisor JV Accounting, (v) Joel Stafford, Senior Counsel – Tax, (vi) Garrett Jackson, Vice President of Operations and (vii) Greg Jacob, Vice President of Mid Continent Business Unit and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons: (i) Matt Johnson, Vice President of Corporate Development and (ii) Jamie Luckenbill, Senior Director of Land.

“Lands” means the lands located in Denton County, Parker County, Tarrant County and Wise County, each in the State of Texas.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, permit, decree or other official act of or by any Governmental Authority.

“Lease Number” means the number set forth on Exhibit A under the column titled “Lease No.”.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including (a) liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation, (b) any action, proceeding, order or suit by a Governmental Authority with respect to any of the foregoing and (c) any reasonable attorneys’ fees, legal or other expenses incurred in connection with any of the foregoing.

Appendix I

“License Agreement” means that certain seismic license agreement, substantially in the form attached hereto as Exhibit O-1.

“Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results or would be reasonably likely to result in a material adverse effect on (x) the ownership, operation or value of the Conveyed Interests, taken as a whole and as currently operated as of the Execution Date, or (y) the ability of Seller or any of its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; (l) changes in service costs applicable to the oil and gas industry in the United States; (m) strikes and labor disturbances and (n) natural declines in well performance; provided further, however, that the exceptions in clauses (f), (k) and (l), may be taken into account in determining whether an event constitutes, gives rise to, causes, or creates a “Material Adverse Effect” to the extent the effect thereof has a disproportionally adverse effect on Seller or the Conveyed Interests, as compared to other similarly situated participants in the industry in which Seller operates.

“Material Contracts” has the meaning set forth in Section 7.7(a).

“Medium Consent” means [***].

“Midstream Facilities” has the meaning set forth in Section 2.1(l).

“Mineral Deed” means the Mineral Deed substantially in the form attached to this Agreement as Exhibit M.

“Net Acre” means, as computed separately with respect to each Lease identified on Exhibit A (in each case, limited to the Barnett Formation), (a) the gross number of mineral acres in the lands covered by that Lease multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands) multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided, that if the items in (b) or (c) vary as to different tracts or depths covered by such Lease, a separate calculation shall be done for each such tract or depth. For example, if a Lease in which Seller owns an undivided 50% working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).

Appendix I

“Net Revenue Interest” means, the interest (expressed as a decimal or percentage) in and to all Hydrocarbons produced, saved, and sold from or allocated to (a) a Lease (or a tract thereof, if applicable) identified on Exhibit A (limited to the Barnett Formation), (b) a Well identified on Exhibit B (limited to the currently producing formation for such Well) or (c) a Well identified on Schedule I-2 (limited to the currently completed formation), as applicable, and in each case, after giving effect to all Third Party Burdens; provided, that if such interest varies as to different tracts or depths covered by such Lease, a separate calculation shall be done for each such tract or depth. For the avoidance of doubt, references to Net Revenue Interest set forth on Exhibit A, Exhibit B or Schedule I-2, as applicable, shall refer to the figures reflected in the column titled (i) “Net Revenue Interest” in Exhibit A or (ii) “BPO Net Revenue Interest” and “APO Net Revenue Interest” in Exhibit B or Schedule I-2, as applicable.

“Non-Cost Bearing Interests” has the meaning set forth in Section 2.1(c).

“NORM” means naturally occurring radioactive material.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Offered Employee” has the meaning set forth in Section 9.6(c).

“Operating Expenses” means all Post-Effective Time Expenses and Pre-Effective Time Expenses.

“Order” means any writ, judgment, injunction, decree, ruling, sentence, subpoena, award or other similar order issued, made, entered and/or rendered by or on behalf of any Governmental Authority, in each case, whether preliminary or final, arising from any suit, litigation, arbitration or other Proceeding brought by any Third Party against Seller or its Affiliates.

“Other Representations” means the representations and warranties in Sections 7.12, 7.14, 7.15 and 7.19(a).

“Other Wells” has the meaning set forth in Section 2.1(g).

“Other Working Interest Owner” means the Person set forth on Schedule OWIO.

“Other Working Interest Owner Acquisition Date” means the date on which Seller acquires the Other Working Interest Owner Interests.

“Other Working Interest Owner Interests” has the meaning set forth in Schedule 9.14.

“Overhead Costs” means an amount equal to $1,000,000 per calendar month (prorated on a daily basis for any partial month) during the period between the Effective Time and the Closing Date.

“Party” and “Parties” have the meaning set forth in the first paragraph in this Agreement.

“Permit” means all permits, licenses, orders, approvals, consents, variances, registrations, waivers, authorizations, franchises and similar instruments of all Governmental Authorities that are required to permit Seller’s (or its Affiliate’s, as applicable) ownership or operation of the Conveyed Interests.

“Permitted Encumbrances” means:

(a)           the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not (A) operate to reduce the Net Revenue Interest of Seller and its Affiliates with respect to any Lease (or a tract thereof, if applicable), Well or Conveyed Interest identified on Exhibit A, Exhibit B or Schedule I-2, as applicable, to an amount less than the Net Revenue Interest for such Lease (or such tract thereof, if applicable), Well or Conveyed Interest on Exhibit A, Exhibit B or Schedule I-2, as applicable, (B) obligate Seller or any of its Affiliates to bear a Working Interest with respect to any Lease (or a tract thereof, if applicable), Well or Conveyed Interest identified on Exhibit A, Exhibit B or Schedule I-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit A, Exhibit B or Schedule I-2, as applicable, for that Lease (or that tract thereof, if applicable), that Well or that Conveyed Interest (unless the Net Revenue Interest for that Lease (or that tract thereof, if applicable), that Well or that Conveyed Interest is accompanied by at least the same proportional increase in the Net Revenue Interest set forth on Exhibit A, Exhibit B or Schedule I-2, as applicable, in the same or greater proportion as any increase in such Working Interest) or (C) operate to reduce the Net Acres of Seller or any of its Affiliates with respect to any Lease (or a tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres for such Lease (or such tract thereof, if applicable) on Exhibit A and (ii) would not reasonably be expected to materially impair the ownership, operation or use of any of the Conveyed Interests as currently owned and operated;

Appendix I

(b)           Preferential Purchase Rights set forth on Schedule 7.9, Required Consents set forth on Schedule 7.4, and customary maintenance of uniform interest restrictions contained in joint operating agreements;

(c)           liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith and, with respect to any contests, set forth on Schedule PE;

(d)           Post-Closing Consents;

(e)           except to the extent triggered prior to the Execution Date, conventional rights of reassignment arising upon final intention to abandon or release any of the Conveyed Interests;

(f)            all Laws, and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;

(g)           easements, conditions, covenants, restrictions, servitudes, permits, rights- of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not and would not reasonably be expected to materially impair the ownership, operation or use of any of the Conveyed Interests as currently owned and operated;

(h)           vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet delinquent or which are being contested in good faith by appropriate proceedings by or on behalf of Seller and, with respect to any contests, set forth on Schedule PE;

Appendix I

(i)            normal and customary liens created under operating agreements for the operation of the Conveyed Interests or by operation of Law in respect of obligations that are not yet delinquent and pursuant to which Seller is not in default or which are being contested in good faith by appropriate proceedings by or on behalf of Seller and, with respect to any contests, set forth on Schedule PE;

(j)            any Encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;

(k)           (i) any matters expressly referenced or any depths not expressly referenced, in each case, and set forth on Exhibit A, Exhibit B or Schedule I-2, including any depth limitations, any Encumbrance or any defect that applies solely to a depth or formation that is not included on Exhibit A and (ii) all matters (and any outcomes thereof) set forth in Schedule 7.6 or Schedule 9.11;

(l)            mortgage liens burdening a lessor’s interest in the Conveyed Interests that (i) postdates the creation of the applicable Lease or (ii) pre-dates the creation of the applicable Lease and (A) is not in foreclosure proceedings of which Seller or any of its Affiliates has received service or written notice or (B) which have been subordinated to the applicable Lease;

(m)          the terms and conditions of all Material Contracts if the net cumulative effect of such Material Contracts (1) do not (i) operate to reduce the Net Revenue Interest of Seller and its Affiliates with respect to any Lease (or a tract thereof, if applicable), Well or Conveyed Interest identified on Exhibit A, Exhibit B or Schedule I-2, as applicable, to an amount less than the Net Revenue Interest for such Lease (or such tract thereof, if applicable), Well or Conveyed Interest on Exhibit A, Exhibit B or Schedule I-2, as applicable, (ii) obligate Seller or any of its Affiliates to bear a Working Interest with respect to any Lease (or a tract thereof, if applicable), Well or Conveyed Interest identified on Exhibit A, Exhibit B or Schedule I-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit A, Exhibit B or Schedule I-2, as applicable, for that Lease (or that tract thereof, if applicable), that Well or the Conveyed Interest (unless the Net Revenue Interest for that Lease (or that tract thereof, if applicable), that Well or Conveyed Interest increases in the same or greater proportion as any increase in such Working Interest) or (iii) operate to reduce the Net Acres of Seller or any of its Affiliates with respect to any Lease (or a tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres for such Lease (or such tract thereof, if applicable) and (2) would not reasonably be expected to materially impair the ownership, operation or use of any of the Conveyed Interests as currently owned and operated;

(n)           defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable county records, if such Leases were properly filed in the applicable federal or state offices;

(o)           defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Conveyed Interest;

(p)           defects that have been cured by applicable Laws of limitations or prescription;

(q)           any Encumbrance or loss of title to the extent solely resulting from Seller’s conduct of business in compliance with Section 9.1;

(r)            defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides evidence that such prior oil and gas lease is still in effect and may result in another Person’s superior claim of title to the Conveyed Interests in the relevant Lease or the relevant Wells;

Appendix I

(s)           defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more unless Buyer provides evidence that a competing chain of title exists as to the applicable Conveyed Interests;

(t)            defects based solely on (i) lack of information in Seller’s files or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1950 and is not in Seller’s files;

(u)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(v)           defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitations;

(w)          the expiration of any Lease set forth on Schedule I-1 pursuant to the express terms thereof;

(x)           decreases in the Net Revenue Interest of Seller or increases in the Working Interest of Seller with respect to any Lease (or a tract thereof, if applicable) identified on Exhibit A, Well identified on Exhibit B or Conveyed Interest identified on Schedule I-2 resulting from an amendment or other modification from and after the Execution Date of drilling and spacing units, pooled units, secondary recovery units, unitization agreements, communitization agreements, or other units, including pursuant to the Unit Agreement and/or the unit operating agreement for that Lease (or that tract thereof, if applicable) or Well and/or any redetermination of the participation factor or other similar measurement, in each case, only if (i) occurring from and after the Execution Date and (ii) with respect to Conveyed Interests operated by Seller, solely to the extent any such amendment and/or modification is expressly approved by Buyer;

(y)          decreases in the Net Revenue Interest of Seller with respect to any Lease (or a tract thereof, if applicable) identified on Exhibit A, any Well identified on Exhibit B or any Conveyed Interest identified on Schedule I-2 required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries provided such make up obligations are identified on Schedule 7.11 attached hereto;

(z)           increases in the Working Interest of Seller with respect to any Lease (or a tract thereof, if applicable) identified on Exhibit A, any Well identified on Exhibit B or any Conveyed Interest identified on Schedule I-2 resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements; and

(aa)         defects based on or arising out of the failure of Seller or a Third Party operator to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been permitted by any applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production.

“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.

Appendix I

“Personal and Other Property” has the meaning set forth in Section 2.1(p).

“Phase I ESA” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any sampling, testing, invasive or other similar activities.

“Phase II ESA” has the meaning set forth in Section 4.1(b).

“Pipeline Imbalance” means any imbalance between (a) the quantity of Hydrocarbons attributable to the Conveyed Interests that are delivered by Seller or DGS to a counterparty under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and (b) the quantity of Hydrocarbons attributable to the Conveyed Interests that are redelivered to Seller or DGS by such counterparty pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing thereunder (ignoring any such difference to the extent resulting from any Hydrocarbon retained by such counterparty as fuel or for Hydrocarbon losses pursuant to such Contract).

“Pipeline Systems” has the meaning set forth in Section 2.1(j).

“Post-Closing Consents” means the consents and approvals from Governmental Authorities or any other Third Party for the assignment of the Conveyed Interests to Buyer that are customarily obtained or otherwise required to be obtained after the assignment of properties similar to the Conveyed Interests, including, for the avoidance of doubt, any BIA and tribal consents.

“Post-Effective Time Expenses” means (a) the Designated Well Costs and (b) all operating costs and expenses and capital expenditures with respect to the ownership, development and/or operation of the Conveyed Interests and attributable to the time period from and after the Effective Time, including costs and expenses for services rendered (including (i) pursuant to the EnLink Agreements and (ii) overhead costs charged by Third Party operators), work performed, goods and materials furnished, activities undertaken, and operations conducted (or to be rendered, performed, furnished, undertaken, or conducted) and other matters attributable to the ownership or operation of the Conveyed Interests (such as costs of insurance, Governmental Bonds, and guarantees and any lease maintenance payments or rentals) but excluding Overhead Costs and Liabilities attributable to (x) curing (or attempting to cure) any Title Defect or Remediating (or attempting to Remediate) any Environmental Defect by Seller or any of its Affiliates pursuant to the terms of this Agreement, (y) Income Taxes, Asset Taxes, and Transfer Taxes, and (z) obligations to pay revenues or proceeds attributable to sales of Hydrocarbons to Third Parties, including Suspense Funds (if, and to the extent, such Suspense Funds are assigned, conveyed and transferred to Buyer or accounted for in accordance with Section 9.8).

“Pre-Effective Time Expenses” means (other than the Designated Well Costs) all operating costs and expenses and capital expenditures with respect to the ownership, development and/or operation of the Conveyed Interests and attributable to the time period prior to the Effective Time, including costs and expenses for services rendered (including overhead costs charged by Third Party operators) work performed, goods and materials furnished, activities undertaken, and operations conducted (or to be rendered, performed, furnished, undertaken, or conducted) and other matters attributable to the ownership or operation of the Conveyed Interests (such as costs of insurance, Governmental Bonds, and guarantees and any lease maintenance payments or rentals) but excluding Liabilities attributable to (A) Income Taxes, Asset Taxes, and Transfer Taxes, (B) obligations to pay revenues or proceeds attributable to sales of Hydrocarbons to Third Parties, including Suspense Funds, (C) any Environmental Condition, Environmental Defect, or other environmental matter, (D) Decommissioning Obligations, (E) personal injury or death, property damage, or violation of any Law, and (F) obligations with respect to Imbalances.

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“Preferential Purchase Right” has the meaning set forth in Section 7.9.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.

“Proceeding” means any proceeding, arbitration, action, suit or other legal or quasi-legal proceeding of any kind or nature before or by any Governmental Authority or any arbitration tribunal.

“Property” or “Properties” has the meaning set forth in Section 2.1(d).

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(t).

“Regulatory Approvals” means (i) CFIUS Approval and (ii), if applicable, the waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Conveyed Interests contemplated hereby shall have expired or been terminated.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any and all investigatory, cleanup, monitoring, remedial, removal, response, construction, closure, disposal, treatment, containment, mitigation or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct, remedy or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Defect, the present value as of the Closing Date (using an annual discount rate of 8%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Defect.

“Representatives” means, with respect to a Person, such Person’s managers, members, directors, officers, employees, agents, contractors, investment bankers, financing sources, reserve engineers, attorneys, accountants and other advisors and representatives.

“Required Consent” means any Consent for which the failure to obtain such Consent (or a waiver in writing by the holder thereof) would cause (a) the assignment, conveyance or transfer of the Conveyed Interest(s) affected thereby to Buyer to be void, voidable, invalid, unenforceable and/or nullified, or (b) the termination of or right to terminate any Lease or an Applicable Contract, in each case, under the express terms of the underlying Lease or Applicable Contract containing such Consent.

“Requisite Financial Statement Information” has the meaning set forth in Section 9.15(a).

“Rights-of-Way” has the meaning set forth in Section 2.1(m).

“ROW Instruments” has the meaning set forth in Section 7.32.

“SCADA” means Supervisory Control and Data Acquisition.

“Scheduled Closing Date” has the meaning set forth in Section 12.1.

“Scheduled Litigation” has the meaning set forth in Section 7.6.

“SEC” has the meaning set forth in Section 9.15(a).

Appendix I

“Securities Act” has the meaning set forth in Section 9.15(a).

“Seller” has the meaning set forth in the first paragraph in this Agreement.

“Seller Group” has the meaning set forth in Section 9.15(a).

“Seller Indemnified Parties” has the meaning set forth in Section 13.3.

“Seller Permits” has the meaning set forth in Section 7.29.

“Special Warranty” has the meaning set forth in Section 5.2(a).

“Special Warranty Notice” and “Special Warranty Notices” have the meaning set forth in Section 5.2(b)(i).

“Specified Obligations” has the meaning set forth in Schedule 13.1(b).

“Specified Representations” means the representations and warranties in Sections 7.1, 7.2, 7.3, 7.5 and 7.13.

“Storage Agreement” means that certain Agreement for Intrastate Gas Storage Service dated March 7, 2014, between SWG Pipeline, L.L.C. and DGS.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Properties” has the meaning set forth in Section 2.1.

“Surface Deed” means the Surface Deed substantially in the form attached to this Agreement as Exhibit N-2.

“Surface Fee Interests” has the meaning set forth in Section 2.1(h).

“Survival Period” has the meaning set forth in Section 5.2(b)(i).

“Suspense Funds” has the meaning set forth in Section 7.22.

“SWGP” means Southwestern Gas Pipeline, LLC., a Texas limited liability company.

“SWGP Assignment” means the Assignment, Bill of Sale and Conveyance from SWGP to Buyer substantially in the form attached to this Agreement as Exhibit L-4.

“SWGP Pipeline Systems” has the meaning set forth in Section 2.1(k).

“SWGP Rights-of-Way” has the meaning set forth in Section 2.1(n).

“Tarrant Salt Water Disposal Joint Venture” means the partnership created and formed pursuant to that the Joint Venture Agreement effective as of June 1, 2005, by and between Chief Oil & Gas LLC and XTO Energy Inc., for the purpose of participating in the drilling and operation of a salt water disposal well located on a tract of land in Tarrant County, Texas.

Appendix I

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority.

“Taxes” means (i) any taxes, assessments, fees, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto and (ii) any liability in respect of any item described in clause (i) above that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Title Arbitrator” has the meaning set forth in Section 5.3(j).

“Title Benefit” has the meaning set forth in Schedule TB.

“Title Benefit Amount” means an amount equal to the increase in the Allocated Value for each Title Benefit Property, as determined pursuant to Section 5.3(h) and/or Section 5.3(j).

“Title Benefit Notice” has the meaning set forth in Section 5.3(b).

“Title Benefit Property” has the meaning set forth in Section 5.3(b).

“Title Defect” means any Encumbrance, defect or other matter (other than Permitted Encumbrances) that causes Seller not to have Defensible Title in and to any Lease (or a tract thereof, if applicable) set forth on Exhibit A (solely with respect to the Barnett Formation), any Well set forth on Exhibit B (solely with respect to the currently producing formation) or any Conveyed Interest set forth on Schedule I-2 (solely with respect to the currently completed formation) as of the Effective Time and as of the Title Defect Claim Date; provided that the following shall not be considered Title Defects:

(a)           defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action may result in another Person’s superior claim of title to the relevant Conveyed Interest;

(b)           defects based on a gap in Seller’s chain of title in the federal, state, county or parish records or other records of a Governmental Authority as to the Conveyed Interests, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice;

Appendix I

(c)           defects that are solely based upon any of the Preferential Purchase Rights set forth on Schedule 7.9, Required Consents set forth on Schedule 7.4 or any customary maintenance of uniform interest restrictions set forth in a joint operating agreement; and

(d)           such Title Defects as Buyer has expressly waived in writing or is deemed to have been expressly waived pursuant to the terms of this Agreement.

“Title Defect Amount” has the meaning set forth in Section 5.3(g).

“Title Defect Claim Date” means 5:00 P.M. (Central Time) on the date that is 75 days after the Execution Date.

“Title Defect Cure Deadline” has the meaning set forth in Section 5.3(c).

“Title Defect Deductible” has the meaning set forth in Section 5.3(i).

“Title Defect Notice” and “Title Defect Notices” have the meaning set forth in Section 5.3(a).

“Title Defect Property” has the meaning set forth in Section 5.3(a).

“Title Disputes” has the meaning set forth in Section 5.3(j).

“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 15.2(e).

“Transferred Cores” has the meaning set forth in Section 2.1(q).

“Transition Services Agreement” means the Transition Services Agreement in a form and substance substantially similar to the form attached to this Agreement as Exhibit U.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unit Agreements” has the meaning set forth in Section 2.1(d).

“Units” has the meaning set forth in Section 2.1(d).

“Water Disposal JV Interests” has the meaning set forth in Section 2.1(z).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.1(b).

“Working Interest” means, the interest (expressed as a decimal or percentage) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for (a) a Lease (or a tract thereof, if applicable) identified on Exhibit A (limited to the Barnett Formation), (b) a Well identified on Exhibit B (limited to the currently producing formation for such Well), or (c) a Well identified on Schedule I-2 (limited to the currently completed formation) as applicable, but without regard to the effect of any Burdens; provided, that if such interest varies as to different tracts or depths covered by such Lease, a separate calculation shall be done for each such tract or depth. For the avoidance of doubt, references to Working Interest set forth on Exhibit A or Exhibit B, as applicable, shall refer to the figures reflected in the column titled (i) “Working Interest” in Exhibit A or (ii) “BPO Working Interest” and “APO Working Interest” in Exhibit B or Schedule I-2, as applicable.

Appendix I